Exhibit 2.1

Confidential

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

Clearwater Paper Corporation, as Seller

and

Sofidel America Corp., as Buyer

Dated as of July 21, 2024

i

Exhibits and Schedules

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Asset Transfer Agreement
Exhibit C	Form of Special Warranty Deed
Exhibit D	Form of Assignment and Assumption of Lease
Schedule A	Applicable Accounting Principles
Schedule B	Certain Real Property Matters

Seller Disclosure Schedule

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of July 21, 2024 (the “Execution Date”), by and between Clearwater Paper Corporation, a Delaware corporation (“Seller”), and Sofidel America Corp., a Florida corporation (“Buyer”). Seller and Buyer are, individually, a “Party,” and, collectively, the “Parties.”

A. Seller owns all of the issued and outstanding membership interests of Clearwater Paper Tissue, LLC, a Delaware limited liability company (the “Company”) and the Company indirectly owns and/or leases Seller’s Las Vegas, Nevada manufacturing facility, its Elwood, Illinois manufacturing facility, and its Shelby, North Carolina manufacturing facility (each a “Facility” and collectively, the “Facilities”).

B. Seller desires to sell, assign, transfer and convey to Buyer, and Buyer desires to purchase and assume from Seller, Seller’s membership interests in the Company (collectively, the “Company Interests”), on the terms and subject to the conditions set forth herein.

In consideration of the premises set forth above and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration the adequacy of which is hereby acknowledged, the Parties, intending to become legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accountant” has the meaning set forth in Section 2.4(c).

“Acquired Entity” has the meaning set forth in Section 6.13(b)(ii).

“Acquirer” has the meaning set forth in Section 6.13(b)(ii).

“Action” means any demand, action, claim, counterclaim, charge, grievance, complaint, arbitration, mediation, proceeding, inquiry, review, audit, hearing, investigation, litigation, suit or countersuit of any nature, whether civil, criminal, judicial, administrative, investigative, regulatory or informal, commenced, brought by or pending before any Governmental Authority or arbiter.

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternative Financing” has the meaning set forth in Section 6.18(a).

“Alternative Transaction” means any (i) acquisition, merger, consolidation, reorganization, liquidation, recapitalization, share exchange or other business combination transaction involving a Company Entity, the Business or the APA Transferred Business, (ii) issuance or sale of shares of capital stock or other equity securities of a Company Entity, or (iii) sale, lease, exchange or other disposition of any significant portion of the properties or assets of a Company Entity, the Business or the APA Transferred Business, in each case, other than the Contemplated Transactions.

“Anticorruption Laws” has the meaning set forth in Section 3.20(b).

“Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, and any and all other federal, state, and international Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, anti-competitive conduct or restraint of trade.

“APA” means the Asset Purchase Agreement, between Seller and Buyer, dated as of the Execution Date, related to Seller’s production facility in Lewiston, Idaho.

“APA Allocable Price” has the meaning set forth in Section 2.8.

“APA Assumed Liabilities” has the meaning given to Assumed Liabilities under the APA.

“APA Intellectual Property” means all Intellectual Property owned or purported to be owned by Seller or any of its Subsidiaries that is primarily related to the APA Transferred Business.

“APA Material Permits” has the meaning given to Material Permits under the APA.

“APA Transferred Assets” has the meaning given to Transferred Assets under the APA.

“APA Transferred Business” has the meaning given to Transferred Business under the APA.

“APA Transferred Business & Business Post-Closing Claims” has the meaning set forth in Section 6.8(b).

“Applicable Accounting Principles” means the methodologies, practices, estimation techniques, classifications, judgments, assumptions and principles set forth on Schedule A.

“Asset Transfer Agreement” means the Asset Transfer Agreement, between Seller and the Company, entered into on or prior to the Closing substantially in the form attached hereto as Exhibit B.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed by Seller and Buyer at the Closing, substantially in the form attached hereto as Exhibit A.

“Balance Sheet” has the meaning set forth in Section 3.5(a).

“Benefit Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA), an employee benefit, pension, profit-sharing, savings, deferred compensation, bonus, incentive, stock option or appreciation right, restricted equity, restricted equity unit and each other equity purchase (or other equity-based), severance, change in control, retirement, 401(k), vacation or other paid or unpaid leave, welfare, medical, life, supplemental retirement (including post-retirement medical and life insurance) or other disability or fringe benefit and all other employee or retiree benefit or compensation agreements, plans, policies, programs, or other arrangements, whether or not subject to ERISA or written or unwritten; provided, that such term shall not include any plan, program, or other arrangement sponsored, maintained or administered by a Governmental Authority or any Multiemployer Plan.

“Books and Records” has the meaning set forth in Section 6.4(b).

“Business” means the business of the consumer products division of Seller operated out of the Facilities by the Company Entities and the Seller Companies, including the business of converting, producing, manufacturing, developing, marketing, and selling of (i) tissue products, including bath tissue, household towels, facial tissues and napkins, and (ii) parent rolls, in each case, including related quality control, logistical and commercial support services related to such products.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York or in Milan, Italy.

“Business Products” has the meaning set forth in Section 3.14.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Fundamental Representations” means the representations and warranties contained in Sections 5.1 (Organization), 5.2 (Authority; Enforceability), 5.3(a) (Non-Contravention), 5.6 (Financial Capacity) and 5.8 (Brokers’ Fees).

“Buyer Guaranty” has the meaning set forth in Section 5.6(c).

“Buyer Releasing Person” has the meaning set forth in Section 10.16.

“Buyer’s Health Plans” has the meaning set forth in Section 6.16(d).

“Buyer Spending Account Plans” has the meaning set forth in Section 6.16(g).

“Buyer’s Surveys” has the meaning set forth in Section 6.7(a).

“Calculation Time” has the meaning set forth in Section 2.5.

“Cash and Cash Equivalents” means, as of any date of determination, all cash and cash equivalents of the Company Entities required to be reflected as cash and cash equivalents on a balance sheet in accordance with GAAP, including certificates of deposit or bankers’ acceptances maturing within ninety (90) days from the Execution Date, investments in money market funds and all deposited but uncleared (including those in transit) wire transfers and bank deposits.

“Cellu Tissue Entities” means (i) Cellu Tissue Holdings, LLC, a Delaware limited liability company, (ii) Cellu Tissue Neenah, LLC, a Delaware limited liability company and (iii) Cellu Tissue Oklahoma City, LLC, a Delaware limited liability company.

“Chosen Courts” has the meaning set forth in Section 10.11.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Payment” has the meaning set forth in Section 2.3(a).

“Closing Statement” has the meaning set forth in Section 2.4(a).

“CLW Leased Real Property” has the meaning set forth in Section 6.10(b).

“CLW Owned Real Property” has the meaning set forth in Section 6.10(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 5.11.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Confidential Information” means all information and data that Seller, its Subsidiaries or any Company Entity maintains as confidential exclusively relating to the Company Entities and the Business or the APA Transferred Business and, in each case, not relating to the Seller Business, including customer and supplier lists, pricing information, marketing plans, market studies; provided that, Company Confidential Information shall not include any information or data that (i) is or becomes available to the public other than as a result of a disclosure in violation of Section 6.4(d); (ii) becomes available after the Closing to any Seller Company or its Representatives from a source other than Buyer, any of its Affiliates (including the Company Entities) or its or their respective Representatives if the source of such information is not known by such Seller Company or its applicable Representative to be bound by a confidentiality agreement with Buyer or any of its Affiliates (including the Company Entities) with respect to such information; or (iii) is independently developed by a Seller Company or its Representatives after the Closing without breach of Section 6.4(d).

“Company Employees” means (i) each employee of Seller and its Subsidiaries who is employed at, or assigned to, the Facilities, the Mill Facilities, or by the Company Entities as of the Execution Date and who is not subject to a Labor Agreement (excluding, for the avoidance of doubt, such employee who voluntarily terminates his or her employment or engagement with the Seller and its Subsidiaries after the Execution Date but before the Closing Date), and (ii) each employee of Seller or its Subsidiaries who is employed at, or assigned to, the Facilities, the Mill Facilities, or by the Company Entities following the Execution Date and prior to the Closing in accordance with Section 6.1(a)(xvi) or with Buyer’s consent and who is not subject to a Labor Agreement.

“Company Entities” means (i) the Company, (ii) Clearwater Paper Shelby, LLC, a Delaware limited liability company, (iii) Clearwater Paper Elwood, LLC, a Delaware limited liability company, and (iv) Clearwater Paper Las Vegas, LLC, a Delaware limited liability company.

“Company Entities Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company Entities, including any Intellectual Property to be assigned to the Company Entities pursuant to the Asset Transfer Agreement.

“Company Entity Guarantee” has the meaning set forth in Section 6.12(a).

“Company Entity Substitute Guarantee” has the meaning set forth in Section 6.12(a).

“Company Interests” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means the Non-Disclosure and Confidentiality Agreement, dated April 9, 2024, by and between Seller and Buyer.

“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications or the expiration, lapse or termination of any legally applicable waiting period.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contract” means any written or oral agreement, contract, subcontract, personal property lease, license, sublicense or other legally binding commitment or undertaking, together with all amendments, modifications, supplements, and Consents thereto.

“Contracting Parties” has the meaning set forth in Section 10.20.

“Contributor” has the meaning set forth in Section 3.16(g).

“Conveyance Taxes” means any sales, use, value added, transfer, stamp, stock transfer, documentary, recording, real estate transfer and other similar tax, fee or charge imposed by a Governmental Authority, but for the avoidance of doubt does not include any income or similar tax.

“Covered Receivable” means any receivable that Seller offers, or is deemed to have offered, for sale under or pursuant to the Supplier Agreement (as defined in the Seller Disclosure Schedules).

“Current Assets” means all current assets (other than Cash and Cash Equivalents) of the Company Entities and the APA Transferred Business, determined as of the Calculation Time in accordance with the Applicable Accounting Principles.

“Current Liabilities” means all current liabilities of the Company Entities and the APA Transferred Business, in each case, determined as of the Calculation Time in accordance with the Applicable Accounting Principles; provided, that Current Liabilities shall not include any Taxes other than any Pre-Closing Taxes that are not Income Taxes.

“Data Site” means the virtual data room entitled “Project Titan” hosted by Datasite on behalf of Seller.

“Deal Communications” has the meaning set forth in Section 10.19.

“Debt Financing” has the meaning set forth in Section 5.11.

“Debt Financing Commitments” has the meaning set forth in Section 5.11.

“Deferred Employment Date” means with respect to any Inactive Company Employee the date following the Closing on which such employee returns to perform services to the Business or the APA Transferred Business provided that such date is within twelve (12) months following the Closing Date or if later, within such date as is required under applicable Law or a Labor Agreement.

“Dispute Notice” has the meaning set forth in Section 2.4(b).

“Environmental Laws” mean any Laws, consent decrees or judgments pertaining to human health and safety or the preservation, cleanup or protection of the environment or natural resources or the disposal, generation, handling, labeling, management, manufacture, registration, storage, transportation, treatment, use, presence or actual or threatened Release of or exposure to Hazardous Substances, including the Clean Air Act; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; the Emergency Planning and Community Right to Know Act of 1986; the Federal Water Pollution Control Act, as amended by the Clean Water Act; the Resource Conservation and Recovery Act of 1976; the Endangered Species Act of 1973; the National Environmental Policy Act; the Safe Drinking Water Act; the Toxic Substances Control Act; Hazardous & Solid Waste Amendments Act of 1984; the Superfund Amendments and Reauthorization Act of 1986; the Hazardous Materials Transportation Act; the Oil Pollution Act of 1990; or any other Laws that regulate, impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage), or establish standards of care with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with any Company Entity, is or would have been at any date of determination occurring within the preceding six (6) years, treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the account established under the Escrow Agreement for purposes of the payment contemplated by Section 2.2.

“Escrow Agent” means Chicago Title Insurance Company.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Execution Date, between Seller, Buyer, and the Escrow Agent, that supersedes and replaces the Preliminary Escrow Agreement (as defined therein).

“Escrow Amount” means four hundred and fifty million dollars ($450,000,000) plus any accrued interest thereon after the date of the initial deposit into the Escrow Account.

“Estimated Cash and Cash Equivalents” has the meaning set forth in Section 2.3(b).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(b).

“Estimated Indebtedness” has the meaning set forth in Section 2.3(b).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.3(b).

“Estimated Working Capital Adjustment Amount” has the meaning set forth in Section 2.3(b).

“Evaluation Material” has the meaning set forth in Section 4.7.

“Event” has the meaning set forth in the definition of Material Adverse Effect.

“Execution Date” has the meaning set forth in the preamble hereto.

“Facilities” has the meaning set forth in the recitals hereto.

“Fee Letter” has the meaning set forth in Section 5.11.

“Final Closing Statement” has the meaning set forth in Section 2.4(c).

“Final Purchase Price” has the meaning set forth in Section 2.3(a).

“Final Purchase Price Allocation” has the meaning set forth in Section 2.8.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Financing Sources” has the meaning set forth in Section 6.18(b).

“Fraud” means, with respect to any Party, actual and intentional fraud by such Party within the meaning of the common law of the State of Delaware with respect to the express representations and warranties of such Party contained in this Agreement or any other Transaction Document, including as set forth in Article III, Article IV or Article V of this Agreement and Article III of the APA; provided, however, that “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States of America, in effect from time to time.

“Governing Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws or documents of similar substance, (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance, (c) with respect to any partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing.

“Governmental Authority” means any federal, provincial, state, local or foreign government or political subdivision thereof, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality.

“Governmental Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.

“Guarantor” has the meaning set forth in Section 5.6(c).

“Hazardous Substances” mean any pollutant, contaminant, chemical, substance, material or waste for which liability or a requirement for investigation or remediation are imposed under, or that is otherwise regulated by any Governmental Authority under Environmental Laws, including any pollutant, contaminant, chemical, material, substance or waste that is defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “special waste,” “contaminant,” “toxic waste,” or “toxic substance” under any provision of applicable Environmental Laws and including asbestos and asbestos-containing materials, petroleum (including crude oil or any fraction thereof), per- and polyfluoroalkyl substances, polychlorinated biphenyls and radioactive materials.

“Health Transition Date” has the meaning set forth in Section 6.16(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Inactive Company Employee” means any Company Employee or Union Company Employee who is not actively at work on the Closing Date due to short- or long-term disability leave, military leave, or workers’ compensation.

“Incidental License” means a (a) Contract under which any Company Entities Intellectual Property is licensed to a contractor or vendor of the Company Entities solely for the benefit of the Company Entities, (b) Contract containing a non-exclusive license that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as (i) a sales, supply, manufacturing or marketing Contract that includes an incidental license to use the trademarks of either party thereto for the purposes of advertising or marketing, (ii) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains an Intellectual Property license or (iii) a nondisclosure Contract entered into in the Ordinary Course of Business or (c) Contract with an employee who has entered into an agreement with the Seller or its applicable Subsidiary (including any Company Entity) substantially in the form of the Employee Confidentiality Proprietary Rights and Non-Solicitation Agreement (Data Site folder #8.5.7).

“Income Taxes” means income Taxes and franchise, gross receipts, profits, margin and similar Taxes imposed in lieu of an income Tax.

“Indebtedness” means, with respect to a Person, all obligations of such Person (a) for borrowed money or issued in substitution or exchange for borrowed money, including outstanding principal amount, accrued and unpaid interest, prepayment premiums, make-whole payments, penalties, termination or breakage costs, fees and other costs and expenses associated with repayment of such obligations, (b) evidenced by notes, bonds, debentures or similar instruments (such obligations described in clauses (a) and (b), “Indebtedness for Borrowed Money”), (c) for the deferred purchase price of goods, properties, assets, businesses or services (whether contingent or otherwise), including any purchase price adjustments, seller notes, earnout, holdback or other similar obligation in each case, calculated at the full amount of the possible payment outstanding (other than trade payables or accruals incurred in the Ordinary Course of Business to the extent included in the calculation of Working Capital included in the Final Closing Statement), (d) under capital or financial leases determined in accordance with GAAP, (e) for the settlement of any derivative, hedging, swap or similar instruments, valued at the terminal value thereof (which amount shall not be less than $0), (f) without duplication, for (i) Pre-Closing Income Taxes and (ii) Taxes imposed in connection with the Asset Transfer Agreement or the settlement of the Intercompany Obligations in accordance with Section 6.11, (g) in the nature of reimbursement obligations under letters of credits, sureties, performance bonds, appeal bonds or similar obligations (solely to the extent drawn), (h) for Intercompany Obligations to the extent not terminated or extinguished in accordance with Section 6.11, (i) guarantees of the obligations described in clauses (a) through (h) above of any other Person, (j) declared but unpaid dividends or distributions and (k) for unpaid and unfunded compensation payable by the Company Entities under Seller Benefit Plans (or Service Contracts with respect to clause (k)(A)) attributable to the period prior to the Closing, specifically but not limited to (A) severance payments or benefits outstanding as of the Closing to former Company Employees, Union Company Employees, and Individual Independent Contractors whose employment or engagement was terminated prior to the Closing, (B) nonqualified deferred compensation obligations (whether or not funded and whether or not accrued) attributable to periods prior to the Closing, (C) unfunded or underfunded pension or other retirement obligations, (D) the value of any unpaid cash bonus attributable to any performance or retention period that commenced prior to the Closing Date (whether or not accrued) with respect to any current or former Company Employee or Union Company Employee or Individual Independent Contractor, and (E) the obligations under Seller Spending Account Plans as set forth in Section 6.16(g), in each case, together with the employer portion of any payroll Taxes payable in connection therewith. For the avoidance of doubt, “Indebtedness” shall not include any item included as a Current Liability.

“Individual Independent Contractor” means (i) each individual independent contractor of Seller and its Subsidiaries who is engaged to provides services at the Facilities, the Mill Facilities, or to the Company Entities as of the Execution Date (excluding, for the avoidance of doubt, such individual independent contractor who voluntarily terminates his or her engagement with the Seller and its Subsidiaries after the Execution Date but before the Closing Date), and (ii) each individual independent contractor of Seller or its Subsidiaries who is engaged to provide services at the Facilities, the Mill Facilities, or to the Company Entities following the Execution Date and prior to the Closing in accordance with Section 6.1(a)(xviii) or with Buyer’s consent.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intercompany Obligations” means all Contracts, intercompany accounts or liabilities between any of the Company Entities, on the one hand, and any Related Person, on the other hand, other than in connection with the Transaction Documents and the Contemplated Transactions.

“Intellectual Property” means any and all United States and non-United States intellectual property and other similar proprietary rights, whether registered or unregistered, including such rights in and to: (a) patents, inventions (whether or not patentable), invention disclosures, utility models, continuations, divisionals, continuations-in-part, reissues, reexaminations or foreign counterparts (collectively, “Patents”), (b) copyrights (including in IT Assets) and other works of authorship, (c) trademarks and service marks, trade dress, logos, corporate names, trade names, Internet domain names, social media and mobile identifiers and other source indicators, together with the goodwill connected with the use thereof or symbolized thereby (collectively, “Trademarks”), (d) designs, (e) data and databases, (f) registrations and applications for registration of any of the foregoing in clauses (a) through (d), and (g) trade secrets, know-how, inventions, processes, methods and other proprietary confidential information, including with respect to customer, financial or technical data, methods, processes, models and algorithms (collectively, “Trade Secrets”).

“Interim Date” has the meaning set forth in Section 3.5(a).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” has the meaning set forth in Section 3.16(h).

“Knowledge” with respect to a matter at issue, means the actual knowledge, after due inquiry of direct reports, as of the Execution Date of the Persons set forth on Section 1.1(a) of the Seller Disclosure Schedule.

“Labor Agreement” has the meaning set forth in Section 3.18(a).

“Labor Laws” means any applicable Laws relating to labor and employment during the period of any applicable statute of limitations, including all Laws relating to employment, labor, employment practices and standards, labor relations, collective bargaining, information privacy and security related to employees, immigration and work authorization, equal employment opportunities, affirmative action, pay equity, fair employment practices, employment discrimination on the basis of race, age, sex, sexual orientation, marital status, religion, color, national origin, disability and other classifications protected by applicable Laws, civil rights, sexual or other work place harassment, retaliation, human rights, reasonable accommodation, disability rights or benefits, wages, hours, classification of employees as exempt or nonexempt for overtime pay and other compensation, minimum wage, child labor, occupational health and safety, workers’ compensation, leaves of absence, hiring, promotion, demotion, layoff and termination of employees, meal and break periods, unemployment compensation insurance, classification of individuals as independent contractors rather than as employees, withholding and payment of payroll taxes, pre- and post-employment screening and background checks, and the WARN Act and similar local or state Laws.

“Laws” means all federal, state, local or foreign law (including common law and Labor Laws), statutes, constitutions, rules, regulations, ordinances, judgments, decisions or rulings or other similar requirements enacted, adopted, or promulgated by any Governmental Authority and all applicable Governmental Orders.

“Lease Agreement” has the meaning set forth in the APA.

“Leased Real Property” has the meaning set forth in Section 3.8(b).

“Lien” means any mortgage, pledge, lien (statutory or other), encumbrance, servitude, easement, adverse written claim, charge, title defect, covenant, right of way, community property interest, option to license, hypothecation, usufruct, deed of trust, claim, restriction on transfer, right of first refusal or offer, or other security interest.

“Losses” means all losses, liabilities, debts, claims, demands, judgments, awards, settlements, assessments, Taxes, financial obligations, damages, fines, suits, actions, costs and expenses (including reasonable third party out-of-pocket costs of investigation and defense and attorney and other professional or consulting fees) obligations, deficiencies and related interest and penalties, whether asserted or unasserted, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

“Material Adverse Effect” means with respect to the Company Entities, the Business, and the APA Transferred Business, any change, event, effect, state of facts, occurrence or development (each, an “Event”) that, individually or taken together with any other Events, has, or would reasonably be expected to have, a material adverse effect on (x) the business, operations, tangible or intangible assets or financial condition of the Company Entities, the Business and the APA Transferred Business, taken as a whole or (y) Seller’s ability to perform its obligations under this Agreement and the other Transaction Documents and to consummate the Contemplated Transactions by the Termination Date; provided, however, that with respect to the foregoing clause (x), in no event shall any Event, individually or in the aggregate, constitute or be taken into account in determining the occurrence of, a Material Adverse Effect, to the extent such Event relates to, arises out of, or results from: (a) any Event generally affecting the industries or markets in which the Company Entities conduct operations; (b) general economic, financial, political, social or regulatory conditions, worldwide or in any particular region or country; (c) changes or conditions in the securities markets, capital markets, credit or debt markets (including interest rates), currency markets or other financial markets in the United States or any suspension of trading on any securities market in the United States; (d) an occurrence, outbreak, escalation or worsening of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing; (e) a pandemic, including the COVID-19 pandemic, and any future resurgence, or evolutions or mutations of COVID-19 or related disease outbreaks, epidemics or pandemics or worsening thereof or any governmental or other response or reaction to the foregoing; (f) any change in GAAP or applicable Law, rules or regulations or the official implementation or interpretation thereof; (g) any earthquake, hurricane, explosion or fire, or other act of God; (h) any increases or decreases in the costs of commodities or supplies including electricity prices; (i) any failure of the Company Entities, the Business or the APA Transferred Business to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood that the underlying causes of any such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (j) any action taken or omitted to be taken by Seller or the Company Entities at Buyer’s written request, with Buyer’s written consent (other than any consent delivered solely pursuant to a request made by Seller under Section 6.1) or pursuant to the express terms of this Agreement or the other Transaction Documents; and (k) the negotiation, execution, delivery, performance, consummation or announcement of this Agreement, including any Action or loss of business relationships; except in the cases of clauses (a) – (h) to the extent the Company Entities, the Business or the APA Transferred Business is disproportionately affected thereby as compared with other participants in the industries and geographical locations in which the Company Entities, the Business or the APA Transferred Business operates.

“Material Contracts” means the following material Contracts entered into by any of the Company Entities or a Seller Company with respect to the Business, or by which the Business’s assets, properties or rights are bound:

(i) (A) Contracts evidencing (1) Indebtedness for borrowed money owed by the Company Entities, or providing for any loan to any Person (other than loans solely between members of the Company Entities), in each case with a principal amount in excess of $1,000,000 or (2) a guaranty by any member of the Company Entities of any obligation for borrowed money of a third Person with a principal amount in excess of $1,000,000 in the aggregate; and (B) Contracts that limit the ability of any member of the Company Entities to incur Indebtedness (including guaranties of Indebtedness) or incur Liens;

(ii) any Contract involving hedging, swap, derivative or similar arrangements;

(iii) any Contract with respect to any partnerships, joint ventures, strategic alliances or other similar agreements or arrangements;

(iv) any Contract (A) for the disposition or acquisition of any assets or businesses (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) other than purchases or sales of inventory in the Ordinary Course of Business; or (B) for the grant of any preferential rights to purchase any assets;

(v) any Contract pursuant to which any of the Company Entities has committed to make (or any Seller Company has committed to make, in respect of any Company Entity), a capital expenditure or purchase a capital asset involving payments equal to or in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(vi) any Contract involving any resolution or settlement of any actual or threatened Action relating to the Company Entities, including any such Contract that provides for any injunctive or non-monetary relief (including co-existence agreements);

(vii) any Labor Agreements;

(viii) any Contract with any Governmental Authority;

(ix) any Contract that provides or is reasonably expected to provide for annual payments in excess of $1,000,000 by, or in excess of $2,000,000 to, the Company Entities;

(x) any Contract with a (A) Significant Supplier or (B) Significant Customer;

(xi) (A) each Contract that assigns or grants a license, release, immunity from suit or covenant not to sue to any of the Company Entities (or to the Seller or its Subsidiaries in connection with the Business) under any Intellectual Property (other than (x) non-exclusive licenses for commercially available off-the-shelf software licensed to the Company Entities for a one-time or annual fee of less than $50,000 or (y) Incidental Licenses), and (B) each Contract under which any of the Company Entities (or the Seller or its Subsidiaries in connection with the Business) has licensed or otherwise made available (including through releases, immunities from suit or covenants not to sue) any Intellectual Property to any Person (other than Incidental Licenses);

(xii) all Service Contracts with Company Employees, Union Company Employees or Individual Independent Contractors in the “Salary Grade Group” (as that term is used in the census delivered by Seller to Buyer prior to the Execution Date) “P”, “M” or “00”;

(xiii) Contracts that (A) require any of the Company Entities to do business with the counterparty thereto on an exclusive basis or restricts or limits a Company Entity from owning, managing, soliciting or operating any business or in any geographical location, or otherwise restricts the ability of the Company Entities to manufacture, sell, distribute or market any products of the Company Entities, (B) grant any right of first refusal or right of first offer or similar right to third parties, (C) contain a “most-favored nation” pricing provision; and (D) in each case other than as set forth in confidentiality agreements, consulting agreements or temporary staffing agreements entered into in the Ordinary Course of Business that restrict or prohibit the soliciting or hiring of employees, soliciting customers or suppliers of any other Person or selling or purchasing any goods or services;

(xiv) Contracts (excluding sale or purchase orders in the Ordinary Course of Business) that remain open or outstanding as of the date hereof with payment obligations by or to any of the Company Entities thereunder in excess of $1,000,000 in the aggregate, other than such Contracts that can be terminated without penalty by the Company Entities upon ninety (90) days’ notice or less; and

(xv) any Contracts granting a power of attorney by a Company Entity to any other Person;

(xvi) any Contract that has a principle purpose of providing for indemnification or assumption of any Losses of any Person other than in the Ordinary Course of Business;

(xvii) any Related Person Contract; and

(xviii) Material Real Property Leases.

“Material Permits” has the meaning set forth in Section 3.21.

“Material Real Property Lease” has the meaning set forth in Section 3.8(b).

“Mill Facilities” has the meaning set forth in the APA.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or 4001(a)(3) of ERISA.

“New Debt Commitment Letter” has the meaning set forth in Section 6.18.

“Non-Competition Restrictions” has the meaning set forth in Section 6.13(b).

“Nonparty Affiliates” has the meaning set forth in Section 10.20.

“Ordinary Course of Business” means the conduct, operations and business activities of the Business or APA Transferred Business, as applicable, consistent in all material respects with the manner in which the Business or the APA Transferred Business, as applicable, was conducted and operated since January 1, 2023, except as such conduct, operations and business activities have been, or may be modified or affected by, (i) the responses by Seller and its Subsidiaries (including the Company Entities) in order to prevent the occurrence of, or mitigate the effects of, any damage to property or the environment or human health or safety in emergency circumstances, supply chain disruptions or any other events or occurrences that are beyond the control of Seller, so long as such responses have been, or are, commercially reasonable under the circumstances, (ii) any action taken by Seller or its Subsidiaries in response to the actual or anticipated effect on the Business or the APA Transferred Business, as applicable, of COVID-19 or any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law or Governmental Order directive, guidelines or recommendations by any Governmental Authority, in each case, in connection with or in response to COVID-19, or (iii) the Contemplated Transactions and all activities related thereto.

“Owned Real Property” has the meaning set forth in Section 3.8(a).

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means permits, licenses, franchises, registrations, variances, authorizations, consents, certifications, agreements, directives, waivers, clearances, accreditations, ratifications, exemptions, variances of, and approvals obtained from any Governmental Authority.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business and that are not, individually or in the aggregate, material to the Company Entities, Business or the Real Property and, if required by GAAP, for which adequate reserves have been specifically established in accordance with GAAP and, not delinquent or, if delinquent, that are being timely contested in good faith; (b) Liens for Taxes, assessments and other governmental charges not yet due and payable as of the Closing Date or, if due and payable, that are being contested in good faith through appropriate proceedings and, if required by GAAP, for which adequate reserves have been established in accordance with GAAP; (c) Liens securing rental payments under capital lease arrangements; (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws arising or incurred in the Ordinary Course of Business that are not, individually or in the aggregate, material to the Company Entities, Business or the Real Property, for which adequate reserves have been specifically established; (e) with respect to the Real Property, zoning, entitlement and other land use and environmental restrictions by any Governmental Authority, which are not violated by the current use, occupancy, or other activity conducted by the Company Entities or the Business or conducted using any of such Real Property; (f) such other imperfections in title, easements, servitudes, covenants, conditions, restrictions, rights of way, zoning ordinances and similar encumbrances or imperfections of title which are disclosed in publicly recorded documents and, individually or in the aggregate, do not materially impair the current use, occupancy, value or marketability of title of the property subject thereto; (g) Liens arising under any covenant, condition, restriction, exception, reservation, limitation, in each case, that has been recorded in the land records of the applicable jurisdiction, or other matter of public record that do not materially impair the operation of the Facilities and, individually or in the aggregate, do not materially impair the current use, occupancy, value or marketability of title of the property subject thereto; (h) Liens to which the fee simple interest (or any superior leasehold interest) in any Leased Real Property is subject and, individually or in the aggregate, do not materially impair the current use, occupancy, value or marketability of title of, or the business conducted at, the property subject thereto; (i) all matters that would be shown by a current guaranteed survey of the Real Property that otherwise constitute Permitted Liens hereunder provided that such facts do not render title uninsurable and that, individually or in the aggregate, do not interfere in any material respect with or otherwise impair in any material respect the use, occupancy, value or marketability of title of the Real Property; and (j) Liens listed on Section 1.1(b) of the Seller Disclosure Schedule. Mortgages on any Owned Real Property are specifically excluded from being a Permitted Lien.

“Person” means a natural person, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization or other entity or organization (whether or not a legal entity), including a Governmental Authority.

“Personal Information” means any information that (a) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household or (b) constitutes “personal data,” “personal information,” “protected health information,” “nonpublic personal information” or other similar defined term under any applicable Privacy Law.

“Pillsbury” has the meaning set forth in Section 10.19.

“PIUMPF” means the PACE Industry Union-Management Pension Fund.

“Post-Closing LLCA” has the meaning set forth in Section 2.6(a)(v).

“Post-Closing Tax Period” means any taxable period (or portion thereof) following the Closing Date, excluding the portion of the Straddle Period ending on and including the Closing Date.

“Pre-Closing Income Taxes” means an amount equal to the aggregate amount of any unpaid Pre-Closing Taxes of the Company Entities that are Income Taxes, including Taxes on any deferred revenue (to the extent described in clause (vi)(D) of the definition of Pre-Closing Taxes), which amount shall not be less than zero (0). For the avoidance of doubt, “Pre-Closing Taxes” shall not include any item included as a Transaction Expense.

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Pre-Closing Taxes” means, without duplication, any accrued and unpaid Taxes of the Company Entities as of the Closing Date with respect to any Pre-Closing Tax Period; provided that, such Taxes shall be computed (i) by limiting Pre-Closing Taxes to accrued and unpaid Taxes as of the Closing Date (A) shown as due on Tax Returns of the Company Entities filed or required to be filed on or prior to the Closing or (B) of the Company Entities in respect of non-delinquent Tax Returns first required to be filed after the Closing Date (which for avoidance of doubt, in each case, shall be computed in accordance with the remainder of this definition of “Pre-Closing Taxes,” including the following clause (ii) and the final sentence of this definition of “Pre-Closing Taxes”), (ii) in accordance with the past practice (which includes the same principles, policies, procedures, accounting methods, estimation methods, elections, and conventions) of the Company Entities as applied in the preparation of Tax Returns filed by the Company Entities prior to the date hereof, (iii) taking into account any overpayments of Taxes (and any applicable prepayments or estimated payments of Taxes) for any Pre-Closing Tax Period that actually reduce or are available to reduce a Pre-Closing Tax under applicable Law, provided that such overpayments or prepayments may not reduce any type of Tax in any jurisdiction below zero (0) for purposes of this Agreement, (iv) with respect to Taxes attributable to a Straddle Period, in accordance with Section 6.17(c), (v) by allocating Transaction Tax Deductions in accordance with Section 6.17(b)(ii) where relevant, (vi) excluding any (A) Conveyance Taxes, (B) contingent Taxes or accruals or reserves established or required to be established under GAAP with respect to contingent or uncertain Tax positions, (C) Taxes to the extent reported or required to be reported on Tax Returns of a Seller Affiliated Group, (D) deferred Taxes (other than Taxes deferred for applicable income Tax purposes with respect to amounts characterized as deferred revenue as of the Closing Date, to the extent such deferred revenue or cash relating thereto is taken into account in the calculation of Working Capital as finally determined, and reduced, but not below zero (0), by income Tax deductions related to prepaid expenses incurred or accrued by the Company prior to the Closing Date to the extent such deductions are deductible following the Closing by the Company for applicable income Tax purposes), (E) Taxes arising by as a result of Buyer’s breach or failure to perform the covenants under Section 6.17, and (F) Taxes imposed on or with respect to the Company Entities for any Post-Closing Tax Period, and (vii) excluding any deferred Tax asset or any other Tax asset unless such Tax asset is associated with Taxes included in the computation of Pre-Closing Taxes and actually reduces or is available to reduce a specified type of Pre-Closing Tax in such Pre-Closing Tax Period under applicable Law, provided that any such Tax asset shall not reduce such Pre-Closing Taxes in any jurisdiction below zero (0) for purposes of this Agreement. For avoidance of doubt, if any Company Entity is not, as of the date hereof and based on past practice, filing a Tax Return for a certain type of Tax in a certain jurisdiction or is not paying a certain type of Tax in a certain jurisdiction, such Taxes or Taxes associated with such Tax Returns will in no event be Pre-Closing Taxes absent (x) a change in the operations or transactions of the Company Entity from the later of (i) the date that a tax filing was last due in the jurisdiction (whether or not the Company Entity filed in such jurisdiction) or (ii) the date of the Company Entity’s last tax filing in such jurisdiction up through the Closing Date or (y) a change in the applicable Tax statutes or regulations (or any applicable binding guidance or rulings published by a Governmental Authority), with effect from the later of (i) the date that a tax filing was last due in the jurisdiction (whether or not the Company Entity filed in such jurisdiction) or (ii) the date of the Company Entity’s last tax filing in such jurisdiction up through the Closing Date that, in either case, would cause the Company Entity to file such Tax Returns or pay such Taxes.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including the portion of the Straddle Period ending on and including the Closing Date.

“Privacy Laws” means all applicable Laws relating to the processing, privacy or security of Personal Information and all regulations or guidance issued thereunder, including the California Consumer Privacy Act (and its regulations) and all Laws implementing it, if applicable to the Company Entities, and all other Laws relating to data protection, data breach notification and social security number protection in any applicable jurisdictions.

“Privileged Deal Communications” has the meaning set forth in Section 10.19.

“PSUs” has the meaning set forth in Section 6.16(j).

“Real Property” means the Leased Real Property and the Owned Real Property.

“Retained IP” means (i) all Intellectual Property owned by Seller as of immediately prior to the Closing that is not primarily related to the Business or the APA Transferred Business, and (ii) the following Intellectual Property:

(1) Clearwater Trademark: The registered trademark “Clearwater” and any trademarks, service marks, trade names, logos, or other source identifiers that are confusingly similar to or derived from the “Clearwater” mark.

(2) Software:

Artpack: Software used to move new products from concept through design and approval so that products can be set up in JDE.

MRO App: Software used to identify and standardize new MRO parts that need to be set up in JDE.

DMX: Internal master data management tool used for managing and maintaining data integrity and quality across systems.

“Release” and “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance or pollutant or contaminant.

“Related Person Contracts” means any Contract between (a) a Company Entity, on the one hand, and (b) any Related Person, other than the Governing Documents of the Company Entities.

“Related Person” means (a) any Seller Company and (b) any officer or director (or person performing equivalent functions) of any Seller Company.

“Released Claims” has the meaning set forth in Section 10.16.

“Releasing Person” has the meaning set forth in Section 10.16.

“Remediate” or “Remediation Action” means the removal, abatement, response, investigation, cleanup or monitoring of an actual or threatened Release of Hazardous Substances undertaken pursuant to Environmental Laws, including any study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation or bioremediation, and the installation and operation of remediation systems.

“Remedies Exception” means applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally.

“Representatives” means, with respect to any specified Person, such Person’s officers, directors, managers, employees, partners, agents, attorneys, accountants, insurance providers, advisors and other representatives, as applicable.

“Required Governmental Approvals” means compliance with and filings under the HSR Act.

“Required Release Letter” has the meaning set forth in Section 6.18(g).

“RSUs” has the meaning set forth in Section 6.16(j).

“Sanctions” has the meaning set forth in Section 3.20(b).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. income Tax Law) that includes Seller or any Affiliate of Seller as a member or as the common parent (other than any such group where common parent and the members are all Company Entities).

“Seller Benefit Plans” means, each Benefit Plan (i) sponsored, maintained or contributed to or required to be maintained or contributed to by Seller, any ERISA Affiliate, or any of the Company Entities for the benefit of any current or former Company Employee, Union Company Employee, or Individual Independent Contractor or the beneficiaries or dependents of any such individual, or (ii) under which Company Entities have any material liability (direct or indirect, contingent or otherwise).

“Seller Business” means all of the businesses and operations conducted by the Seller Companies, other than the Business and the APA Transferred Business, at any time, whether prior to, on or after the Closing Date.

“Seller Companies” means Seller and all other Subsidiaries of Seller that are not Company Entities.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer on the Execution Date and attached hereto.

“Seller Facilities” means (i) the Amended and Restated Credit Agreement, dated as of May 1, 2024, by and among Seller, the lenders from time to time party thereto and AgWest Farm Credit, PCA, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time, (ii) the ABL Credit Agreement, dated as of July 26, 2019, among Seller, JP Morgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time, and (iii) the Indenture, dated as of August 18, 2020, by and among Seller, as issuer, certain Subsidiaries of Seller party thereto as guarantors and U.S. Bank National Association, as trustee.

“Seller Fundamental Representations” means the representations and warranties contained in Sections 3.1(a) (Organization of the Company Entities), 3.2 (Non-Contravention), 3.3 (Capitalization), 3.6(a) (Absence of Certain Changes) 3.24 (Brokers’ Fees), 4.1 (Organization), 4.2 (Authority; Enforceability), 4.3(a) (Non-Contravention), 4.5 (Company Interests) and 4.6 (Brokers’ Fees).

“Seller Releasing Person” has the meaning set forth in Section 10.16.

“Seller Spending Account Plans” has the meaning set forth in Section 6.16(g).

“Seller Guarantee” has the meaning set forth in Section 6.12(b).

“Seller Substitute Guarantee” has the meaning set forth in Section 6.12(b).

“Service Contract” means an employment, consulting, independent contractor, retention, change in control, severance, termination, employee loan, or similar agreement between Seller and a Company Employee, Union Company Employee, or Individual Independent Contractor.

“Services and Use Agreement” has the meaning set forth in the APA.

“Shared Contracts” means any Contract that relates both to the Business and the Seller Business, excluding Labor Agreements.

“Significant Customers” has the meaning set forth in Section 3.12(a).

“Significant Suppliers” has the meaning set forth in Section 3.12(b).

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which or in which such Person, directly or indirectly, through its ownership of any other Person has either (i) a majority ownership in (x) the equity or (y) the interest in the capital or profits thereof, (ii) the power to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.

“Target Working Capital” means 15.9% of the last twelve months of Net Sales at Closing as set forth in, and calculated in accordance with, the Applicable Accounting Principles.

“Tax” or “Taxes” means (a) any federal, state, local, or foreign tax, levy, impost or other similar assessment and other governmental duties, tariffs, or charges of the same or similar nature in each case, collected or assessed by, or payable to, a Governmental Authority including all income, net income, gross receipts, capital, license, payroll, employment, severance, stamp, occupation, premium, windfall profits, net worth, documentary, gain, recapture, inventory, ad valorem, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, recording, registration, value added, alternative or add-on minimum, estimated, or other tax (whether payable directly or by withholding), imposed by any Governmental Authority, and including any interest, penalty, or addition thereto, and (b) any liability for the payment of any amounts described in clause (a) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group (including any arrangement for group or consortium relief or similar arrangement) for any period, or under contract (other than agreements entered into in the Ordinary Course of Business whose principal purpose is not related to Tax), as a transferee or successor or otherwise by operation of Law.

“Tax Action” means any audit or administrative or court Action, in each case, in respect of Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to the determination, assessment or collection of any Tax or the administration of any Laws relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority.

“Termination Date” has the meaning set forth in Section 9.1(a).

“Title Company” has the meaning set forth in Section 6.7.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this (i) Agreement, (ii) the Assignment and Assumption Agreement, (iii) the Asset Transfer Agreement, (iv) the APA, (v) the Buyer Guaranty, (vi) the Escrow Agreement, (vii) the Transition Services Agreement, (viii) the Services and Use Agreement, (ix) the Lease Agreement, (x) the APA Assignment and Assumption Agreement, (xi) the Bill of Sale (as defined in the APA), (xii) the Lewiston Buyer Guaranty (as defined in the APA), and (xiii) all other documents or certificates delivered or required to be delivered by any Party at the Closing pursuant to this Agreement, the APA and the Asset Transfer Agreement.

“Transaction Expenses” means, solely to the extent incurred by the Company Entities on or prior to the Closing Date and payable by the Company Entities as of or after the Closing: (a) any fees and expenses of brokers and finders incurred in connection with the Contemplated Transactions; (b) any other third party out-of-pocket fees, costs and expenses incurred by or on behalf of the Company Entities in connection with the negotiation and execution of the Transaction Documents and the sale process undertaken with respect to the Company, the Business and/or the APA Transferred Business; (c) any costs, fees, expenses or other Losses incurred in connection with any transfer of the Cellu Tissue Entities and (d) any amounts (plus any associated withholding Taxes and any Taxes required to be paid by the Company Entities with respect thereto) that the Company Entities are obligated to pay under any bonus, succession, change of control, termination, salary continuation, retention, severance or other similar payments or arrangement.

“Transaction Tax Deductions” means, to the extent deductible in the Pre-Closing Tax Period by the Company Entities under applicable Law, at a “more likely than not” or higher level of confidence, and without duplication, all income Tax deductions related to or arising from (a) any Transaction Expenses (b) any expenses related to the transactions paid or accrued by any Company Entity prior to the Closing Date, (c) any fees, expenses, premiums and penalties with respect to the prepayment of Indebtedness on or prior to the Closing Date, and (d) any amounts included as a Current Liability in Working Capital or in Indebtedness that was taken into account as an adjustment to the Purchase Price, as finally determined pursuant to Section 2.4, and in each case of clauses (a), (b) and (c), to the extent such amounts are economically borne by Seller or its Affiliates. For purposes of the foregoing, the Parties agree to apply the seventy percent (70%) safe harbor with respect to the deduction of any “success-based fees” in accordance with IRS Revenue Procedure 2011-29.

“Transferred Employee” means any Company Employee whose employment automatically transfers to Buyer or any of its Affiliates effective as of the Closing Date or in the case of an Inactive Company Employee, as of the Deferred Employment Date, and who is not covered by a Labor Agreement.

“Transition Services Agreement” has the meaning set forth in the APA.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Union Company Employees” means (i) each employee of Seller or its Subsidiaries who is employed at the Mill Facilities as of the Execution Date and who is subject to a Labor Agreement (excluding, for the avoidance of doubt, such employee who voluntarily terminates his or her employment with the Seller and its Subsidiaries after the Execution Date but before the Closing Date), and (ii) each employee of Seller or its Subsidiaries who is employed, respectively, to provide services at the Mill Facilities following the Execution Date and prior to the Closing in accordance with Section 6.1(a)(xviii) or with Buyer’s consent and who is subject to a Labor Agreement.

“Union Transferred Employee” means each Union Company Employee whose employment automatically transfers to Buyer or any of its Affiliates effective as of the Closing Date or in case of Inactive Company Employee, as of the Deferred Employment Date.

“Unions” has the meaning set forth in Section 6.16.(i)(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any other applicable similar federal, state or local law or regulation.

“Whole Company Sale” means any proposed (i) sale or transfer, directly or indirectly, of all or substantially all of the consolidated assets of Seller and its Subsidiaries (other than the Contemplated Transactions) or (ii) merger, consolidation, reorganization or similar transaction involving Seller as a result of which the holders of shares of capital stock of Seller immediately prior to the merger, consolidation, reorganization or similar transaction no longer represent at least a majority of the voting power of the surviving corporation or other entity; provided that, purusant to Section 10.5, Seller or its successors and assigns’ obligations under this Agreement shall continue regardless of such Whole Company Sale.

“Working Capital” means the sum (which amount may be positive or negative) of the Current Assets, minus the Current Liabilities, calculated in accordance with the Applicable Accounting Principles.

“Working Capital Adjustment Amount” means an amount (which can be a positive or negative number) equal to Working Capital minus Target Working Capital.

Section 1.2 Construction; Headings.

(a) The definitions in Section 1.1 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d) The words “hereby,” “herewith,” “hereto,” “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Seller Disclosure Schedule) in its entirety and not to any part hereof unless the context shall otherwise require.

(e) The word “or” has the inclusive meaning represented by the phrase “and/or.”

(f) The words “shall” and “will” each mean “must” and express an obligation and have equal force and effect.

(g) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”.

(h) Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits, Schedules and the Seller Disclosure Schedule shall be deemed references to Articles, Sections and Exhibits of, and Schedules and the Seller Disclosure Schedule to, this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(i) Unless the context shall otherwise require, references to (i) any Person include references to such Person’s successors and permitted assigns, (ii) in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities, and (iii) any Contract or Law shall be deemed to refer to such Contract or Law as amended, supplemented or otherwise modified from time (and in the case of any Contract, in accordance with the terms hereof or thereof, as applicable), and in effect at any given time (and in the case of any Law, to any successor provisions).

(j) Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.

(k) Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. The number of days in any period specified in any provision of this Agreement shall be counted by excluding the first day on which such period commences and including the last day on which such period ends (subject to the preceding sentence).

(l) All monetary figures shall be in United States dollars unless otherwise specified. All accounting terms used but not defined herein shall have the meanings given to them under GAAP.

(m) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(n) The words or phrases “delivered,” “provided,” “furnished,” “made available” or words of similar import when used with respect to information or documents means that such information or documents have been physically or electronically delivered to the relevant receiving party (including posted to the Data Site) at least five (5) hours prior to the Execution Date.

(o) The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and instruments contemplated hereby and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the other agreements and instruments contemplated hereby shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF THE COMPANY INTERESTS

Section 2.1 Purchase and Sale of the Company Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, receive, acquire and take assignment from Seller, all of Seller’s right, title and interest in and to the Company Interests, free and clear of all Liens (other than Liens arising under applicable securities Laws) in consideration for the Final Purchase Price. For the avoidance of doubt, the Company Entities will remain bound by their Governing Documents at Closing.

Section 2.2 Escrow. Prior to the Execution Date, Buyer deposited with the Escrow Agent an amount in cash equal to the Escrow Amount. Immediately upon execution and delivery of this Agreement and the Escrow Agreement, pursuant to the terms of the Escrow Agreement, the Escrow Agent shall hold for the benefit of Seller or Buyer, as applicable, the Escrow Amount in the Escrow Account to be distributed to Seller at Closing in accordance with Section 2.3, or returned to Buyer in accordance with Section 9.3 if this Agreement is validly terminated in accordance with Article IX, in each case pursuant to the terms of the Escrow Agreement.

Section 2.3 Final Purchase Price; Closing Payment.

(a) On the terms and subject to the conditions set forth herein, in consideration of the sale, assignment, transfer and conveyance of the Company Interests, the APA Transferred Assets, and otherwise to complete the Contemplated Transactions, at the Closing, Buyer shall pay (or cause to be paid, including by jointly directing with Seller the release of the Escrow Amount to Seller) a purchase price in cash to Seller equal to (i) one billion sixty million dollars ($1,060,000,000), plus (ii) the Estimated Working Capital Adjustment Amount (which may be a positive or negative number), minus (iii) the Estimated Indebtedness, plus (iv) the Estimated Cash and Cash Equivalents, minus (v) the Estimated Transaction Expenses (the “Closing Payment”, and as adjusted pursuant to Section 2.4, the “Final Purchase Price”) via wire transfer of immediately available funds to an account designated by Seller in writing. For the avoidance of doubt, the aggregate consideration payable under this Section 2.3 includes the value ascribed to the transactions contemplated by the APA in accordance with Section 2.2 of the APA which shall be allocated to the APA Transferred Assets in accordance with Section 2.8.

(b) No later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of (i) the Working Capital and resulting Working Capital Adjustment Amount (the “Estimated Working Capital Adjustment Amount”), (ii) Indebtedness (the “Estimated Indebtedness”), (iii) Cash and Cash Equivalents (the “Estimated Cash and Cash Equivalents”), (iv) Transaction Expenses (the “Estimated Transaction Expenses”) and (v) the calculation of the Closing Payment derived therefrom in accordance with Section 2.3(a), in each case including reasonable detail and underlying support regarding the calculations thereof and determined as of the Calculation Time in accordance with the Applicable Accounting Principles. The Estimated Closing Statement and the components thereof shall be prepared in accordance with the Applicable Accounting Principles and shall not give effect to the Closing. Seller shall make its finance and accounting personnel and applicable Representatives reasonably available to Buyer in connection with Buyer’s review of the Estimated Closing Statement. Seller and its Representatives shall consider in good faith any comments made by Buyer with respect to the calculations in the Estimated Closing Statement, and, to the extent Seller agrees to any such revisions, incorporate the same into the Estimated Closing Statement.

Section 2.4 Post-Closing Adjustment.

(a) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Closing Statement”) setting forth Buyer’s good faith calculation of (i) the Working Capital and the Working Capital Adjustment Amount, (ii) Indebtedness, (iii) Cash and Cash Equivalents, (iv) Transaction Expenses and (v) the calculation of the Final Purchase Price derived therefrom in accordance with Section 2.3(a), in each case including reasonable detail regarding the calculations thereof and determined as of the Calculation Time in accordance with the Applicable Accounting Principles. The Closing Statement and components thereof shall be prepared in accordance with the Applicable Accounting Principles and shall not give effect to the Closing.

(b) During the forty-five (45)-day period following Seller’s receipt of the Closing Statement, Buyer shall and shall cause the Company Entities to give Seller and each of its Representatives access at reasonable times and on reasonable advance notice to the books, records, properties and working papers of the Company Entities and Buyer’s senior finance and accounting personnel and its accountants responsible for the Closing Statement to the extent reasonably required to permit Seller to review the Closing Statement. Within forty-five (45) days after receipt of the Closing Statement, Seller may, in a written notice to Buyer, describe in reasonable detail any proposed adjustments to the items set forth on the Closing Statement on an itemized basis and the reasons therefor (the “Dispute Notice”) (it being agreed that the only permitted reasons for such adjustments shall be mathematical error or the failure to compute items set forth therein in accordance with this Agreement); provided that any item set forth on the Closing Statement for which Seller does not propose a specific adjustment shall be deemed final (subject to the proviso in the penultimate sentence in Section 2.4(c)). If Buyer shall not have received the Dispute Notice within such forty-five (45)-day period, Seller will be deemed to have irrevocably accepted the Closing Statement. During the forty-five (45)-day period following Seller’s delivery of the Dispute Notice to Buyer, Seller or Buyer, as applicable, shall give

Buyer or Seller, as applicable, and each of their respective employees and accounting representatives access at all reasonable times and on reasonable advance notice to the personnel of Seller or Buyer responsible for the Closing Statement or the Dispute Notice, as applicable, including senior finance and accounting personnel and their accountants, to the extent reasonably required to permit Buyer or Seller, as applicable, to evaluate the proposed adjustments.

(c) Seller and Buyer shall negotiate in good faith to resolve any disputes over any items in the Dispute Notice during the forty-five (45) days following Buyer’s receipt of the Dispute Notice (the Closing Statement, as revised by such negotiations or the final decision of the accounting firm referred to below, the “Final Closing Statement”). If Seller and Buyer are unable to resolve such disputes within such forty-five (45)-day period, then Buyer and Seller shall jointly engage Grant Thornton LLP (operating out of one of their U.S. offices), or if Grant Thornton LLP is unable or unwilling to be engaged, BDO USA, LLP (operating out of one of their U.S. offices) (the “Accountant”) to arbitrate and resolve such disputes, which resolution shall be final, binding and enforceable. If each of Grant Thornton and BDO USA, LLP is unable or unwilling to act as the Accountant, such other nationally recognized independent public accounting firm that is not the regular independent accounting firm of Buyer or Seller and that will accept such appointment and that is reasonably acceptable to both Buyer and Seller and in such event references herein to the Accountant shall be deemed to refer to such replacement accounting firm. The Accountant shall be instructed to, on an expedited basis and in any event within the forty-five (45)-day period following its engagement, arbitrate and resolve such dispute based solely on the written submissions provided by each of Seller and Buyer to the Accountant (which, for the avoidance of doubt, such submissions shall only address unresolved items that were raised in the Dispute Notice) and to consider only whether the Closing Statement (and each component thereof) is mathematically accurate and was prepared in accordance with this Agreement and (only with respect to disputed matters submitted to the Accountant) whether and to what extent the Closing Statement requires adjustment. In resolving any disputed matter, the Accountant shall be instructed to (i) adhere to the definitions contained in this Agreement, and the guidelines and principles of this Section 2.4, (ii) not engage in any ex-parte communication with the Accountant, and (iii) not assign a value to any item higher than the highest value for such item claimed by either of Seller or Buyer or lower than the lowest value claimed by either such Party; provided, however, that to the extent the determination of value of any disputed item affects any other item used in calculating the Working Capital Adjustment Amount such effect may be taken into account by the Accountant. The fees and expenses of the Accountant shall be shared by Buyer and Seller in inverse proportion to the relative amounts of the disputed amount determined in favor of Buyer and Seller, respectively.

(d) Upon final determination of the Final Closing Statement pursuant to this Section 2.4, the following payments (if any) shall be made in accordance with Section 2.4(e): (i) if the Final Purchase Price is greater than the Closing Payment, Buyer shall pay to Seller an amount equal to such excess (if any) and (ii) if the Final Purchase Price is less than the Closing Payment, Seller shall pay to Buyer an amount equal to such deficit (if any).

(e) Any amount payable pursuant to Section 2.4(d) shall be made via wire transfer of immediately available funds within ten (10) Business Days after the date upon which the Closing Statement becomes the Final Closing Statement.

(f) Notwithstanding anything to the contrary in this Agreement, the process set forth in this Section 2.4 shall be the sole and exclusive remedy of the Parties for any disputes related to items required to be included or reflected in calculation of the Final Closing Statement; provided that, for the avoidance of doubt, either Party may enforce such resolution in accordance with Section 10.11.

Section 2.5 Closing. On the terms and subject to the conditions of this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages, at 10:00 a.m. local time in New York City on the date that is three (3) Business Days after the day on which the last of the conditions to the obligations of the Parties set forth in Article VII (other than those conditions that by their nature are to be satisfied at the

Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived in writing by the Party entitled to the benefit of the same in accordance with this Agreement, or at such other time, date and location as Seller and Buyer shall otherwise mutually agree, provided that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, unless otherwise mutually agreed by Seller and Buyer, the Closing shall not occur on any date prior to October 21, 2024. The date on which the Closing actually occurs in compliance with this Section 2.5 is the “Closing Date”. The Closing shall be deemed to have been consummated at 12:01 a.m. local time in New York City on the Closing Date (the “Calculation Time”), and all actions required to be taken pursuant hereto at the Closing (including the delivery of all closing deliveries pursuant to Section 2.6) shall be deemed to take place simultaneously.

Section 2.6 Closing Deliveries.

(a) At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i) an executed copy of each of the Transaction Documents to which Seller and any of its Subsidiaries is a party, and each such agreement shall be in full force and effect;

(ii) a duly executed counterpart to the joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Seller the Escrow Amount upon the Closing, to an account identified in writing by Seller in accordance with the Escrow Agreement, to be delivered by Seller at least two (2) Business Days prior to the Closing to Buyer and the Escrow Agent;

(iii) a certificate of good standing of Seller and each Company Entity certified by the Secretary of State of the applicable State in which such entity was incorporated or formed, each issued not more than ten (10) Business Days prior to the Closing Date;

(iv) a duly executed and amended and restated limited liability company agreement of the Company, in form and substance reasonably acceptable to Buyer, evidencing effective as of the Closing: (A) the withdrawal of Seller as a member, (B) the transfer of the Company Interests to Buyer and (C) the admission of Buyer as a member of the Company (the “Post-Closing LLCA”);

(v) a written resignation from each of the directors, managers and officers of the Company Entities (as requested by Buyer at least ten (10) Business Days prior to Closing), in each case, to be effective as of the Closing; provided that, if any director, manager or officer of the Company Entities fails to submit a written resignation, Seller will cause the applicable Company Entity to remove such Person effective as of the Closing;

(vi) evidence reasonably acceptable to Buyer that, effective as of the Closing, all Intercompany Obligations have been terminated in accordance with, and to the extent required by Section 6.11;

(vii) a copy of Seller’s valid and duly completed and executed IRS Form W-9;

(viii) an officer’s certificate signed by an officer or other duly authorized representative of Seller (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b), and Section 7.3(c), have been satisfied; and

(ix) the Required Release Letters.

(b) At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i) an executed copy of each of the Transaction Documents to which Buyer or any of its Affiliates is a party, and each such agreement shall be in full force and effect;

(ii) a certificate of good standing of Buyer certified by the Secretary of State of the State in which Buyer was incorporated or formed, issued not more than ten (10) Business Days prior to the Closing Date;

(iii) the Closing Payment in accordance with Section 2.3;

(iv) a duly executed counterpart to the joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Seller the Escrow Amount upon the Closing, to an account identified in writing by Seller in accordance with the Escrow Agreement, to be delivered by Buyer at least two (2) Business Days prior to the Closing to Seller and the Escrow Agent;

(v) a duly executed joinder to the Post-Closing LLCA, effective as of the Closing, admitting Buyer as a member of the Company; and

(vi) an officer’s certificate signed by an officer or other duly authorized representative of Buyer (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 2.7 Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer or any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any amount payable to or for the benefit of any Person pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom under any provision of applicable Law; provided, that other than withholding in connection with any payments in the nature of compensation for services rendered by current and former employees or pursuant to Section 1445 of the Code due to Seller’s failure to deliver the IRS Form W-9 described in Section 2.6(a)(vii), if Buyer or any other applicable withholding agent determines it is required to deduct or withhold any amount otherwise payable pursuant to this Agreement, then Buyer or such other applicable withholding agent shall use commercially reasonable efforts to provide notice to Seller of their intent to deduct or withhold such amounts and the basis for such deduction before any such deduction or withholding is made. Any amounts so deducted, withheld and timely and properly remitted to the appropriate Governmental Authority will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties will use commercially reasonable efforts to cooperate with each other in good faith to reduce to the extent possible under applicable Law any such deduction or withholding.

Section 2.8 Purchase Price Allocation. Within forty-five (45) days following the determination of the Final Purchase Price pursuant to Section 2.4(c), Seller shall prepare and deliver to Buyer a draft schedule allocating the Final Purchase Price, and any other amounts treated as consideration for Tax purposes, between (a) the Company Interests on the one hand and (b) the APA Transferred Assets on the other hand (such amounts allocated to the APA Transferred Assets, the “APA Allocable Price”), based upon the relative fair market values thereof (the “Final Purchase Price Allocation”). If Buyer disputes any items in Seller’s proposed Final Purchase Price Allocation, then no later than twenty (20) days after receipt thereof, Buyer shall deliver to Seller in writing any changes Buyer proposes to be made to the Purchase Price Allocation, and the Parties shall discuss such changes in good faith. Any items not disputed by Buyer shall be final and binding upon the parties for applicable Income Tax purposes, and the APA Allocable Price shall be allocated among the APA Transferred Assets pursuant to Section 2.3 of the APA; provided, however, that Seller and Buyer shall notify the other of any Tax Action concerning the Final Purchase Price Allocation and nothing contained herein shall prevent Seller or Buyer from settling any proposed deficiency or adjustment by any Taxing Authority based upon or related to the Final Purchase Price Allocation in connection with such Tax Action, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such Final Purchase Price Allocation. To the extent that Buyer and Seller are unable to agree on the Final Purchase Price Allocation or any revisions thereto within twenty (20) days after Seller’s receipt of Buyer’s proposed changes, each Party may file its own Tax Returns consistent with its own determination of the proper allocation of the Final Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES

Seller hereby represents and warrants to Buyer (except as set forth in the Seller Disclosure Schedule) as of the Execution Date and the Closing Date (except to the extent that a representation or warranty is made expressly as of a specified date, in which case such representation and warranty shall be deemed to be made only as of such date) as follows:

Section 3.1 Organization of the Company Entities.

(a) Each Company Entity (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all requisite organizational power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Seller has made available to Buyer a true and complete copy of the Governing Documents of each Company Entity and each as so delivered is in full force and effect.

(b) Each Company Entity is duly authorized, qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such authorization, qualification or licensure necessary, except in such jurisdictions where the failure to be so duly authorized, qualified or licensed or in good standing would not be likely to be material to the Company Entities, taken as a whole.

(c) Section 3.1(c) of the Seller Disclosure Schedule sets forth each jurisdiction in which each Company Entity is authorized, licensed or qualified to do business.

(d) Section 3.1(d) of the Seller Disclosure Schedule sets forth a correct and complete list of the officers and directors of each Company Entity as of the Execution Date.

Section 3.2 Non-Contravention. Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Article V, except as set forth on Section 3.2 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement by Seller, nor the Transaction Documents to which Seller is or will be a party, nor the consummation by Seller or the Company Entities of the Contemplated Transactions, (a) conflicts with or results in a breach of any provision of the respective Governing Documents of the Company Entities, (b) violates or results in a breach of, results in any acceleration of any rights or obligations under, or constitutes a default under, gives others any right of acceleration, termination or cancellation, or otherwise results in the triggering of payments or the creation of a Lien (other than Permitted Liens) under, any of the terms, conditions or provisions of, with respect to any Material Contract, or (c) assuming receipt of the Consents of Governmental Authorities described in Section 3.4, violates, in any material respect, any Law to which any Company Entity is subject, except in the case of matters described in clause (b) or (c) that would not have a Material Adverse Effect.

Section 3.3 Capitalization.

(a) Section 3.3(a) of the Seller Disclosure Schedule sets forth a list of the Company Entities as of the Execution Date, and with respect to each Company Entity, (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the equity interests of such Company Entity owned, directly or indirectly, by Seller and the identity of the direct holder of such equity interests. Except for this Agreement, Seller is not a party to any Contracts that would require Seller to sell, transfer or otherwise dispose of such equity interests in the Company Entities. All issued and outstanding equity interests of each Company Entity are duly authorized and validly issued in accordance with applicable Laws, or pursuant to valid exemptions therefrom, and such Company Entity’s Governing Documents, and were not issued in violation of any preemptive or other rights of any Person. Other than this Agreement and the Transaction Documents, there are no outstanding shares, options, stock appreciation rights, restricted equity units, phantom awards, performance awards, other compensatory equity-based awards, warrants, conversion rights, calls, subscriptions, convertible or exchangeable securities or other rights to subscribe for, purchase or acquire any equity interest of a Company Entity that obligates a Company Entity or a Seller Company to issue, sell, transfer or otherwise dispose of any equity securities of such Company Entity. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company Entities including those that have a value determined by reference to the Company Entities’ equity interests. Except for the Governing Documents of the Company Entities, this Agreement and the Transaction Documents, no Company Entity or Seller Company is a party to any voting trust, proxy or other Contract with respect to the voting of such equity interests in the Company Entities and none of the equity securities of such Company Entity is subject to any preemptive rights, rights of first offer, rights of first refusal or similar rights in favor of any Person. The equity interests of each Company Entity are not certificated.

(b) Other than as set forth on Section 3.3(b) of the Seller Disclosure Schedule, no Company Entity (i) has, nor has it ever had, any Subsidiary other than a Subsidiary that is a Company Entity or a Cellu Tissue Entity, or (ii) owns, or has ever owned, directly or indirectly, any capital stock, membership interest or other equity interests in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person other than with respect to a Company Entity or a Cellu Tissue Entity. No Company Entity is a member of or participant in any partnership, joint venture or similar Person.

(c) The Company is the sole legal and beneficial owner of all issued and outstanding membership interests, in each case, free and clear of any Liens, other than Permitted Liens in (i) Clearwater Paper Shelby, LLC, (ii) Clearwater Paper Las Vegas, LLC and (iii) Clearwater Paper Elwood, LLC.

(d) Prior to the Execution Date, Seller and its applicable Subsidiaries have distributed or transferred the equity interests in the Cellu Tissue Entities from the Company to Seller. On the Execution Date, the Company does not directly or indirectly hold any equity interests in the Cellu Tissue Entities.

Section 3.4 Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by Seller or any Company Entity in connection with the execution and delivery of this Agreement or the other Transaction Documents to which it is or will be a party, or consummation of the Contemplated Transactions, other than (a) the Required Governmental Approvals, (b) requirements of any applicable provisions of the Securities Act or any other applicable securities Laws, (c) Consents set forth on Section 3.2 of the Seller Disclosure Schedule, (d) requirements applicable as a result of the specific legal or regulatory status of Buyer or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer, Guarantor or any of their respective Subsidiaries is or proposes to be engaged, or (e) those the failure of which to obtain or make would not have a Material Adverse Effect.

Section 3.5 Financial Statements; No Undisclosed Losses.

(a) Section 3.5(a) of the Seller Disclosure Schedule sets forth correct and complete copies of the following financial statements (the “Financial Statements”): (i) the unaudited consolidated management-level balance sheet of the Business and the APA Transferred Business and the related profit and loss statements of the Business and the APA Transferred Business for the twelve (12)-month period ended as of December 31, 2022, (ii) the unaudited consolidated management-level balance sheet of the Business and the APA Transferred Business (the “Balance Sheet”) and the related profit and loss statements of the Business and the APA Transferred Business for the twelve (12)-month period ended as of December 31, 2023, and (iii) the unaudited consolidated management-level balance sheet of the Business and the APA Transferred Business and the related profit and loss statements of the Business and the APA Transferred Business for the 6-month period ended as of June 30, 2024 (the “Interim Date”).

(b) The Financial Statements (i) line items have been prepared in accordance with GAAP, except as may be indicated in Section 3.5(b) of the Seller Disclosure Schedule, and (ii) have been derived from the books and records of Seller and its Subsidiaries and fairly present, in all material respects, the consolidated financial position of the Business and the APA Transferred Business as of the dates thereof and for the respective periods indicated therein; provided that throughout the periods set forth in the Financial Statements the Company Entities have not operated as separate stand-alone entities of Seller, and instead the balance sheet and results of operations of the Company Entities have been reported within the consolidated financial statements of Seller.

(c) As of the Execution Date, none of the Company Entities has any Losses, except for (i) Losses reflected and adequately reserved against in the Financial Statements (or as set forth in Section 3.5(c) of the Seller Disclosure Schedule), (ii) Losses that have arisen after the Interim Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by a breach of Material Contract or violation of Law), (iii) Losses incurred in connection with the Contemplated Transactions, (iv) Losses that have been discharged or paid in full prior to the Execution Date, or (v) Losses which would not reasonably be expected to, individually or in the aggregate, be material to the Business and the APA Transferred Business, taken as a whole.

(d) Seller maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting from which the Financial Statements were derived.

(e) Since January 1, 2021, in each case with respect to the Business and the APA Transferred Business, neither Seller nor the Company Entities or, to the Knowledge of Seller, any external auditor, external accountant or similar authorized Representative of Seller or the Company Entities, has received any material complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Business and the APA Transferred Business or their respective internal accounting controls, including any material complaint, allegation or claim that Seller or the Company Entities has engaged in questionable accounting or auditing practices.

(f) All accounts receivable reflected on the Balance Sheet represent bona fide receivables arising from sales made or services performed in the Ordinary Course of Business.

Section 3.6 Absence of Certain Changes.

(a) Except as reflected on the Financial Statements (or as set forth in Section 3.5(b) or Section 3.5(c) of the Seller Disclosure Schedule), since January 1, 2024, there has not been a Material Adverse Effect.

(b) From the Interim Date through the Execution Date, the Company Entities have been operated in the Ordinary Course of Business in all material respects and except as set forth on Section 3.6(b) of the Seller Disclosure Schedule, or except as permitted by this Agreement, no Company Entity has taken any action that would require the consent of Buyer pursuant to Section 6.1 if such provision had been effect at such time.

Section 3.7 Tax Matters.

(a) Seller and each of the Company Entities has timely filed, or caused to be filed, all material Tax Returns required to be filed by a Company Entity (or on which a Company Entity is required to be included), taking into account valid extensions, and such Tax Returns are each true, correct and complete in all material respects. All material Taxes (whether or not reflected on such Tax Returns) due and payable by or with respect to a Company Entity have been timely paid in full in accordance with applicable Law.

(b) Each of the Company Entities has, in accordance with all Tax withholding, employment, social security, and other similar provisions of applicable U.S. federal, state, local and non-U.S. Laws, (i) timely and properly withheld and paid all material Taxes required to be withheld and paid and (ii) complied in all material respects with all material reporting requirements (including maintenance of required records with respect thereto) with respect to such payments.

(c) There are no outstanding or unsettled written claims, asserted deficiencies or assessments of any Governmental Authority for any material Tax liability of any Company Entity and there are no ongoing audits or Actions with respect to any material Taxes of any Company Entity.

(d) No Company Entity has consented to extend the time, nor is it the beneficiary of any extension of time, in which any material Tax may be assessed or collected by any Governmental Authority, which extension is still outstanding (other than automatic extensions obtained in the Ordinary Course of Business arising from an extension of the due date for filing a Tax Return).

(e) No written claim, which remains unresolved, has ever been made by a Governmental Authority in any jurisdiction where a Company Entity does not file Tax Returns that such Company Entity is required to file Tax Returns in such jurisdiction.

(f) There are no Liens on the assets of any Company Entity relating or attributable to Taxes, except for Permitted Liens.

(g) No Company Entity “participates” or has “participated” in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any similar provision of applicable Law.

(h) No Company Entity (i) has any liability for any material Tax of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) other than the Company Entities or another member of a Seller Affiliated Group, as transferee or successor, or by contract (other than agreements whose principal purpose is not related to Tax), (ii) has been a member of an affiliated group filing consolidated income or franchise Tax Returns (except a Seller Affiliated Group or a group the common parent of which is a Company Entity) for U.S. federal, state or non-U.S. Tax purposes, or (iii) has been a party to a Tax sharing, indemnification or allocation agreement (other than agreements whose principal purpose is not related to Tax).

(i) No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income tax Law) entered into on or prior to the Closing Date, (iv) an intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into on or prior to the Closing Date, or (v) a change in the method of accounting for a period ending prior to or including the Closing Date.

(j) The Company Entities are not a Tax resident and do not have a “permanent establishment” in any country other than the United States.

(k) The Company has not, since January 1, 2021, constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.

(l) At all times since their respective dates of formation, for U.S. federal income tax purposes, the Company has been classified as a corporation and each other Company Entity has been treated as an entity disregarded as separate from its sole owner, the Company.

(m) No share of the Company Interests is a “loss share” for purposes of Treasury Regulations Section 1.1502-36.

Section 3.8 Real Property.

(a) Owned Real Property. A list of all real property owned in fee by any Company Entity as of the Execution Date or to be owned in fee by any Company Entity as of the Closing (the “Owned Real Property”) is set forth in Section 3.8(a) of the Seller Disclosure Schedule. Each Company Entity has (or, with respect to those Owned Real Properties that are to be transferred to a Company Entity prior to the Closing, will have) good, valid and marketable fee title to its interest in its Owned Real Property, free and clear of all Liens (other than Permitted Liens). Except for Permitted Liens, no Company Entity has leased, licensed or otherwise granted any Person the right to use or occupy such Company Entity’s Owned Real Property. No Company Entity has received written notice of any actual proceedings of condemnation and, to the Knowledge of Seller, there are no existing or threatened in writing proceedings of condemnation or similar proceedings with respect to any part of the Owned Real Property, which would have a Material Adverse Effect.

(b) Leased Real Property. To the Knowledge of Seller, true and correct copies of all leases and licenses (each a “Material Real Property Lease”) of real property (such real property, the “Leased Real Property”) pursuant to which Seller, with respect to the Business, or a Company Entity, is a lessee or licensee as of the Execution Date have been made available to Buyer prior to the Execution Date, together with all amendments and modifications thereto entered into prior to the Execution Date and a list of which is included in Section 3.8(b)(i) of the Seller Disclosure Schedule. Each Material Real Property Lease is (or, when transferred in accordance with its terms and subject to any conditions set forth therein, will be) valid and binding on the Company Entity party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Material Real Property Lease by the other party thereto and subject to the Remedies Exception), except as would not have a Material Adverse Effect. Each Company Entity has (or, when a Material Real Property Lease is transferred in accordance with its terms and subject to any conditions set forth therein, will have) a valid leasehold relating to the Leased Real Property, free and clear of all Liens, except for Permitted Liens. Except as disclosed in Section 3.8(b)(ii) of the Seller Disclosure Schedule, to the Knowledge of Seller, no Company Entity has received a written notice of default under any Material Real Property Lease beyond the expiration of applicable notice and cure periods. Seller has complied in all material respects with the terms of all applicable leases of the Leased Real Property and all such leases are in full force and effect, enforceable in accordance with their terms against Seller and, to the Knowledge of Seller, the counterparties thereto.

(c) To the Knowledge of Seller as of the date hereof, there are no existing or threatened in writing litigation, claim, condemnation proceedings or similar Actions relating to Seller or any part of any Real Property, except as disclosed in Section 3.8(c) of the Seller Disclosure Schedule. Except as otherwise disclosed in the public records, no Person other than the applicable fee owner or lessee of each Real Property has any possessory interest in the Real Property or right to occupy the same.

(d) To the Knowledge of Seller: (i) there are no material violations of any zoning ordinances, building codes or other governmental or regulatory laws affecting the Real Property or planned material changes in any zoning ordinances or building codes or other governmental or regulatory Laws that would materially and adversely affect the Real Property and (ii) there are no planned or commenced public improvements related to the Real Property that may result in special assessments against any part of the Real Property.

(e) The buildings and improvements on the Real Property are in all material respects in good operating condition and in a state of good repair, ordinary wear and tear excepted, are in compliance with all applicable building codes and are suitable for their current uses and purposes. Except as set forth in Section 3.8(e) of the Disclosure Schedule, to the Knowledge of Seller, there are no physical conditions on any part of the Real Property that would materially impair the continued operation of the Business as presently conducted at each such Real Property. There have been no recent material casualties affecting the Real Property. There is no planned or, to the Knowledge of Seller, required substantial expenditure in relation to the Real Property, except as disclosed in Section 3.8(e) of the Seller Disclosure Schedule.

(f) To the Knowledge of Seller, each part of the Real Property has adequate rights of access to dedicated public ways and is served by water, electric, sewer, sanitary sewer and storm drain facilities, in each case to the extent reasonably necessary for the operation, use and occupancy of such Real Property as currently operated and used.

(g) Except as set forth in Section 3.8(g) of the Disclosure Schedule, there are no rights of first refusal, options to purchase, purchase agreements, contracts for deed or installment sale agreements in effect with respect to all or any part of the Real Property.

(h) Except as set forth in Section 3.8(h) of the Seller Disclosure Schedule, there are no Contracts relating to the Real Property for any proposed or pending purchase, sale, lease or construction of facilities by Seller or any Subsidiary thereof.

(i) Except as set forth in Section 3.8(i) of the Seller Disclosure Schedule, no Company Entity owns or leases any real property other than the Real Property.

Section 3.9 Title, Condition and Sufficiency of Assets.

(a) The Company Entities collectively have good, valid and marketable title to, or own, hold valid leases, or otherwise have rights in, all machinery, equipment and other personal property necessary for the conduct of the Business as currently conducted, as applicable, including all assets reflected on the Balance Sheet, free and clear of all Liens except for Permitted Liens. The tangible assets of the Company Entities are in good operating condition and adequate for the uses to which they are being put, and none of such property is in need of maintenance or repairs, except for ordinary wear and tear and routine maintenance and repairs that are not material in nature or cost.

(b) At the Closing, except as otherwise set forth in the Transaction Documents (including the Transition Services Agreement) and except for any Consent for assignment or transfer that has not been obtained prior to Closing, the assets, rights, Contracts, permits and properties owned or leased by the Company Entities, constitute all of the assets, rights, Contracts, permits and properties that are necessary and sufficient for the ongoing conduct of the Business, in all material respects in the aggregate, as conducted during the twelve (12) months prior to the Execution Date.

(c) The (i) Company Entities are not guarantors of or otherwise liable for any Indebtedness for Borrowed Money and (ii) APA Transferred Assets do not secure any Indebtedness for Borrowed Money, other than, in each of the foregoing cases, the Indebtedness set forth in Section 6.18(g) that will be subject to the Required Release Letters.

Section 3.10 Environmental Matters

(a) Except as would not have a Material Adverse Effect:

(i) as of the Execution Date, each Company Entity is, and since January 1, 2021 has been, in compliance with all applicable Environmental Laws;

(ii) each Company Entity holds all Permits required under Environmental Law and is, and since January 1, 2021 has been, in compliance with all Permits that are required pursuant to Environmental Laws and such Permits are in full force and effect, all applications as necessary for renewal of such Permits have been timely filed, and such Permits contain no terms or conditions that will require material changes or limitations on the activities and operations of the Company Entities or the Facilities;

(iii) there has been no Release or presence of or exposure to any Hazardous Substance, whether on or off the property currently or formerly owned or operated by any Company Entity, that would reasonably be expected to result in material Losses or a requirement for notification or to Remediate or take any Remediation Action under any Environmental Laws;

(iv) no Company Entity has received, any currently unresolved written information request, unresolved notice of any violation of or noncompliance with, or Losses (including any investigatory notice, corrective action notice or remedial obligation) under, any Environmental Laws or with respect to any Permit required by applicable Environmental Laws; and

(v) no Company Entity is party to any Action or Governmental Order arising Environmental Laws or related to the Release, presence of or exposure to Hazardous Substances, in each case that remains unresolved or that imposes any continuing obligation under any Environmental Laws on any Company Entity, and to the Knowledge of Seller, no such Governmental Orders or Actions have been threatened.

(vi) no liens pursuant to Environmental Laws have been or are imposed on the property owned or operated by any Company Entity and, to the Knowledge of Seller, no such liens have been threatened; and

(vii) no Company Entity has assumed by Contract any liabilities or obligations pursuant to Environmental Laws.

(b) Seller has delivered to, or has otherwise made available for inspection by Buyer, all written assessments, audits, investigation reports, studies, test results or similar documents requested by Buyer in the possession, control or custody of Seller or any Company Entity related to environmental, health or safety matters or Hazardous Substances with respect to any Company Entity or any Facility.

Section 3.11 Contracts. Section 3.11 of the Seller Disclosure Schedule sets forth all of the Material Contracts as of the Execution Date, complete, true and correct copies of which have been made available to Buyer. Except as would not have a Material Adverse Effect, (i) each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company Entity or Seller Company which is a party to such Material Contract (subject to the Remedies Exception) and, to the Knowledge of Seller, the other parties thereto, (ii) no Company Entity or Seller Company nor, to the Knowledge of Seller, any of the other parties thereto is in breach, violation or default, and, to the Knowledge of Seller, no event has occurred which with or without notice or lapse of time or both would constitute any such breach, violation or default, or permit termination, modification, or acceleration by such other parties under such Material Contract, except that, in order to avoid a default, violation or breach under any Material Contract, the Consent of such other parties set forth in Section 3.2 of the Seller Disclosure Schedule may be required in connection with the Contemplated Transactions, (iii) since January 1, 2021, no Company Entity or Seller Company has waived any material right under any Material Contract, and (iv) no party to any Material Contract has notified a Company Entity or Seller Company in writing that it intends to terminate or fail to renew at the end of its term such Material Contract, materially increase rates, costs, or fees charged under any Material Contract or materially reduce the level of goods or services provided under any Material Contract.

Section 3.12 Significant Customers and Suppliers.

(a) Section 3.12(a) of the Seller Disclosure Schedule sets forth (i) a list of the ten (10) largest customers of the Business and the APA Transferred Business, taken as a whole (by dollar volume of sales) for the twelve (12) month period ended on the Interim Date (collectively, the “Significant Customers”) and (ii) the approximate amount of sales derived by the Business and the APA Transferred Business from each such Significant Customer during such periods. During the twelve (12) month period ended on the Interim Date, none of the Company Entities or Seller has received any written notice or, to the Knowledge of Seller, oral notice, from any Significant Customer stating that it intends to cancel, terminate or otherwise adversely modify in any material respect its relationship with the Business or the APA Transferred Business. Since January 1, 2021, there have been no material disputes between the Business or the APA Transferred Business, on the one hand, and a Significant Customer, on the other hand.

(b) Section 3.12(b) of the Seller Disclosure Schedule sets forth (i) a list of the fifteen (15) largest suppliers of the Business and the APA Transferred Business from which the Company Entities or Seller, taken as a whole, ordered raw materials, services, supplies, merchandise and other goods for the Business and the APA Transferred Business (by dollar volume of purchases) for the twelve (12) month period ended on the Interim Date (collectively, the “Significant Suppliers”), and (ii) the approximate amount paid to each such supplier by a Company Entity or Seller with respect to the Business and the APA Transferred Business during such periods. During the twelve (12) month period ended on the Interim Date, none of the Company Entities or Seller has received any written notice or, to the Knowledge of Seller, oral notice, from any Significant Supplier stating that it intends to cancel, terminate or otherwise adversely modify in any material respect its relationship with the Business or the APA Transferred Business. Since January 1, 2021, there have been no material disputes between the Business or the APA Transferred Business, on the one hand, and a Significant Supplier, on the other hand.

Section 3.13 Inventory. Except as would not have a Material Adverse Effect, all inventory as reflected in the Financial Statements (a) is of merchantable quality and is free from material defects, is not obsolete and is saleable in the Ordinary Course of Business and is not subject to any material write-offs or write-downs (other than which has been written off or written down as reflected in the Financial Statements), and (b) is owned by the Company Entities, or by Seller and its Subsidiaries with respect to the Business and APA Transferred Business, clear of all Liens other than Permitted Liens, and no such inventory is held by the Company Entities, or by Seller and its Subsidiaries with respect to the Business and APA Transferred Business, on a consignment basis.

Section 3.14 Product Liability. Except as would not have a Material Adverse Effect, since January 1, 2021, (i) there has not been any material claim made against the Company Entities or Seller for any product returns, product liability or warranty obligations relating to any products or services of the Business or the APA Transferred Business that are, or were during such period, manufactured or sold by the Company Entities or Seller with respect to the Business and/or the APA Transferred Business (such products and services, collectively the “Business Products”) from any particular customer or with respect to any particular Business Product; (ii) Seller or the Company Entities, as applicable, have conducted audits and inspections of the Facilities and the Mill Facilities, consistent with industry standards, and none of these inspections or audits have resulted in material adverse findings; (iii) there have not been any material defects or deficiencies or any claimed material defects or deficiencies in any such Business Products that could reasonably be expected to result in an individual Action or collective or class action claim against the Company Entities or Seller and its Subsidiaries relating to Business Products; (iv) none of the Business Products designed, manufactured, packaged, labeled, shipped or sold by Seller or a Company Entity or their Affiliates has been subject to, or is subject to, any recall mandated by any Governmental Authority or demanded in writing by any customer, (v) to the Knowledge of Seller, none of the Business Products has been subject to, or is subject to, any investigation by any Governmental Authority and, as of the Execution Date, to the Knowledge of Seller, no Company Entity, Seller or their Subsidiaries has received any communication related to any possible or threatened investigation by any Governmental Authority relating to the Business Products, and (vi) the Company Entities, Seller and its Subsidiaries have not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement relating to any of the Business Products and, to the Knowledge of Seller, there are no facts or circumstances as of the Execution Date that would cause any Governmental Authority to require any recall, market withdrawal, replacement, relabeling or suspension of manufacturing, promotion, or sale of any of the Business Products.

Section 3.15 Insurance. Section 3.15 of the Seller Disclosure Schedule lists as of the Execution Date all insurance policies (other than any Seller Benefit Plan) that Seller, its Subsidiaries or the Company Entities maintain or cause to be maintained with respect to the Company Entities, the Business or the APA Transferred Business (the “Insurance Policies”), true and correct copies of the portions of such insurance policies applicable to the Company Entities, the Business or the APA Transferred Business, which have been made available to Buyer. Section 3.15 of the Seller Disclosure Schedule also lists as of the Execution Date all material claims made by the Seller Companies or the Company Entities in connection with the Business and the APA Transferred Business under any Insurance Policy since January 1, 2021. All such Insurance Policies are in full force and effect, all premiums with respect thereto have been paid, no Company Entity nor any other party is in material breach or default thereunder, and no written notice of cancellation or termination has been received by Seller, its Subsidiaries or any Company Entity with respect to any such Insurance Policy. As of the Execution Date, there are no claims related to the Business and the APA Transferred Business pending under any such Insurance Policies as to which coverage has been denied or disputed (unless coverage for such claim has since been accepted) or in respect of which there is an outstanding reservation of rights (unless coverage for such claim has since been accepted).

Section 3.16 Intellectual Property.

(a) Section 3.16(a) of the Seller Disclosure Schedule sets forth a true and complete list as of the date hereof of all (i) Patents, patent applications, trademark registrations and applications, copyright registrations and applications and domain name registrations, (ii) material unregistered Trademarks and (iii) material unregistered Intellectual Property (other than Trademarks), in each case, included in the Company Entities Intellectual Property and the APA Intellectual Property.

(b) Each of the items identified on Section 3.16(a) of the Seller Disclosure Schedule are subsisting and in good standing with the Governmental Authorities or the applicable internet domain name registrar with which such Intellectual Property is registered or pending and are valid and enforceable. No Action is pending or threatened, challenging the validity, enforceability, registration or ownership of any Company Entities Intellectual Property or APA Intellectual Property.

(c) Except as would not be material to the Company Entities taken as a whole, or as otherwise provided in a Transaction Document, (i) the Company Entities do, and immediately after the Closing will, own or otherwise have sufficient right to use all Intellectual Property used in connection with, or necessary for, the operation of the Business as currently operated and (ii) Seller does, and immediately after the Closing, one of the Company Entities will, exclusively own all right, title and interest in and to the Company Entities Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(d) Except as would not be material to the APA Transferred Business, or as otherwise provided in a Transaction Document, Seller does, and immediately after the Closing Buyer will, (i) own or otherwise have sufficient right to use all Intellectual Property used in connection with, or necessary for, the operation of the APA Transferred Business as currently conducted and (ii) exclusively own all right, title and interest in and to the APA Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(e) Seller and its Subsidiaries (including the Company Entities) have taken reasonable steps to maintain the material Company Entities Intellectual Property and APA Intellectual Property and to protect and preserve the confidentiality of all material Trade Secrets (including any information that would have been a Trade Secret but for any failure of Seller or its Subsidiaries to act in a manner consistent with this Section 3.16(e)) included in the Company Entities Intellectual Property or APA Intellectual Property or provided by third parties to the Business or the APA Transferred Business under conditions of confidentiality.

(f) Except as would not be material to the Company Entities and the APA Transferred Business, taken as a whole, (i) the operation of the Business and the APA Transferred Business does not and has not infringed, misappropriated or otherwise violated, and immediately after the Closing will not, infringe, misappropriate or otherwise violate any Intellectual Property of any Person, (ii) to the Knowledge of Seller, no Person is infringing or misappropriating any Intellectual Property in any material respect, and (iii) no Action alleging any of the foregoing in this Section 3.16(f) is pending, or to the Knowledge of Seller, threatened, against any Company Entity, or against Seller or any of its Subsidiaries with respect to the APA Transferred Business.

(g) Except as would not be material to the Company Entities and the APA Transferred Business, taken as a whole, each employee, contractor and consultant involved in the creation, invention or development of any material Intellectual Property (collectively, “Contributor”) for or on behalf of the Business or the APA Transferred Business has executed a written assignment of all such Intellectual Property to one of the Company Entities or to Seller. No third party has made claim to rights to any such Intellectual Property. None of Seller or any of its Subsidiaries (including the Company Entities) has any outstanding financial or other obligation to any Contributor with respect to the Company Entities Intellectual Property or APA Intellectual Property.

(h) Except as would not be material to the Company Entities and the APA Transferred Business, taken as a whole, (i) each Company Entity, or with respect to the APA Transferred Business, Seller or any of its Subsidiaries, has taken reasonable efforts (including implementing and monitoring compliance with administrative, technical and physical safeguards, policies, procedures and security measures that conform with all applicable contractual obligations and Privacy Laws) to ensure the confidentiality, security and operation of any systems, software, databases, information technology devices, equipment and infrastructure, networks and websites owned, leased or licensed by such Company Entity, or with respect to the APA Transferred Business, Seller or any of its Subsidiaries, and any information (including Trade Secrets and data, including Personal Information), stored or contained therein or processed thereby (the “IT Assets”), (ii) there has been no unauthorized or improper access to, violations, disruptions, breaches or unauthorized uses of, the IT Assets, and no material violations or non-compliance of any such policies or procedures and (iii) the IT Assets are adequate for, and immediately after the Closing, will be adequate for, the operation of the Business and the APA Transferred Business, as applicable, the IT Assets operate and perform in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Business and the APA Transferred Business, as applicable, and have not materially malfunctioned or failed since January 1, 2021.

(i) Since January 1, 2021, the Company Entities and the operation of the Business and the APA Transferred Business are and have been in material compliance with all applicable data Privacy Laws and all contractual obligations and policies relating to the processing of Personal Information.

(j) Except as would not be material to the Business or the APA Transferred Business, taken as a whole, each Company Entity, or Seller or any of its Subsidiaries with respect to the APA Transferred Business, has addressed and fully remediated all material threats and deficiencies identified in every security assessment performed by or on behalf of any Company Entity with respect to the Business or by or on behalf of Seller or any of its Subsidiaries with respect to the APA Transferred Business, including any such assessments required by any Contracts to which any of the foregoing is a party with respect to the Business or the APA Transferred Business.

Section 3.17 Actions; Governmental Orders. As of the Execution Date, except as described in Section 3.17 of the Seller Disclosure Schedule, (a) since January 1, 2021, there have been no Actions (i) pending or, to the Knowledge of Seller, threatened against any Company Entity or a Seller Company in respect of the Business, in each case, which are reasonably likely to result in any material Losses for any Company Entity, and (ii) pending or threatened by any Company Entity or Seller Company with respect to the Business against another Person, and (b) other than Permits, there are no outstanding Governmental Orders to which any Company Entity is a party or by which it is bound.

Section 3.18 Labor and Employment Matters.

(a) Seller will make available to Buyer, within one (1) Business Day of the Execution Date, a true and complete list of all Company Employees and Union Company Employees as of the Execution Date listed by name (to the extent permitted by applicable Law and otherwise by employee identification number), which shall include (i) the dates of hire and the rates of base pay or base salary for each such employee as of the Execution Date, (ii) target annual bonus and rate of all bonus or any other cash compensation (“other cash compensation” shall exclude, for example, non-material reimbursements, spot awards, attendance awards, gift cards, discretionary awards, and other cash or cash-equivalent incentives), and other bonus eligibility (if any), (iii) location of service, (iv) full or part-time status, (v) exempt or non-exempt status under the Fair Labor Standards Act, (vi) job title or position, (vii) severance opportunity, (viii) employment status (active or leave, but not the reason for the leave, and, if applicable, the type of leave, date such leave began, and expected return date, if known), annual vacation accrual and unused vacation as of the Execution Date to the extent such Company Employee or Union Company Employee’s vacation days are tracked under the Seller Benefit Plan, (ix) type and duration of work visa, if applicable, and (x) any material benefits other than those generally provided to all Company Employees or Union Company Employees, as applicable. Seller will make available to Buyer, within 10 days following the Execution Date, true and complete copies of agreements with Individual Independent Contractors performing services as of the Execution Date or, where such written agreements are not reasonably available, a summary of Individual Independent Contractors by name (to the extent permitted by applicable Law and otherwise anonymously), which shall include (i) the dates of engagement and rates of pay for each such individual as of the Execution Date, (ii) location of service and (iii) type of services performed.

(b) (i) Except as set forth in Section 3.18(b)(i) of the Seller Disclosure Schedule, the Company Entities are not a party to, or bound by, and no Company Employee, Union Company Employee or Individual Independent Contractor is subject to, any (A) collective bargaining agreements (including any amendments, side letters, letters or memoranda of understanding, memoranda of agreement, shutdown agreements, effects bargaining agreements, or other similar documents) or extension orders (other than extension orders that apply to all employers and employees in their respective jurisdiction generally), or (B) other Contract with any labor organization or union, works council or other employee organization (each agreement in Section 3.18(a)(i)(A) and Section 3.18(a)(i)(B), a “Labor Agreement”), and (ii) as of the Execution Date, except as set forth in Section 3.18(a)(ii) of the Seller Disclosure Schedule, (A) no Labor Agreement is being negotiated by the Company Entities (and, to the Knowledge of Seller, no Labor Agreement has been requested by, or is under discussion by management with, or on behalf of, any Company Employee, Union Company Employee, or Individual Independent Contractor), (iii) no Company Entity is obligated to negotiate, any such Labor Agreement with any union, labor organization, works council, other employee organization, employee or others, and (iv) to the Knowledge of Seller, no Company Entity is obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision with respect to Company Employees, Union Company Employee, or Individual Independent Contractor. Seller has provided Buyer true and complete copies of the current and previous Labor Agreements since January 1, 2021 as listed on Section 3.18(b)(i)(A)-(B) of the Seller Disclosure Schedule.

(c) Except as set forth in Section 3.18(c) of the Seller Disclosure Schedule, with respect to current or former Company Employees, Union Company Employees, and Individual Independent Contractors, as of the Execution Date, Seller and the Company Entities are not, nor since January 1, 2021 has been, the subject of any Action, nor to the Knowledge of Seller, has any Action been threatened (i) asserting that Seller or the Company Entities have committed an unfair labor practice, or asserting any labor grievances regarding any Labor Agreement, employment discrimination, misclassification, harassment or retaliation, or (ii) seeking to compel it to bargain with any labor organization as to wages or conditions of employment. To the Knowledge of Seller, no event has occurred or circumstance exists that would be reasonably expected to provide the basis for any of the foregoing. As of the date hereof, all Company Employees and Union Company Employees are employed by the Seller. With respect to current or former Company Employees, Union Company Employees, and Individual Independent Contractors, Seller is in compliance in all material respects with all applicable Labor Laws for the period of applicable statutes of limitations and orders in all jurisdictions in which Seller employs the Company Employees and Union Company Employees, and engages the Individual Independent Contractors. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all Company Employees, Union Company Employees, and Individual Independent Contractors for services performed on or prior to the Execution Date have been paid in full (or will be paid in the Ordinary Course of Business as scheduled). Each Individual Independent Contractor has been properly characterized as an independent contractor based on the applicable standards under applicable Labor Law except as would not be material. As of the Execution Date all Company Employees and Union Company Employees are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, and any other United States immigration laws relating to the employment of non-United States citizens applicable in the state in which such Company Employees or Union Company Employees are employed. Except as set forth in Section 3.18(c) of the Seller Disclosure Schedule, Seller has properly completed and retained a Form I-9 with respect to each of the Company Employees and Union Company Employees employed since January 1, 2021, and has, in good faith, verified and fully recorded on the Form I-9 the information for the documents establishing identity and work authorization for each such employee and has provided to Buyer complete and accurate copies of all such Form I-9s, together with such employees’ supporting documentation (if retained by Seller) evidencing that the employees have valid work authorization to be employed by Seller. Since January 1, 2021, with respect to Company Employees, Union Company Employees, and Individual Independent Contractors, Seller and the Company Entities have not been the subject of an audit or a proceeding from the United States Department of Homeland Security, including Immigration and Customs Enforcement (or any predecessor thereto, including the United States Customs Service or the Immigration and Naturalization Service), or any other immigration-related enforcement proceeding. To the Knowledge of the Seller, none of the current or former Company Employees, Union Company Employees, and Individual Independent Contractors is in violation of any term of any noncompetition agreement, non-solicitation agreement or any restrictive covenant covering such Company Employee, Union Company

Employee, or Individual Independent Contractor. To the Knowledge of the Seller, no current or former Company Employee, Union Company Employee, or Individual Independent Contractor has used or proposed to use any trade secret, information or documentation confidential or proprietary to any former employer or other Person for whom such individual performed services or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of any of the Company Entities.

(d) With respect to the Company Employees and Union Company Employees, Seller and the Company Entities are in compliance, in all material respects, with their obligations pursuant to WARN and all other notification and bargaining obligations arising under any Labor Agreement or applicable Law. With respect to the Company Employees and Union Company Employees, since January 1, 2021, Seller and the Company Entities have not incurred any Loss under WARN that remains unsatisfied, and Seller and the Company Entities have not taken any action that would reasonably be expected to cause Buyer to have any material Losses following Closing under WARN.

(e) No labor strike, material dispute, slowdown, picketing, work stoppage, or lockout involving any Company Employee or Union Company Employee has occurred since January 1, 2021, is pending or ongoing or, to the Knowledge of Seller, or threatened against, or affecting the Company Entities. To the Knowledge of Seller, no event has occurred or circumstance exists that would be reasonably expected to provide the basis for any of the foregoing.

(f) To the Knowledge of Seller, (i) since January 1, 2021 there have been no petitions or campaigns being conducted to solicit union authorization cards or petition initiated by any Company Employee and Union Company Employee, labor union, labor organization, works council, trade association, other employee organization, or similar body, to seek representation on behalf of any Company Employees not currently subject to a Labor Agreement and Union Company Employees, and (ii) there are not any campaigns being conducted to solicit union authorization cards or petition from employees to authorize representation by any labor union, labor organization, works council, trade association, other employee organization, or similar body.

(g) Except as set forth in Section 3.18(g) of the Seller Disclosure Schedule, there are no, and since January 1, 2021 there have been no, pending or ongoing or, to the Knowledge of Seller, threatened investigations or audits by any Governmental Authority relating to the employment practices of Seller as they pertain to the Company Employees, Union Company Employees or Individual Independent Contractors. Except as set forth in Section 3.18(g) of the Seller Disclosure Schedule, to the Knowledge of Seller, no event has occurred or circumstance exists that would be reasonably expected to provide the basis for any of the foregoing.

(h) Each Company Employee is terminable at will by Seller upon not more than thirty (30) days’ notice and without material cost or penalty to Seller or the Company Entities. As of the Execution Date, no Company Employee that is a director, officer, executive, or a member of senior management has provided written notice to Seller of his or her intent to terminate his or her employment with Seller or any of the Company Entities prior to or following the Closing.

(i) Except as set forth in Section 3.18(i) of the Seller Disclosure Schedule, the Company Entities are not subject to any ongoing conciliation agreement or related obligations or any ongoing compliance review with the Office of Federal Contract Compliance Programs or has any ongoing violations of Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, or their related regulations.

Section 3.19 Employee Benefits.

(a) Section 3.19(a) of the Seller Disclosure Schedule lists a true and complete list of each material Seller Benefit Plan. Each Seller Benefit Plan and Service Contract applicable to the Company Employees and Union Company Employees has been maintained, administered and operated in all material respects in accordance with its terms and in compliance with applicable Law. With respect to each Seller Benefit Plan and Service Contract, the Company Entities will deliver or make available to Buyer within 10 days following the Execution Date (i) true and complete copies of each Seller Benefit Plan and Service Contract (or, if any such Seller Benefit Plan or Service Contract is not written, a summary thereof), (ii) the most recent summary plan description for each such Seller Benefit Plan for which a summary plan description is required, (iii) the most recent IRS determination, advisory or opinion letter, (iv) all current employee handbooks or employee policy manuals.

(b) Each Seller Benefit Plan that is intended to qualify under Section 401(a) of the Code (and with respect to Multiemployer Plans, to the Knowledge of Seller) is qualified, both as to form and operation, and has obtained a current, favorable opinion, advisory or determination letter, as applicable, issued by the IRS, and each trust created thereunder which is intended to be exempt from federal income tax under the provisions of Section 501(a) of the Code is so exempt. No condition exists nor has an event occurred with respect to any Seller Benefit Plan, and with respect to Multiemployer Plans, to the Knowledge of Seller, which would reasonably be expected to give rise to disqualification of any such plans.

(c) The Company Entities have not failed to make any minimum required contribution as defined in Section 302 of ERISA and Sections 412 and 430 of the Code and have not otherwise failed to comply with the minimum funding standards set forth in such sections with respect to any “pension plan” (within the meaning of Section 3(2) of ERISA) maintained by Seller or the Company Entities that is subject to Section 302 of ERISA, or Section 412 or 430 of the Code. Neither Seller nor any of Seller’s ERISA Affiliates is subject to any liability for a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, by Seller, or any of Seller’s ERISA Affiliates. No multiemployer pension plan has ever asserted that there has been a “complete withdrawal” or a “partial withdrawal,” as such events are respectively determined under Sections 4203 and 4205 of ERISA, by Seller, or any of Seller’s ERISA Affiliates. No event has occurred (either alone or in combination with the Contemplated Transactions or another event) that presents a material risk of a complete or partial withdrawal with respect to Seller, or any of Seller’s ERISA Affiliates.

(d) Except as set forth on Section 3.19(d) of the Seller Disclosure Schedule, none of the Seller Benefit Plans is or was within the last six (6) years, a “defined benefit plan” as defined in Section 3(35) of ERISA or subject to Section 412 of the Code or Section 302 of Title IV of ERISA. Except as set forth in the Seller Disclosure Schedule, no Seller Benefit Plan is or was since January 1, 2021 (i) a “multiple-employer plan” for purposes of Section 4063, 4064, or 4066 of ERISA, (ii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (iii) a “voluntary employees’ beneficiary association” (as defined in Section 501(c) of the Code) or other funded arrangement for the provision of welfare benefits.

(e) Except as set forth in Section 3.19(e) of the Seller Disclosure Schedule, Seller does not, with respect to the Company Entities, Transferred Employees, Union Transferred Employees or Individual Independent Contractors, currently sponsor and has not sponsored any plan, program, or arrangement that would provide any Company Employee, Union Company Employee or Individual Independent Contractors, former employee, or beneficiary or dependent with retiree life or medical benefits.

(f) Except as set forth in Section 3.19(f) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (either alone or in combination with another event) would reasonably be expected to (i) result in or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former Company Employee, Union Company Employee or Individual Independent Contractors that will be an “excess parachute payment” within the meaning of Section 280G of the Code; nor (ii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any current or former Company Employee, Union Company Employee or Individual Independent Contractors.

(g) Except as set forth in Section 3.19(g) of the Seller Disclosure Schedule, no Company Entity (nor any Company Employee or Union Company Employee) incurred any Loss arising out of or related to Section 409A of the Code, and no condition exists that would reasonably be expected to subject such Person to any Loss arising out of or related to Section 409A of the Code. Except as set forth in Section 3.19(g) of the Seller Disclosure Schedule, no Company Entity is a party to, or otherwise obligated under, any Contract, plan or arrangement that provides for the gross-up of Taxes imposed by Sections 105(h), 409A(a)(1)(B) or 4999 of the Code.

Section 3.20 Legal Compliance.

(a) Except for Environmental Laws (which are addressed exclusively in Section 3.10), Labor Laws (which are addressed exclusively in Section 3.18(c), Laws relating to Taxes (which are addressed exclusively in Section 3.7), Permits (which are addressed exclusively in Section 3.21), and Laws or Permits described in Section 3.20(a) of the Seller Disclosure Schedule, no Company Entity is in violation of any Law or Permit applicable to the Facilities, other than as would not be material to the Company Entities, taken as a whole.

(b) In the last five (5) years, no Company Entity has violated, conspired to violate or aided and abetted the violation of any anti-bribery, anticorruption, campaign finance or political donations, or anti-money laundering Laws (collectively, “Anticorruption Laws”). To the Knowledge of Seller, no Company Entity, nor any director, officer or employee of any Company Entity is a Person with whom dealings are prohibited under the economic sanctions administered by the United States, His Majesty’s Treasury of the United Kingdom, the European Union or any of its member states, or the United Nations (“Sanctions”), whether as a result of the specific designation of that Person, its ownership or control, the jurisdiction in which it is located, organized, or resident, or otherwise. In the last five (5) years, no Company Entity has made a material violation of Sanctions. In the last five (5) years, to the Knowledge of Seller, no Company Entity has exported, reexported, or retransferred any article, item, component, software, technology, service or technical data or taken any other act in violation of any export control Laws. Each Company Entity has, and has implemented, policies and procedures reasonably designed to promote compliance with any applicable Anticorruption Laws and Sanctions.

Section 3.21 Permits. Except as described in Section 3.21 of the Seller Disclosure Schedule, the Company Entities or Seller have all material Permits required to operate the Facilities and the Business as currently operated on the Execution Date in the Ordinary Course of Business (the (“Material Permits”). Each such Material Permit is in full force and effect and, since January 1, 2021, the applicable Company Entity has been in compliance in all material respects with all its obligations with respect thereto, other than as would not have a Material Adverse Effect. There are no Actions pending or, to the Knowledge of Seller, threatened in writing, in each case, which would reasonably be expected to result in the revocation or termination of any Material Permit. Seller makes no representation or warranty in this Section 3.21 with respect to Permits required under any Environmental Law, which Permits are addressed in Section 3.10(a)(ii).

Section 3.22 TID U.S. Business. Seller has determined that neither the Business nor any Company Entity (a) produces, designs, tests, manufactures, fabricates, or develops “critical technologies,” as that term is defined at 31 C.F.R. § 800.215; (b) performs the functions set forth in column 2 of Appendix A to 31 C.F.R. § 800 with respect to covered investment critical infrastructure; or (c) collects or maintains, directly or indirectly, “sensitive personal data,” as that term is defined at 31 C.F.R. § 800.241; and therefore is not a “TID U.S. business,” as that term is defined at 31 C.F.R. § 800.248.

Section 3.23 Related Party Transactions. Section 3.23 of the Seller Disclosure Schedule sets forth a complete and correct list of all Related Person Contracts as of the Execution Date.

Section 3.24 Brokers’ Fees. No broker, finder, investment banker, or other Person has employed, or incurred any Losses to, any brokerage, finder’s or other fee or commission from the Company Entities in connection with this Agreement, the other Transaction Documents or the Contemplated Transactions for which the Company Entities or Buyer may be responsible.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AS TO SELLER

Seller hereby represents and warrants to Buyer (except as set forth in the Seller Disclosure Schedule) as of the Execution Date and the Closing Date (except to the extent that a representation or warranty is made expressly as of a specified date, in which case such representation and warranty shall be deemed to be made only as of such date) as follows:

Section 4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

Section 4.2 Authority; Enforceability. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance by Seller of this Agreement and such other Transaction Documents and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the APA have been duly executed and delivered by Seller and each constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (subject to the Remedies Exception).

Section 4.3 Non-Contravention. Neither the execution and delivery by Seller of this Agreement nor the other Transaction Documents to which it is or will be a party, nor the consummation by Seller of the Contemplated Transactions (a) conflicts with or results in a breach of any provision of the Governing Documents of Seller, (b) violates or results in a breach of any Material Contract to which Seller is a party or by which any of its properties are bound, or (c) assuming receipt of (i) the Consents specified in Section 3.2, and (ii) the Required Governmental Approvals, violates, in any material respect, any Law to which Seller is subject, except, in the case of clauses (b) and (c), for such violations or breaches as would not materially impair or delay Seller’s ability to perform its obligations under this Agreement, the other Transaction Documents or consummate the Contemplated Transactions.

Section 4.4 Actions; Governmental Orders. As of the Execution Date, there are no (a) Actions pending or, to the Knowledge of Seller, threatened against Seller, in each case, which would be material to the ability of Seller to perform its obligations under this Agreement and the other Transaction Documents, or (b) outstanding Governmental Orders to which Seller is a party or by which it is bound, in the cases of each of clauses (a) and (b), as would be material to the ability of Seller to perform its obligations under this Agreement and the other Transaction Documents.

Section 4.5 Company Interests. As of the Execution Date, Seller is the sole legal and beneficial owner of all of the issued and outstanding membership interests in the Company and has good and marketable title to the Company Interests, free and clear of all Liens (other than Permitted Liens or Liens arising under, applicable securities Laws or this Agreement). Upon consummation of the Contemplated Transactions, Buyer will own all of the Company Interests, free and clear of all Liens, other than Liens (a) arising under applicable securities Law, this Agreement or the other Transaction Documents, (b) placed thereon by Buyer or its Affiliates, or (c) arising from, or as a result of, any action by Buyer or its Affiliates.

Section 4.6 Brokers’ Fees. No broker, finder, investment banker, or other Person has employed or incurred any Losses to any brokerage, finder’s or other fee or commission from Seller or its Subsidiaries in connection with this Agreement, the other Transaction Documents or the Contemplated Transactions for which the Company Entities or Buyer may be responsible.

Section 4.7 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IV (INCLUDING THE SELLER DISCLOSURE SCHEDULE) AND IN THE OTHER TRANSACTION DOCUMENTS, NEITHER SELLER NOR ANY OF THE COMPANY ENTITIES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, NOR ANY OTHER PERSON, HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO SELLER OR THE COMPANY ENTITIES, OR ANY OF SELLER’S OR THE COMPANY ENTITIES’ RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS, OR CONDITION (FINANCIAL OR OTHERWISE) OR THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, INCLUDING AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE PROSPECTS OF THE BUSINESS OF THE COMPANY ENTITIES, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, DOCUMENTS, MATERIALS, PROJECTIONS, FORECASTS, STATEMENTS OR OPINIONS REGARDING SELLER OR THE COMPANY ENTITIES, MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS REPRESENTATIVES, ORALLY OR IN WRITING, IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE CONTEMPLATED TRANSACTIONS OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER, OR ANY ERRORS THEREIN OR OMISSIONS THEREFROM (“EVALUATION MATERIAL”). SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATIONS OR WARRANTIES AND ANY AND ALL LOSSES THAT MAY BE BASED ON SUCH EVALUATION MATERIAL. NEITHER SELLER NOR ANY OF THE COMPANY ENTITIES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, NOR ANY OTHER PERSON, MAKE ANY REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY ENTITIES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL RESTRICT OR IMPAIR ANY CLAIM ARISING OUT OF OR RELATING TO FRAUD IN THE MAKING OF THE EXPRESS WRITTEN REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT IN ACCORDANCE WITH THE DEFINITION OF FRAUD, EXCEPT FOR ANY ACTION THAT IS PROHIBITED BY THE TERMS OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, INCLUDING AN ACTION THAT IS CONTRARY TO THE LIMITATIONS PROVIDED IN SECTION 10.16 (MUTUAL RELEASE) AND SECTION 10.20 (NO RECOURSE AGAINST NONPARTY AFFILIATES).

ARTICLE V

REPRESENTATIONS AND WARRANTIES AS TO BUYER

Buyer hereby represents and warrants to Seller as of the Execution Date and the Closing Date (except to the extent that a representation or warranty is made expressly as of a specified date, in which case such representation and warranty shall be deemed to be made only as of such date) as follows:

Section 5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Florida.

Section 5.2 Authority; Enforceability. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance by Buyer of this Agreement and such other Transaction Documents and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (subject to the Remedies Exception).

Section 5.3 Non-Contravention. Neither the execution and delivery by Buyer of this Agreement or the other Transaction Documents to which it is or will be a party, nor the consummation by Buyer of the Contemplated Transactions (a) conflicts with or results in a breach of any provision of the Governing Documents of Buyer, (b) violates or results in a breach of any material Contract to which Buyer or any of its Affiliates is a party or by which any of their respective properties are bound, or (c) assuming receipt of the Consents described in Section 5.4 below, violates, in any material respect, any Law to which Buyer or any of its Subsidiaries is subject, except, in the case of each of clauses (b) and (c), for such violations or breaches as would not materially impair or delay Buyer’s ability to perform its obligations under this Agreement, the other Transaction Documents or consummate the Contemplated Transactions.

Section 5.4 Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is (or, at the Closing will be) a party or the consummation by Buyer of the Contemplated Transactions, except for the Required Governmental Approvals.

Section 5.5 Actions; Governmental Orders. There are no (a) Actions pending or, to the knowledge of Buyer, threatened against Buyer, in each case, that would be material to the ability of Buyer to perform its obligations under this Agreement and the other Transaction Documents, or consummate the Contemplated Transactions, or (b) outstanding Governmental Orders to which Buyer is a party or by which it is bound, in the cases of each of clauses (a) and (b) as would be material to the ability of Buyer to perform its obligations under this Agreement, the other Transaction Documents or to consummate the Contemplated Transactions.

Section 5.6 Financial Capacity.

(a) Buyer or the Guarantor (i) has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds (including funds deposited in escrow pursuant to the Escrow Agreement) available to pay the Closing Payment and any expenses incurred by Buyer and its Representatives in connection with the Contemplated Transactions, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any Losses of any kind, which would impair or adversely affect such resources and capabilities.

(b) Buyer acknowledges and agrees that it is not a condition to the Closing or to any of the other obligations under this Agreement or the other Transaction Documents that Buyer obtain financing for or relating to the Contemplated Transactions.

(c) Buyer has delivered to Seller a duly executed guaranty by Sofidel S.p.A. (the “Guarantor”) in favor of Seller, dated as of even date herewith, which provides for an unconditional guaranty of all performance and payment obligations of Buyer under this Agreement and the other Transaction Documents (the “Buyer Guaranty”). The Buyer Guaranty is a legal, valid and binding obligation of the Guarantor, is in full force and effect and is enforceable in accordance with the terms thereof against the Guarantor. The Buyer Guaranty has not been amended or modified (and no waiver of any provision thereof has been granted), and the obligations and commitments contained in the Buyer Guaranty have not been withdrawn or rescinded in any respect and no event has occurred that would result in any breach or violation of, or constitute a default under, the Buyer Guaranty. Seller is entitled to enforce, directly or indirectly, the Buyer Guaranty in accordance with its terms against the Guarantor.

Section 5.7 Investment. Buyer is acquiring the Company Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws. Buyer agrees that the Company Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Buyer is able to bear the economic risk of holding its investment in the Company for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.8 Brokers’ Fees. No broker, finder, investment banker, or other Person has employed, or incurred any Losses to, any brokerage, finder’s or other fee or commission from Buyer or its Affiliates in connection with this Agreement, the other Transaction Documents or the Contemplated Transactions for which the Company Entities, Seller or any of their Affiliates may be responsible.

Section 5.9 Solvency. At and immediately after the Closing, immediately after giving effect to the Contemplated Transactions, including the payment of the Closing Payment pursuant hereto, and payment of all related fees and expenses of Buyer in connection therewith and assuming (a) that the representations and warranties of Seller contained in this Agreement and any other Transaction Document are true and correct as of the Closing in all material respects and (b) the satisfaction of the conditions to Buyer’s obligation to consummate the Contemplated Transactions set forth in Article VII, Buyer will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “able to pay its liabilities, including contingent and other liabilities, as they mature” means that Buyer will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. In completing the Contemplated Transactions, Buyer does not intend to hinder, delay or defraud any present or future creditors of Buyer or the Company Entities.

Section 5.10 No Inducement or Reliance; Independent Assessment.

(a) Buyer has not been induced by and has not relied upon any representations, warranties, statements or other information, whether express or implied, made or provided by Seller or any other Person, except for the representations and warranties of Seller expressly set forth in Article III and Article IV of this Agreement and any other Transaction Document, whether or not any such representations, warranties, statements, or other information were made in writing or orally. Buyer represents and warrants that neither Seller nor any other Person has made any representation or warranty, express or implied, oral or written, including any implied warranty of merchantability or of fitness for a particular purpose, as to the accuracy or completeness of any information regarding the Company Entities or the Contemplated Transactions except for the representations and warranties expressly given by Seller in Article III and Article IV of this Agreement and any other Transaction Document, and neither Seller nor the Company Entities will have or be subject to any Losses to Buyer or any other Person resulting from the distribution to Buyer or its Representatives, or the use by Buyer or its Representatives, of any Evaluation Material.

(b) Buyer acknowledges that it has inspected and conducted, to its satisfaction, its own independent investigation of the Company Entities and their financial condition, results of operations, assets, liabilities and properties, including the Facilities, and, in entering into this Agreement and making the determination to proceed with the Contemplated Transactions, Buyer has relied on the results of its own independent investigation and analysis. As of the date hereof, neither Buyer, nor to the knowledge of Buyer, any of its Representatives, is aware of any facts, events or circumstances that would cause any of the representations or warranties of Seller set forth in this Agreement to be untrue or incorrect in any respect. Buyer is an informed and sophisticated participant in the Contemplated Transactions and has undertaken such investigation and has been provided with and has evaluated such Evaluation Material, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions. With respect to any projection or forecast delivered by or on behalf of Seller or the Company Entities to Buyer, Buyer hereby acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) the accuracy and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts and (iii) it is familiar with each of the foregoing. In furtherance of the foregoing, and not in limitation thereof, Buyer acknowledges and agrees that no representation or warranty, express or implied, at law or in equity, of Seller, any Company Entity or any of their respective Representatives, or any other Person, including the Evaluation Material and any financial projection or forecast delivered to Buyer with respect to the revenues or profitability which may arise from the operation of the Company Entities either before or after the Closing, shall (except as otherwise expressly set forth in Article III and Article IV of this Agreement and any other Transaction Document) form the basis of any claim against Seller, any of the Company Entities, any of their Affiliates, or any of their respective Representatives, or any other Person with respect thereto or with respect to any related matter.

Section 5.11 Financing. Buyer has delivered to Seller true and complete copies of (a) an executed mandate letter dated as of June 28, 2024 (the “Commitment Letter” and, together with the Fee Letter (as defined below), as they may be amended, modified, replaced or substituted in accordance with Section 6.18 and together with all annexes, exhibits, schedules and other attachments thereto, the “Debt Financing Commitments”) pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (such amounts, the “Debt Financing”) and (b) the fee letter referred to in such mandate letter (the “Fee Letter”) (in each case with only financial covenants levels, fee amounts, premiums, fees and margin ratchets, dates, pricing caps, “market flex” (if any) and other economic terms redacted, none of which would adversely affect the amount or availability of the Debt Financing). As of the Execution Date, none of the Debt Financing Commitments have been amended or modified, and the respective commitments contained in the Debt Financing Commitments have not been withdrawn, terminated or rescinded in any respect and, to the knowledge of Buyer, no withdrawal, termination or rescission thereof is contemplated as of the date of this Agreement. As of the Execution Date, the Debt Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto (except to the extent that enforceability may be limited by Remedies Exception). As of the Execution Date, except for the Debt Financing Commitments, to the knowledge of Buyer, there are no Contracts related to any portion of the funding of the Debt Financing, other than as expressly set forth in the Debt Financing Commitments delivered to Seller on or prior to the Execution Date. There are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitments. As of the Execution Date, no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Debt Financing Commitments by Buyer or, to the knowledge of Buyer, any other party to the Debt Financing Commitments. As of the Execution Date, assuming the satisfaction of the conditions contained in Section 7.1 and Section 7.3 Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it and contained in the Debt Financing Commitments, nor does Buyer have knowledge, as of the Execution Date, that any of the lending parties thereto will not, or is expected not to, perform its obligations thereunder. Buyer has fully paid any and all commitment fees or other fees required by the terms of the Debt Financing Commitments to be paid on or before the date of this Agreement. Assuming the satisfaction of the conditions contained in Section 7.1 and Section 7.3, that the Debt Financing is funded in accordance with the terms of the Debt Financing Commitments and that the property contemplated by the Escrow Agreement is released in accordance with the terms of the Escrow Agreement, Buyer will have, at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to consummate the Contemplated Transactions, including all amounts required to be paid in connection with the Closing pursuant to Section 2.3, and to pay all related fees and expenses.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Prior to the Closing.

(a) From the Execution Date until the earlier of the Closing or the termination of this Agreement pursuant to its terms (the “Pre-Closing Period”), except (1) to the extent required by applicable Law or any Governmental Order, (2) as expressly required or authorized by this Agreement or the other Transaction Documents, (3) as set forth in Section 6.1 of the Seller Disclosure Schedule, or (4) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company Entities (A) to conduct the Business in the Ordinary Course of Business, (B) to use their reasonable best efforts to maintain and preserve the Company Entities’ relationships and goodwill with customers, suppliers and others having business dealings with the Company Entities, and (C) in furtherance of, and without limiting the obligations set forth in the immediately foregoing clauses (A) and (B), not to, and shall cause each of its Subsidiaries not to, in each case with respect to the Business:

(i) amend or otherwise change its Governing Documents in any material respect or create any Subsidiary of a Company Entity;

(ii) issue, sell, pledge, dispose of, grant or subject to a Lien, or authorize the issuance, sale, pledge, disposition, grant of, or Lien over, any equity interests in the Company Entities, including the Company Interests or securities convertible or exchangeable into or exercisable for any equity interests in the Company Entities, or any options, warrants or other rights of any kind to acquire any such equity interests, except in connection with a Whole Company Sale;

(iii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the equity interests in the Company Entities;

(iv) acquire by merging or consolidating with, or by purchasing a substantial equity or debt interest in or substantial portion of the assets, properties or rights of, any Person or other business organization or division thereof, other than the acquisition of assets in the Ordinary Course of Business;

(v) declare, set aside or pay any dividend or make any other distribution, other than dividends or distributions (1) payable solely in cash completed prior to the Closing or (2) by a Company Entity to the Company or another Company Entity;

(vi) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization effecting the Company Entities;

(vii) directly or indirectly transfer, lease, divest, sell or otherwise dispose of any asset (other than Intellectual Property) of the Company Entities, taken as a whole (including capital stock of the Company Entities), other than (1) in the Ordinary Course of Business, (2) with respect to obsolete assets or assets with de minimis or no book value in the Ordinary Course of Business, or (3) pursuant to a Whole Company Sale;

(viii) (1) terminate, fail to renew, abandon, cancel, allow to enter into the public domain or let lapse any material Company Entities Intellectual Property or (2) encumber, license (including through covenants not to sue), sell, transfer or otherwise dispose of (other than dispositions of the type described in the foregoing clause (1)) any Company Entities Intellectual Property, except granting Incidental Licenses in the Ordinary Course of Business;

(ix) other than with respect to Taxes or Tax Returns of a Seller Affiliated Group (1) change or rescind any material election relating to Taxes, (2) amend any material Tax Return, (3) surrender any right or claim to a refund of a material amount of Taxes, (4) consent to any extension or waiver of the statute of limitations applicable to any material amounts of Taxes (other than extensions requested in the Ordinary Course of Business consistent with the past practice of the Company Entities), (5) enter into any closing agreements with respect to Taxes, (6) settle or compromise any material Action relating to a material amount of Taxes, or (7) adopt or change any of its material methods of Tax accounting, except if such action would not reasonably be expected to have a material effect on the Tax Liabilities of any Company Entity for any Post-Closing Tax Period;

(x) enter into, assign, materially amend, grant any material waiver under, or voluntarily terminate any Material Contract (or any Contract that, if it had been in effect on the Execution Date, would have been a Material Contract) other than (1) in the Ordinary Course of Business, or (2) renewals or extensions in accordance with the terms thereof;

(xi) enter into any Contract that would reasonably be expected to, following the Closing, in any material respect limit, curtail or restrict (A) the kinds of businesses which the Company Entities may conduct, including by limiting the ability to sell any particular service or products to any Person, or (B) a Company Entity’s ability to solicit any customers;

(xii) enter into any Shared Contracts, except for renewal of Shared Contracts expiring within ninety (90) days of such renewal and Shared Contracts that are entered into in the Ordinary Course of Business;

(xiii) change its material accounting policies or procedures except to the extent required to conform to GAAP, including any material changes in its policies with respect to management of inventory, the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof;

(xiv) change its fiscal year;

(xv) (A) recognize any union or other labor organization, (B) enter into any neutrality agreement or remain neutral in any union organizing campaign, or (C) settle any labor grievances regarding any Labor Agreement or unfair labor practice charges, file any unfair labor practice charges, or any other action similar to the foregoing (except to the extent that (i) Seller would be solely responsible for any settlement costs and expenses of grievances arising from acts or omissions that occurred prior to Closing, including attorneys’ fees and expenses, or (ii) such settlement is equal to or less than $150,000, in each case, with respect to any Company Entities or any of their current or former Company Employees, Union Company Employees, or Individual Independent Contractors);

(xvi) enter into, adopt, amend, or terminate any Seller Benefit Plan or Service Contract (or agreement that would be a Seller Benefit Plan or Service Contract), except (1) for Service Contracts that provide for an annual base salary, of less than $100,000 in the Ordinary Course of Business with Company Employees or Union Company Employees who are exempt under the Fair Labor Standards Act , or Individual Independent Contractors, (2) to the extent required by applicable Law, (3) with respect to Seller Benefit Plans or Service Contracts in the Ordinary Course of Business and which do not, in the aggregate, substantially increase the cost attributable to Company Employees or Union Company Employees under all Seller Benefit Plans in the aggregate, or (4) as expressly contemplated by this Agreement or the terms of any Seller Benefit Plan or Labor Agreement in effect as of the Execution Date;

(xvii) accelerate the payment or vesting of amounts or benefits or amounts payable or to become payable under any Seller Benefit Plan or Service Contract, or fail to make any required contribution to any Seller Benefit Plan or Service Contract;

(xviii) (1) grant any increase in the compensation or benefits of any current or former Company Employee, Union Company Employee, or Individual Independent Contractor except with respect to current or former Company Employees, Union Company Employees or Individual Independent Contractors whose annual base pay or base salary is less than $200,000 in the Ordinary Course of Business in an amount not to exceed 5% of the aggregate cost of compensation or benefits for all such Company Employees, Union Company Employees and Individual Independent Contractors whose annual base salary is less than $200,000 measured as of immediately prior to the Execution Date; (2) extend employment to, or promote or hire or engage, any Company Employee, Union Company Employee, or Individual Independent Contractor whose annual base salary exceeds $200,000; or (3) terminate any such Company Employee, Union Company Employee, or Individual Independent Contractor (unless for performance or for cause);

(xix) implement any employee layoffs that could trigger the WARN Act;

(xx) make any loans, advances, guarantees or capital contributions to or investments in any Person;

(xxi) issue or sell any debt securities or warrants or rights to acquire any of the debt securities or otherwise incur an Indebtedness or guarantee any debt securities of others or Indebtedness, other than (i) indebtedness for borrowed money in an aggregate principal amount not to exceed $1,000,000 that may be extinguished and repaid or contributed to capital at or immediately prior to the Closing, or (ii) under the Seller Facilities (or, subject to Section 6.18(g), any refinancing, refunding, renewal or replacement thereof);

(xxii) forgive, compromise, satisfy, pay, discharge, settle or cancel any third-party Indebtedness owed to the Company Entities, or waive any material claim of rights of value in favor of the Company Entities (excluding, for the avoidance of doubt, any waiver of statutory rights related to the storage of finished goods);

(xxiii) make or authorize any capital expenditures in excess of $1,000,000 individually, or $5,000,000 in the aggregate, other than any capital expenditure (1) made or to be made from insurance proceeds for the repair and/or prevention of damage to any property of the Company Entities, (2) necessary to repair and/or prevent damage to any property of the Company Entities in the event of an emergency situation, or (3) necessary to address emergency human health and safety issues;

(xxiv) enter into any Related Person Contract, other than any such agreements (i) entered into in the Ordinary Course of Business on commercially reasonable terms, or (ii) that relates to Intercompany Obligations that will be terminated at Closing in accordance with Section 6.11;

(xxv) permit any Material Permits to lapse or cancel such Material Permits;

(xxvi) fail to maintain insurance coverage substantially equivalent to its existing insurance coverage under the Insurance Policies as in effect on the Execution Date unless such insurance coverage is no longer available on commercially reasonable terms;

(xxvii) settle, pay, discharge or satisfy any Action (1) for an amount in excess of $500,000 or (2) where such settlement, payment, discharge or satisfaction would impose any material restrictions upon the Company Entities or their Subsidiaries following the Closing; or

(xxviii) authorize, agree or consent to any of the foregoing in writing.

(b) Notwithstanding anything to the contrary set forth in this Agreement, any action by Seller or the Company Entities which is specifically consented to by Buyer in writing in connection this Section 6.1 will not be deemed a breach by Seller of any other covenant, representation or warranty set forth in this Agreement or any other Transaction Document.

(c) Notwithstanding anything in this Section 6.1 to the contrary, Seller may, and may cause the Company Entities to, take commercially reasonable actions consistent with prudent industry practices that would otherwise be prohibited pursuant to this Section 6.1 in order to prevent the occurrence of, or mitigate the effects of, any damage to property or the environment or human health or safety in emergency circumstances. Nothing in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the business or operations of the Company Entities at any time prior to the Closing.

Section 6.2 Efforts to Consummate.

(a) During the Pre-Closing Period, subject to the terms and conditions herein provided, including Section 6.3, Buyer and Seller shall use their respective reasonable best efforts to (i) cause the conditions set forth in Article VII to be satisfied and to enable the Closing to occur as promptly as practicable and in any event prior to the Termination Date, and (ii) obtain as promptly as practicable the Required Governmental Approvals; provided, that nothing in this Section 6.2 or in Section 6.3 shall require Seller, the Company Entities or any of their Affiliates to agree to obligations or accommodations binding on the Company Entities, the Business or the APA Transferred Business if the Closing does not occur.

(b) Each of the Parties shall as promptly as practicable make all filings with all Governmental Authorities necessary, proper or advisable under this Agreement and applicable Law so as to enable the Closing to occur as promptly as practicable and in any event prior to the Termination Date, including in accordance with Section 6.3, making any filing that may be required under any Antitrust Law.

Section 6.3 Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, including the other provisions of this Section 6.3, the Parties shall cooperate with one another and each shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Antitrust Law and any other applicable Law to consummate and make effective as promptly as practicable the Contemplated Transactions, including providing information and obtaining all necessary Required Governmental Approvals, exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings, and all other actions necessary to consummate the Contemplated Transactions in a manner consistent with applicable Law.

(b) Without limiting the generality of Section 6.3(a), but subject to the terms and conditions of this Agreement, Seller and Buyer agree to cooperate to obtain any government clearances required to consummate the Contemplated Transactions under Antitrust Law, including (i) making all necessary filings for government clearances as soon as practicable as agreed by the Parties, and in no event later than ten (10) Business Days after the Execution Date for filing the Premerger Notification and Report Form pursuant to the HSR Act, (ii) responding as promptly as practicable to any requests for additional information and documents made by the U.S. Department of Justice, the Federal Trade Commission, or any other Governmental Authority in connection with any Antitrust Law applicable to the Contemplated Transactions, and (iii) taking, or causing to be taken, all other actions consistent with this Section 6.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and other Antitrust Laws as soon as practicable and in any event by or before the Termination Date, including to contest, resist and litigate any Action, and to have vacated, lifted, reversed or overturned any Governmental Order, that restricts, prevents or prohibits consummation of the Contemplated Transactions. Buyer shall control, determine and direct all matters (including with respect to process, strategy and communications) with respect to obtaining the Required Governmental Approvals and, in furtherance of the foregoing, Buyer may (A) “pull-and-refile,” pursuant to 16 C.F.R.

§ 803.12, any filing made under the HSR Act, (B) agree to extend or restart the waiting, review or investigation period under any Antitrust Law, or (C) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Authority to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date (provided such date is prior to the Termination Date), the Contemplated Transactions, in each case, if deemed advisable by Buyer’s outside legal counsel (in consultation with Seller’s outside legal counsel).

(c) The Parties will consult and cooperate with one another (including by permitting the other Party to review in advance any communication to be given by it to, and consult with each other in advance of any meeting or material telephone call with, any Governmental Authority, subject to applicable Laws relating to the exchange of information and to the extent practicable), and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Laws or other applicable Laws to consummate and make effective the Contemplated Transactions, and will provide one another with (i) copies of all material communications from and filings with, any Governmental Authorities relating to Antitrust Laws or other applicable Laws to consummate and make effective the Contemplated Transactions, and (ii) a written summary of any meeting or material telephone call with any Governmental Authority relating to the Contemplated Transactions at which representatives of the other Party did not directly participate pursuant to the next sentence. To the extent reasonably practicable and not prohibited by Law, all meetings and substantive telephone calls with a Governmental Authority regarding the Contemplated Transactions shall include representatives of both Parties. The Parties may, as they deem advisable and necessary, designate any competitively or commercially sensitive materials provided to the other under this Section 6.3 or otherwise as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the Party providing such materials.

(d) Notwithstanding anything to the contrary in this Agreement, neither Seller nor any of its controlled Affiliates will be required, nor solely with respect to the Business and the APA Transferred Business shall they be permitted without the consent of Buyer, to offer or agree to sell, divest, lease, license, transfer, hold separate, dispose of or otherwise encumber before or after the Closing any assets, licenses, operations, rights, business or interests therein of Seller or any of its Affiliates or agree to make any changes or restriction on, or other impairment of, Seller’s or any of its Affiliates ability to own, operate, or exercise any rights in respect of such assets, licenses, operations, rights, business or interests therein other than any action solely by or with respect to any Company Entity that is conditioned upon the Closing occurring pursuant to the terms and subject to the conditions set forth in this Agreement.

(e) Buyer shall take any and all steps necessary to oppose any administrative or judicial action or proceeding that is initiated (or threatened to be initiated) challenging this Agreement or the Contemplated Transactions or any Governmental Order that could restrain, prevent, or delay the consummation of any of the Contemplated Transactions, including by (i) defending through litigation any Action asserted by any Person in any court or before any Governmental Authority, and vigorously pursuing all available avenues of administrative and judicial appeal in order to vacate, lift, reverse, overturn, settle, or otherwise resolve any Governmental Order that would prevent or delay the consummation of the Contemplated Transactions; and (ii) offering, proposing, negotiating, agreeing, committing and effecting, by consent decree, hold separate order or otherwise, (A) to sell, license, divest or dispose of or hold separate any assets, Intellectual Property, businesses or interests of Buyer and Guarantor and any Subsidiaries of Guarantor (including, following the Closing, the Company Entities); (B) to terminate, amend, create or assign any existing relationships, ventures, other arrangements or contractual rights or obligations of Buyer and Guarantor and any Subsidiaries of Guarantor (including, following the Closing, the Company Entities); (C) to change or modify any course of conduct regarding future operations of Buyer or Guarantor or any Subsidiaries of Guarantor (including, following the

Closing, the Company Entities); (D) otherwise to take any action that would limit the freedom of action with respect to, or the ability to retain, operate, manage or own one or more businesses, assets or rights of Buyer or Guarantor or any Subsidiaries of Guarantor (including, following the Closing, the Company Entities), or interests therein; (E) to implement any other change or restructuring of Buyer and Guarantor and any Subsidiaries of Guarantor and other actions and non-actions with respect to assets, businesses or interests of Buyer or Guarantor or any Subsidiaries of Guarantor (including, following the Closing, the Company Entities); and (F) to agree to, commit to and undertake any other condition, commitment or remedy of any kind, in each case of (A) through (F), in order to obtain any and all Required Governmental Approvals as promptly as practicable, and in any event prior to the Termination Date.

Section 6.4 Access to Information; Preservation of Records.

(a) During the Pre-Closing Period, Seller shall, upon receipt of reasonable prior notice, provide to Buyer and its designated Representatives, at Buyer’s expense and during normal business hours, reasonable access to the Facilities and Mill Facilities, books and records, Contracts, the personnel of the Company Entities and the APA Transferred Business that Seller met with prior to June 27, 2024, and applicable senior accounting personnel at Seller who have reviewed the financials related to the Business or the APA Transferred Business (and such other personnel as Seller may determine to be appropriate in its reasonable discretion); provided that such access shall only be requested by Buyer for legitimate business purposes which shall exclude disputes between the Parties arising under any Transaction Document (to which the rules of discovery shall apply). Notwithstanding anything to the contrary, Buyer and its designated Representatives (other than its outside environmental Representative) shall only be able to access each of the Facilities and the Mill Facilities with no more than five (5) attendees per visit, once per month during the Pre-Closing Period. Seller shall provide a list of Material Permits, APA Material Permits and Service Contracts within fifteen (15) Business Days following the Execution Date. Notwithstanding the foregoing, Seller shall not be required to provide such access if doing so would be reasonably likely to (a) materially disrupt the operations of any Company Entity or its Affiliates, (b) cause a violation or breach of or default under, or give a third party the right to terminate or accelerate any rights under, any agreement to which any Company Entity or its Affiliates is a party, (c) result in a loss of attorney-client or legal privilege to any Company Entity or its Affiliates, (d) constitute a violation of any applicable Law, (e)(i) require Seller to provide any Tax information (including any Tax Returns) pertaining to Seller or its Affiliates (other than the Company Entities) or any Seller Affiliated Group, provided that Buyer may reasonably request redacted, standalone or pro forma Tax information (including Tax Returns) pertaining to a Seller Affiliated Group to the extent such information relates solely to the Company Entities, or (ii) require Seller to provide any Tax information (including any Tax Returns) of Seller or any of its Affiliates (other than the Company Entities) except to the extent such Tax information (including Tax Returns) relate solely to Taxes with respect to the APA Transferred Assets, APA Assumed Liabilities or the APA Transferred Business (which shall include redacted or certain pro forma information related to the APA Transferred Assets, APA Assumed Liabilities or APA Transferred Business, as appropriate and reasonably requested by Buyer) or (f) pursuant to the advice of Seller’s counsel, cause any competitive harm to any Company Entity; provided, however, that, in each case described in clauses (a) – (f), Seller shall inform Buyer of the general nature of the information being withheld and, upon Buyer’s request and at Buyer’s sole cost and expense, reasonably cooperate with Buyer to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in clauses (a) – (f). All information made available pursuant to this Section 6.4 shall be treated as “Evaluation Material” and subject to the Confidentiality Agreement. All requests for access or information pursuant to this Section 6.4 shall be directed to Seller or its designees. During the Pre-Closing Period, Buyer hereby agrees that it is not authorized to and it shall not (and shall cause its Affiliates and its and their respective Representatives not to) contact any representative of any Governmental Authority having jurisdiction in connection with the Contemplated Transactions or any employee, customer, supplier, distributor or other material commercial counterparty of Seller or any Company Entity regarding any Company Entity, the Business, the APA Transferred Business or the Contemplated Transactions without the prior written consent of Seller. Seller may, as it deems advisable and necessary, reasonably designate any competitively sensitive materials provided to Buyer under this Section 6.4 as “outside counsel only” or with similar restrictions including clean room procedures, redaction and other customary procedures, and such materials and the information contained therein shall be given only to the outside counsel of Buyer, or otherwise as the restriction indicates. Notwithstanding anything to the contrary, Buyer and its designated Representatives shall have no right to conduct any invasive environmental testing, including conducting any Phase II environmental site assessments, and will indemnify Seller for any Losses caused as a result of access to the Facilities or Mill Facilities.

(b) For a period of six (6) years following the Closing Date (except with respect to Tax records, which records shall be retained until sixty (60) days after the applicable statute of limitations), or such longer time as may be required by Law, Buyer shall not, and shall cause its Affiliates not to, dispose of or destroy any of the books and records (including Tax Returns) of the Company Entities, the Business or the APA Transferred Business relating to periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to Seller by written notice to Seller at least sixty (60) days prior to the proposed date of such disposition or destruction.

(c) For a period of six (6) years following the Closing Date, or such longer time as may be required by Law, Buyer shall, and shall cause its Affiliates to, (i) provide Seller and its Representatives with reasonable electronic access to any portions of the Books and Records that are available in electronic format, (ii) allow Seller and its Representatives access to all other Books and Records on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any Books and Records are stored, and permit Seller and its Representatives, at their own expense, to make copies of any Books and Records and (iii) make available Buyer’s or its Affiliates’ personnel to assist in locating such Books and Records; provided, that (A) such Books and Records and access to personnel under this Section 6.4(c) shall only be requested by Seller for legitimate business purposes which shall exclude disputes between the Parties arising under any Transaction Document (to which the rules of discovery shall apply), and (B) such access shall be conducted in such a manner as not to materially interfere with the normal operations of Buyer and the Company Entities. The foregoing shall not apply with respect to cooperation relating to Tax matters to the extent addressed in Section 6.17(a).

(d) From and after the Closing, Seller shall not, and Seller shall cause the Seller Companies and its and their respective Representatives not to, divulge or convey to any third party Company Confidential Information; provided, however, Seller may furnish such portion (and only such portion) of Company Confidential Information as it reasonably determines is required by applicable Law. To the extent legally permissible and reasonably practicable, Seller shall notify Buyer of the existence, terms and circumstances surrounding such disclosure and consult with Buyer on the advisability of taking steps available under applicable Laws to resist or narrow such request and only disclose that portion of the Company Confidential Information as it reasonably determines it is required to disclose under applicable Laws; and if so requested by Buyer, Seller reasonably cooperates with Buyer to obtain an order or other reliable assurance that confidential treatment will be accorded to the Company Confidential Information required to be disclosed pursuant to a subpoena, civil investigative demand or order. Any cooperation pursuant to the foregoing shall be undertaken at Buyer’s sole cost and expense, and Buyer shall promptly pay any direct or indirect expense of Seller incurred in connection therewith.

Section 6.5 Public Announcements. Neither Seller nor Buyer may publicly announce the existence and terms of this Agreement, the other Transaction Documents and the Contemplated Transactions without obtaining the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law, regulatory authority, or the rules of any listing authority or stock exchange or (b) to the extent consistent in all material respects with a prior public announcement made in accordance with this Section 6.5. Notwithstanding the foregoing, to the extent reasonably practicable and legally permissible, and provided that there is no existing dispute between the Parties, and except as otherwise in compliance with the foregoing subsection (b), Seller and Buyer shall consult with each other, provide each other with a reasonable opportunity to review and give due consideration to reasonable comments made by each other prior to issuing any press releases or otherwise making public announcements pursuant to clause (a) with respect to this Agreement, the other Transaction Documents and the Contemplated Transactions in connection with any disclosure required by applicable Law (including a national securities exchange), or with respect to any employee communication (except to the extent such communication relates to any compensation or benefit policies of Buyer).

Section 6.6 Names Following Closing and Other Intellectual Property Matters.

(a) Buyer acknowledges and agrees that the Retained IP, including the Clearwater Paper name, is and shall remain the property of Seller and that nothing in this Agreement or the Transaction Documents shall transfer, or shall operate as an agreement to transfer, any right, title, or interest in the Retained IP to Buyer (other than the license granted under Section 6.6(d)).

(b) At least five (5) Business Days prior to the Closing Date, Buyer shall notify Seller of a new name that is legally available for use for each Company Entity. On or prior to the Closing Date, Seller shall, at its own expense, use its reasonable best efforts to change such names to the applicable new names by filing an amended certificate of formation with the Secretary of State of the State of Delaware and making any necessary corporate filings with respect to any qualifications to do business of the Company Entities to notify the relevant Governmental Authority of such change of name of the applicable Company Entity; provided, that following the Closing, Buyer shall be permitted to continue to use any Company Entity names that have not been changed by Closing for such Company Entities solely until such time as the applicable filings are made and accepted.

(c) As soon as reasonably practicable, but in any event within thirty (30) days after Closing, Buyer and the Company Entities shall cease their external use or display of the “Clearwater Paper” name; provided that (i) neither Buyer nor the Company Entities shall be obliged to cease using or displaying internal documents or materials in existence as of the Closing Date which bear the “Clearwater Paper” name and which are not used in any public-facing, customer-facing or vendor-facing manner, and (ii) Buyer and its Affiliates (including the Company Entities) shall be permitted to use the Clearwater Paper name to the extent such use would be permitted under the fair use doctrine, including making accurate references to the historical fact that the Company Entities were affiliated with Seller or that they conducted their business using the Clearwater Paper name prior to the Closing.

(d) Effective as of the Closing, Seller hereby grants, and shall cause its Subsidiaries to grant, to the Company Entities a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up, non-transferable (except in connection with the transfer of all or a portion of its or their business) and non-sublicensable (other than to third-party service providers of the Company Entities in connection with services provided for or on behalf of the Company Entities) license to use and otherwise exploit, solely in connection with the operation of the Business of the Company Entities or the APA Transferred Business, any Intellectual Property (other than Trademarks and the Artpack, MRO App and DMX software) that is owned by Seller or one of its Subsidiaries as of the Closing and used in or necessary for the operation of the Business or the APA Transferred Business as conducted on the Closing Date.

Section 6.7 Title and Survey.

(a) Seller agrees that it will provide commercially reasonable assistance to Buyer as Buyer may reasonably request in connection with the compilation of title to the Owned Real Property and in connection with Buyer’s efforts to obtain title insurance policies by a nationally recognized title company (the “Title Company”) on behalf of itself and/or its lender, including by providing customary affidavits, including standard indemnities (substantially similar to the form provided to Seller prior to the Execution Date), and other similar instruments as are reasonably required by the Title Company for the deletion of any standard or printed exceptions in any title insurance policies issued pursuant thereto that are customarily deleted by virtue of a seller delivering such instruments in commercial real estate transactions in the state or province in which the Owned Real Property which is the subject of such a title insurance policy is located. Such cooperation by Seller and its Subsidiaries shall include providing Buyer and the Title Company copies of, with respect to the Owned Real Property, reasonably requested existing surveys, maps, existing title reports and title insurance policies and true and complete copies of the encumbrance documents identified therein, to the extent the same are not publicly available; provided that, with respect to any such title insurance or surveys, any reasonable out of pocket costs incurred by Seller in connection with such assistance are reimbursed by Buyer (including the cost of any title searches). During the Pre-Closing Period, Buyer may obtain, at Buyer’s sole cost, such surveys of the Owned Real Property (the “Buyer’s Surveys”) and, upon reasonable prior written notice given at least five (5) Business Days in advance, Seller shall afford to Buyer and all surveyors acting on Buyer’s behalf such access during normal business hours to the Facilities located on the Owned Real Property as is reasonably required and does not unreasonably disrupt normal business operations to permit such surveyors to conduct surveys and prepare Buyer’s Surveys. Buyer agrees to promptly repair any damage or alteration to the Owned Real Property which results from Buyer conducting the aforementioned activities to a condition reasonably equivalent to the condition it was in immediately prior to such activities. Buyer shall promptly provide Seller with a copy of all documents, surveys, analyses, information, data and reports generated in connection with Buyer’s inspection of the Owned Real Property. Seller does not assume any risk, liability, responsibility, or duty of care as to Buyer or its employees, agents, surveyors, or contractors, and Buyer acknowledges and agrees that Buyer and its employees, agents, surveyors, and contractors enter the Owned Real Property and conduct any due diligence thereon at their own risk. Buyer’s obligations regarding restoration shall survive the Closing or any earlier termination of this Agreement.

Section 6.8 Insurance Coverage.

(a) From and after the Closing, the Company Entities, the Business and the APA Transferred Business shall cease to be insured by the Seller Companies’ Insurance Policies with respect to any acts, facts, circumstances or omissions occurring after Closing. From and after the Closing, the Seller Companies shall retain all rights to control the Insurance Policies, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of the Insurance Policies; provided that, Seller will not intentionally and knowingly take any action that would cause the Company Entities, the Business, or the APA Transferred Business to no longer be eligible for coverage under the Insurance Policies (subject to the terms and conditions thereof) in respect of APA Transferred Business & Business Post-Closing Claims (as defined below).

(b) From and after the Closing, for any claims asserted against, or loss, injury or damage incurred by, Buyer or the Company Entities related to or arising out of the Business or the APA Transferred Business arising out of acts, omissions, facts, or circumstances, in each case occurring prior to Closing, Buyer or the Company Entities, as applicable, may pursue a claim for coverage under any Insurance Policy under which Buyer or the applicable Company Entity, to the extent related to or arising out of the Business or the APA Transferred Business, is insured to the extent permitted under the applicable Insurance Policy (“APA Transferred Business & Business Post-Closing Claims”); provided that (i) Seller Companies make no representation or warranty regarding the coverage under the Insurance Policies, (ii) any deductibles, retentions or similar self-insured obligations under the Insurance Policies to the extent arising from any APA Transferred Business & Business Post-Closing Claims shall be borne by Buyer or the Company Entities, as applicable, (iii) Buyer or the applicable Company Entity shall provide to Seller a copy of the initial notice of such APA Transferred Business & Business Post-Closing Claim under an Insurance Policy promptly following submission to the applicable insurer and thereafter promptly provide reasonable details of all substantive communications from and to such insurer with respect to such APA Transferred Business & Business Post-Closing Claim. In addition, to the extent Buyer or any Company Entity requests, Seller shall (or shall cause the applicable other Seller Company to) submit in its name an APA Transferred Business & Business Post-Closing Claim on behalf of Buyer or the applicable Company Entity if Buyer provides Seller with information that Seller reasonably agrees provides reasonable support for Buyer’s determination that such claim may be covered under an Insurance Policy. In either such event, Seller and Buyer or the applicable Company Entity shall reasonably cooperate with one another and Seller shall not, and shall not permit the applicable Seller Company to, settle or compromise any such APA Transferred Business & Business Post-Closing Claim without the prior written consent of Buyer or the applicable Company Entity. Buyer shall reimburse Seller for any reasonable cost or expenses incurred by Seller or a Seller Company in such submission of a claim. In no event shall Seller be obligated to initiate coverage litigation with respect to an APA Transferred Business & Business Post-Closing Claim, other than any such litigation of which Buyer agrees to bear the cost and expense. The Parties shall reasonably cooperate with respect to insurance coverage litigation for an APA Transferred Business & Business Post-Closing Claim. If an APA Transferred Business & Business Post-Closing Claim relates to the same occurrence for which a Seller Company is seeking coverage and the limit under the applicable Insurance Policy is not sufficient to fund all covered claims of Buyer, the Company Entities and the Seller Companies, amounts due under such Insurance Policy shall be paid to Buyer, the applicable Company Entities and the Seller Companies in proportion to the amounts which otherwise would be due were the limits of liability infinite.

Section 6.9 Consents. During the Pre-Closing Period and commencing as promptly as practicable after the Execution Date, Seller shall, and shall cause its Subsidiaries to, use its reasonable best efforts to provide notice to, and request Consent from, all Persons as required pursuant to any Material Contract in connection with the Contemplated Transactions. In connection with the foregoing, Seller and its Subsidiaries shall not have any obligation to (i) amend or modify any Contract, (ii) modify, relinquish, forbear or narrow any right, (iii) pay any consideration to any Person, (iv) pay or incur any costs or expenses, or (v) commence any Action, in each case, for the purpose of obtaining any Consent under this Section 6.9.

Section 6.10 Asset Transfer Agreement; Real Property Transfers.

(a) Prior to the Closing, on the terms and subject to the conditions set forth herein, Seller and the Company Entities shall, and shall cause their respective Subsidiaries to, as soon as practicable following the Execution Date, effect, or cause to be effected at Seller’s sole cost and expense, all actions, and do and cause to be done, all things reasonably necessary (subject to applicable Laws) to consummate the transactions under the Asset Transfer Agreement, in accordance with, and subject to the limitations set forth in, the following sentence. Seller shall, and shall cause the Company Entities and its respective Subsidiaries to, use its and their reasonable best efforts to: (i) obtain of all regulatory approvals of a Governmental Authority necessary to consummate the transactions under the Asset Transfer Agreement (for the avoidance of doubt, this clause does not apply to any Required Governmental Approvals addressed elsewhere in this Agreement), and (ii) obtain any required Consent from a third party required to consummate the transactions under the Asset Transfer Agreement; provided that, in connection with the foregoing, Seller and its Subsidiaries shall not have any obligation to (A) amend or modify any Contract, (B) modify, relinquish, forbear or narrow any right, (C) pay any consideration to any Person, (D) pay or incur any costs or expenses, or (E) commence any Action, in each case, for the purpose of obtaining any such Consent. Seller shall keep Buyer reasonably and promptly informed of the status of the transactions under the Asset Transfer Agreement (including with respect to obtaining any such Consent) and provide Buyer with any documents contemplated to be executed in connection therewith and consider in good faith any reasonable and timely comments from Buyer in respect of such documents prior to the execution thereof.

(b) Section 6.10(b) of the Seller Disclosure Schedule sets forth (i) all Owned Real Property that is not currently owned by a Company Entity (the “CLW Owned Real Property”), and (ii) all Leased Real Property that is not currently leased by a Company Entity, as tenant (the “CLW Leased Real Property”), which is used in connection with the Business. Seller agrees that, prior to Closing and in connection with the Contemplated Transactions, Seller shall (i) with respect to the CLW Owned Real Property, transfer its fee interests in each CLW Owned Real Property to a Company Entity via the Special Warranty Deed to be executed by Seller in substantially the form attached hereto as Exhibit C to be filed in the real property records of the applicable county, and (ii) with respect to the CLW Leased Real Property, subject to the last sentence of this Section 6.10(b), use its reasonable best efforts to transfer its leasehold interests in such CLW Leased Real Property to a Company Entity via an assignment in whole of its rights and obligations via the Assignment and Assumption of Lease in substantially the form attached hereto as Exhibit D subject to obtaining any applicable Consents pursuant to and in accordance with Section 6.9, provided that, to the extent Consent is required in connection with the foregoing transfer of CLW Leased Real Property, Buyer shall use its reasonable best efforts to provide to the applicable landlord all information reasonably requested by such landlord to issue its Consent to such transfer (and if applicable, to obtain the release of Seller or any of its Subsidiaries from liability thereunder), including providing evidence of Buyer’s creditworthiness in the form of funds, a guaranty, or a letter of credit in favor of such landlord. Notwithstanding the foregoing, the Parties agree to the terms set forth on Schedule B.

(c) If any Consent or approval of a Governmental Authority referred to in Section 6.9 with respect to any Material Contract, Section 6.10(a) in connection with the Asset Transfer Agreement or Section 6.10(b) in connection with the CLW Leased Real Property (other than as set forth on Schedule B) is not obtained prior to the Closing, the Closing shall, subject to the satisfaction (or valid waiver) of any conditions to Closing set forth in this Agreement, nonetheless take place on the terms set forth herein and, thereafter, Seller shall use its reasonable best efforts (and Buyer shall reasonably cooperate with Seller) to reasonably cooperate with Buyer in connection with obtaining any such Consent or regulatory approval referred to in Section 6.9 or this Section 6.10 after the Closing and, until such Consent or approval is obtained, use its commercially reasonable efforts to establish arrangements under which, following the Closing, (i) Buyer shall obtain (without infringing upon the legal rights of any third party or Governmental Authority or violating any applicable Law) the economic claims, rights and benefits of such Contract or other asset with respect to which the third party Consent or approval of a Governmental Authority has not been obtained in accordance with this Agreement, and (ii) to the extent Buyer receives such economic claims, rights and benefits, from and after the Closing, Buyer shall assume the economic burden with respect to such Contract or other asset with respect to which the third party Consent or approval of a Governmental Authority has not been obtained in accordance with this Agreement as closely as possible with the use of commercially reasonable efforts to that which would be applicable to Buyer if the third party Consent or approval had been obtained and such Contract or other asset had been transferred.

(d) Seller shall not, and shall cause its Subsidiaries to not, make any changes to the Asset Transfer Agreement that would have any cost, Tax or generate any liability or obligation to Buyer or the Company Entities following Closing without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed and shall not be withheld to the extent such liability or obligation is in the Ordinary Course of Business primarily related to the Business).

Section 6.11 Intercompany Obligations. Each of Seller and Buyer acknowledges and agrees (on its own behalf and on behalf of its Affiliates) that, except as to any Intercompany Obligations described in Section 6.11 of the Seller Disclosure Schedule, entered into in connection with the Contemplated Transactions or that are a Company Entity Guarantee or Seller Guarantee (which shall be exclusively governed by Section 6.12), the Seller Companies shall terminate and extinguish, or cause the termination and extinguishment of, each Intercompany Obligation as of or prior to the Calculation Time such that each Intercompany Obligation shall be of no further force or effect as of the Calculation Time, without any remaining right or liability of any kind on the part of any Company Entity or Seller Company as a result of or in connection with such termination, extinguishment or otherwise, and following the Calculation Time, Seller and Buyer shall cause each of their Affiliates (including the Company Entities as Affiliates of Buyer following the Closing) not to take any action or assert any Action that is inconsistent with such termination.

Section 6.12 Credit Support.

(a) Buyer and Seller shall, and shall cause their Affiliates to, reasonably cooperate with each other party, and Buyer shall take all actions necessary, to secure the unconditional release of Seller and its Affiliates and the substitution of a similar obligation of Buyer, an Affiliate of Buyer or a third party as the guarantor, indemnitor or responsible party (a “Company Entity Substitute Guarantee”) under each guarantee, letter of credit, surety bond, indemnity or similar obligation, including those set forth in Section 6.12(a) of the Seller Disclosure Schedule, provided by any of the Seller Companies for the benefit of any of the Company Entities or any of their assets or operations (each, a “Company Entity Guarantee”) as promptly as reasonably practicable following the Execution Date and, in any event, prior to the Closing Date, which Company Entity Substitute Guarantees will be effective upon the Closing; provided, however, that if any Company Entity Guarantee is not released prior to the Closing, Buyer shall use its reasonable best efforts to cause the Company Entity Guarantee to be replaced by a Company Entity Substitute Guarantee, or the Company Entity Guarantee to be released, terminated, cancelled or discharged without further cost to or obligation on the part of Seller or any of its Affiliates, and otherwise cause any debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, of Seller or such Affiliate of Seller under any Company Entity Guarantee to be released as promptly as reasonably practicable after the Closing Date. Without limiting the foregoing, if any Company Entity Guarantee remains outstanding and is not fully released on or prior to the Closing by the applicable counterparty (including if it has been assigned to Buyer), Buyer shall, and shall cause the Company Entities to, perform to the maximum extent permitted thereunder, and pay and discharge all obligations of the applicable Company Entity, including the payment of any demands, costs, charges, interest and other payment obligations, until such time as Seller and its Affiliates are released and Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to all losses, damages, costs and expenses (including reasonable attorneys’ fees), interest, awards, judgments, deficiencies, settlements, fines and penalties arising out of or relating to any such Company Entity Guarantee (including any failure of Buyer to perform, pay and discharge all obligations under such Company Entity Guarantee). Seller shall invoice Buyer all such amounts on a monthly basis. Seller and its Affiliates shall be under no obligation to extend or renew any Company Entity Guarantee that expires by its terms, nor to agree with any beneficiary of any Company Entity Guarantee to any amendment, waiver, or assignment thereof.

(b) Buyer and Seller shall, and shall cause their Affiliates to, reasonably cooperate with each other party, and Seller shall take all actions necessary, to secure the unconditional release of the Company Entities and their Affiliates and the substitution of a similar obligation of Seller, an Affiliate of Seller or a third party as the guarantor, indemnitor or responsible party (a “Seller Substitute Guarantee”) under each guarantee, letter of credit, surety bond, indemnity or similar obligation, including those set forth in Section 6.12(b) of the Seller Disclosure Schedule, provided by any of the Company Entities for the benefit of any of the Seller Companies or any of their assets or operations (each, a “Seller Guarantee”) as promptly as reasonably practicable following the date hereof and, in any event, prior to the Closing Date, which Seller Substitute Guarantees will be effective upon the Closing; provided, however, that if any Seller Guarantee is not released prior to the Closing, Seller shall use its reasonable best efforts to cause the Seller Guarantee to be replaced by a Seller Substitute Guarantee, or the Seller Guarantee to be released, terminated, cancelled or discharged without further cost to or obligation on the part of Buyer or any of its Affiliates, and otherwise cause any debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, of Buyer or such Affiliate of Buyer under any Seller Guarantee to be released as promptly as reasonably practicable after the Closing Date. Without limiting the foregoing, if any Seller Guarantee remains outstanding and is not fully released on or prior to the Closing by the applicable counterparty (including if it has been assigned to Seller), Seller shall perform to the maximum extent permitted thereunder, and pay and discharge all obligations of the applicable Seller Company, including the payment of any demands, costs, charges, interest and other payment obligations, until such time as Buyer and its Affiliates are released and Seller shall indemnify and hold harmless Buyer and its Affiliates with respect to all losses, damages, costs and expenses (including reasonable attorneys’ fees), interest, awards, judgments, deficiencies, settlements, fines and penalties arising out of or relating to any such Seller Guarantee (including any failure of Seller to perform, pay and discharge all obligations under such Seller Guarantee). Buyer shall invoice Seller all such amounts on a monthly basis. Buyer and its Affiliates shall be under no obligation to extend or renew any Seller Guarantee that expires by its terms, nor to agree with any beneficiary of any Seller Guarantee to any amendment, waiver, or assignment thereof.

Section 6.13 Non-Solicitation; Non-Competition.

(a) As a necessary measure to ensure that Buyer realizes the goodwill and associated benefits of the Contemplated Transactions, from the Closing Date until the date that is two (2) years after the Closing Date, Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly, (i) hire or solicit for employment any Company Employee or Union Company Employee or (ii) induce or encourage any such employee to no longer be employed by Buyer or a Company Entity, as applicable; provided, however, that nothing in this Section 6.13 shall prohibit any Seller Company from (A) engaging in general solicitations to the public or general advertising not specifically targeted at Company Employees or Union Company Employees and hiring a Company Employee or Union Company Employee as a result of such permitted activities, (B) hiring any former Company Employee or Union Company Employees whose employment has been terminated or laid off for any reason by Buyer or a Company Entity following the Closing (but only after at least ninety (90) days have passed since the date of termination of employment), and (C) hiring any employee who is otherwise covered under this Section 6.13(a) with the written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed).

(b) As a necessary measure to ensure that Buyer realizes the goodwill and associated benefits of the Contemplated Transactions, from the Closing Date until the date that is three (3) years after the Closing Date, Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly invest in, acquire, own, manage, control, operate or otherwise engage in an enterprise that competes with the Business or the APA Transferred Business as in effect on the Closing Date in the United States of America, or enter into any business arrangement with or otherwise partner with any third party for the primary purpose of engaging in an enterprise that competes with the Business or the APA Transferred Business in the United States of America (the “Non-Competition Restrictions”).

(i) Notwithstanding the terms of Section 6.13(b) set forth above, the following actions by Seller or any of its controlled Affiliates shall not be deemed to be a breach of the Non-Competition Restrictions: (A) acquiring or owning, directly or indirectly, as a passive, non-controlling investor (without membership on the board of directors or similar governing body of such Person or role in the management thereof) five percent (5%) or less of the outstanding securities of any Person whose stock is publicly traded on a nationally recognized exchange; (B) first acquiring or owning, after the Execution Date, directly or indirectly, any Person other than a Competing Business; (C) acquiring, directly or indirectly, any Person that owns 25% or less of a Competing Business (provided that as soon as reasonably practicable after the consummation of such acquisition (but in no event later than six (6) months thereafter (subject to any extensions required to obtain required Governmental Approvals)), Seller divests, or causes such Person to divest, the Competing Business), or (D) the engaging by Seller or any of its controlled Affiliates, directly or indirectly, in any business other than the Business or the APA Transferred Business, including the business of manufacturing, marketing, selling or distributing Pulp and Paperboard Products.

(ii) The Non-Competition Restrictions shall not be binding on or be applicable to or restrict any Person (an “Acquirer”) that directly or indirectly acquires a controlling equity interest in Seller or any of its Affiliates (each, an “Acquired Entity”) or all or a substantial portion of the business or assets of Seller or any of its Affiliates, regardless of the form of such transaction, and shall not be binding on or be applicable to or restrict any Affiliate of such Acquirer, including any Acquired Entity.

(iii) If the Lease Agreement (as defined in the APA) terminates for any reason at the consumer product division facilities located in Lewiston, Idaho, this Section 6.13(b) shall not restrain Seller or its Affiliates from operating the consumer product division facilities located in Lewiston, Idaho for any purpose, including in competition with the Business.

(iv) For purposes of this Section 6.13(b):

(A) The term “Affiliate” shall not include any natural person insofar as such natural person’s status as an Affiliate arises from his or her position as an executive officer or director of Seller or any of its Affiliates.

(B) The term “Competing Business” shall mean the business of manufacturing, marketing, selling or distributing products that is competitive to those of the Business or APA Transferred Business as manufactured, marketed, sold or distributed on the Closing Date.

(C) The term “Pulp and Paperboard Products” means the pulp and paperboard products of the type manufactured by Seller or its Affiliates, including bleached paperboard and solid bleach sulfate paperboard.

(c) The covenants in paragraphs (a) and (b) set forth in this Section 6.13 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant or provision of this Agreement. If any provision of Section 6.13 or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto to the maximum extent permissible. The Parties further agree to use their reasonable best efforts to replace such void or unenforceable provision of this Section 6.13 with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(d) Seller agrees that it shall not take any action with the primary purpose of avoiding or seeking to avoid the observance or performance of the terms of this Section 6.13.

Section 6.14 Exclusivity.

(a) During the Pre-Closing Period, other than with respect to the Contemplated Transactions, or pursuant to or in connection with a Whole Company Sale, Seller and its Subsidiaries (including the Company Entities) will not authorize or permit any of Seller’s Representatives to, directly or indirectly, (i) knowingly solicit, initiate, knowingly encourage, facilitate, support or intentionally induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Transaction, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Transaction, or (iii) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Alternative Transaction. Promptly following the Execution Date, Seller shall request the return or destruction of all Company Confidential Information provided to third parties in connection with an Alternative Transaction.

(b) In addition to Seller’s obligations pursuant to Section 6.14(a), to the extent not prohibited by applicable Law or Contract, and other than pursuant to or in connection with a Whole Company Sale, Seller shall promptly (and in any event within five (5) Business Days after receipt thereof by Seller) advise Buyer in writing of the receipt by Seller of any proposal for an Alternative

Transaction or any inquiry with respect thereto, and the material terms and conditions of, and the identity of the Person making, such request or inquiry, except to the extent any disclosure is limited by terms of confidentiality agreements in effect prior to the Execution Date (in which case, for the avoidance of doubt, Seller shall remain obligated to provide as much of the information set forth in this sentence as is permitted by such confidentiality agreements).

Section 6.15 Compliance with WARN.

(a) Seller shall be responsible for complying with the WARN Act with respect to any Company Employee and Union Company Employee who suffer an “employment loss” (as that term is defined under the WARN Act) prior to the time of Closing; provided however, that the transfer of employment under this Agreement is not intended to constitute an “employment” loss for purposes of WARN and is intended to comply with the asset sale exception of WARN as related to the asset sale portion of this Agreement or the APA.

(b) Buyer shall be responsible for complying with the WARN Act with respect to any Company Employee and Union Company Employee who suffers an “employment loss” (as that term is defined under the WARN Act) after the time of Closing, except for employment terminations of Transferred Employees or Union Transferred Employees announced by Seller or any other Company Entity prior to Closing and to become effective after the Closing Date (for the avoidance of doubt, the transfer of employment of Company Employees and Union Company Employees to a Company Entity as contemplated in this Agreement shall not be deemed terminations of Transferred Employees or Union Transferred Employees announced by Seller or any Company Entity).

(c) Buyer shall cooperate with Seller to provide advance notice of any employment losses anticipated to occur within ninety (90) days after the Closing Date.

(d) No later than three (3) Business Days before the Closing Date, Seller shall provide Buyer with a list, by date and site of employment (as that term is defined under the WARN Act), of (i) permanent employee layoffs implemented by Seller with respect to Company Employees and Union Company Employees in the ninety (90) calendar day period preceding the Closing Date and any WARN notices provided to such Company Employees and Union Company Employees and applicable Governmental Authorities, and (ii) temporary employee layoffs implemented by Seller with respect to Company Employees and Union Company Employees in the six (6) month period preceding the Closing Date, including date of initial temporary layoff, site of employment and the total number of employees at the site of employment at the time of the temporary layoff and as of the Closing Date, the number of laid off employees expected to return to active duty at each site of employment as of the Closing Date, as well as any communications provided by the Seller to such employees about the temporary layoffs.

Section 6.16 Employment Terms for Company Employees and Union Company Employees.

(a) Employment Transfer and Terms.

(i) No later than thirty (30) Business Days prior to the Closing and again no later than ten (10) Business Days prior to the Closing, Seller shall provide to Buyer a correct and complete version of the list described in Section 3.18(a) updated as of such dates to reflect the Company Employees’ and Union Company Employees’ full names and any changes since the Execution Date in accordance with this Agreement.

(ii) Coincident with Closing, Seller or its Subsidiaries shall transfer (A) the employment of each Company Employee and Union Company Employee from Seller to the Company and (B) the personnel and performance records (to the extent not prohibited by applicable Law) of each such Company Employee and Union Company Employee; provided that such transfers of the employment of Company Employees shall be made on terms and conditions of employment which are identical to the terms and conditions that are applicable to such Company Employees immediately prior to such transfer and, for Union Company Employees, such terms and conditions that are applicable under the Labor Agreement as it relates to the APA Transferred Business.

(iii) Subject to his or her continued employment with Buyer, each Transferred Employee shall receive through the period ending on the first (1st) anniversary of the Closing Date at least the same rate of base pay or wage rate as those provided to such Transferred Employee, immediately prior to Closing. Subject to his or her continued employment with Buyer, each Transferred Employee shall receive through December 31 of the year of Closing, annual and long-term cash incentive opportunities (which long-term incentives in the discretion of Buyer may consist of either cash or equity-based awards or both, and, for the avoidance of doubt, excludes retiree welfare and transaction-based benefits, and benefits under any non-qualified deferred compensation plan, severance plan, policy or arrangement or under any “pension plan” as defined under Section 3(2) of ERISA) no less favorable than, those provided to such Transferred Employee, immediately prior to the Closing. Notwithstanding anything herein to the contrary, Buyer shall not be obligated to employ or offer employment to, any Company Employee who terminates employment with Seller prior to the Closing for any reason.

(iv) Except to the extent otherwise required by applicable Law, no Company Employee or Union Company Employee who is an Inactive Company Employee as of the Execution Date shall be employed by Buyer or one of its Affiliates as of the Execution Date. Subject to Seller notifying Buyer of an Inactive Company Employee’s return to active employment within ten (10) Business Days of such return, Buyer or one of its Affiliates shall make an offer of employment to such Inactive Company Employee on terms consistent with those applicable to Transferred Employees or Union Transferred Employees generally under this Agreement, effective as of the applicable Deferred Employment Date. For purposes of applying the provisions of this Section 6.16 to any Inactive Company Employee who accepts such offer of employment, all references in this Section 6.16 to the Closing Date shall instead be deemed to refer to the Deferred Employment Date. For the avoidance of doubt, Inactive Company Employees who do not accept an offer of employment by Buyer or any of its Affiliates with terms consistent with those applicable to Transferred Employees and Union Transferred Employees generally under this Agreement shall be deemed a former Company Employee and not a Transferred Employee or Union Transferred Employee to the extent permitted by applicable Law and the Labor Agreement. For the avoidance of doubt, Seller shall retain any and all liability with regards to Inactive Company Employees during the period between Closing and the Deferred Employment Date.

(b) Buyer’s Benefit Programs. Buyer shall also provide Transferred Employees with employee benefit plans, programs and arrangements substantially similar to those Buyer makes available to its similarly situated employees. Nothing in Section 6.16(a)(iii) or this Section 6.16(b) shall be deemed to require Buyer and its Subsidiaries to provide Transferred Employees with any equity-based awards, defined benefit pension benefits, mandatory defined contribution benefits (excluding any matching or other contributions mandated under the provisions of an applicable plan maintained by the Buyer), or deferred compensation. Buyer shall provide each Transferred Employee with all employee benefit plans, programs and arrangements that satisfy the requirements of applicable Law. Buyer shall provide Union Transferred Employees with employee benefit plans, programs and arrangements pursuant to the terms of the Labor Agreement as it relates to the APA Transferred Business, including any changes effective post-Closing which are agreed between Buyer and Union.

(c) Seller’s Benefit Plans. Except as otherwise provided in the Transition Services Agreement, Transferred Employees and Union Transferred Employees shall cease to be eligible to participate and/or be active participants in the Seller Benefit Plans as of the Closing (or with respect to any Inactive Company Employee, at the Deferred Employment Date), except with regard to Union Transferred Employees who shall continue to participate in PIUMPF post-Closing unless otherwise agreed between Buyer and the Union as provided under the applicable Labor Agreement; provided that, (i) Seller shall fully vest any unvested account balances of Transferred Employees and Union Transferred Employees under the Clearwater Paper 401(k) Plan and Clearwater Paper Represented 401(k) Plan, (ii) Seller shall count service performed by Transferred Employees and Union Transferred Employees for Buyer and its Subsidiaries following the Closing (as such service is determined pursuant to records provided by or on behalf of Buyer from time to time at the reasonable request of Seller (or its authorized designee)) for purposes of vesting and early retirement subsidies under the Clearwater Paper Salaried Retirement Plan and the Clearwater Paper Hourly Retirement Plan, as applicable and (iii) Seller shall provide employer-subsidized post-retirement medical benefits under Seller Benefit Plans to that certain salaried Transferred Employee set forth in Section 6.16(c) of the Seller Disclosure Schedule in accordance with the terms set forth therein. Seller shall retain all rights, obligations, and liabilities with respect to any Seller Benefit Plans. Each Party shall retain its own rights and Losses with respect to its respective participation in PIUMPF, if any, pursuant to applicable Law. These Transactions shall not cause a cessation of Seller’s obligation to contribute to PIUMPF. Nothing in this Agreement shall cause Buyer to assume Seller’s contribution history under ERISA Section 4204(b)(1) for purposes of calculating any future withdrawal liability of the Buyer.

(d) Buyer’s Benefit Plans; Service Credit; Waiver of Limitations and Credit for Deductibles. As of the Closing Date, Buyer shall permit Transferred Employees to participate in 401(k) plans that it sponsors. Buyer shall cause its 401(k) plans to accept rollover contributions from Transferred Employees of any eligible rollover distributions they receive from Seller’s 401(k) plans, including rollovers of any outstanding loans that such Transferred Employees may have under such plans. At Closing, Buyer shall credit each Transferred Employee and Union Transferred Employee with service for his or her service with Seller and its Subsidiaries prior to the Closing for all purposes under any Benefit Plan made available to such Transferred Employee or Union Transferred Employee by Buyer following the Closing; provided that, no service credit need be provided to any such Transferred Employee (i) for benefit accrual purposes under any defined benefit plan or (ii) to the extent it would result in the Transferred Employee being entitled to receive benefits under any Benefit Plan sponsored, contributed to or maintained by Buyer that are duplicative of any vested benefits that such Transferred Employee is entitled to receive under any Seller Benefit Plan. At Closing, Buyer will permit all Transferred Employees to enroll in its health and welfare plans as provided in Section 6.16(a)(iii). Buyer shall use commercially reasonable efforts to (A) waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Transferred Employees and their dependents and beneficiaries under any welfare benefit plans made available to such Transferred Employees following the Closing, and (B) (i) provide each Transferred Employee and his or her eligible dependents and beneficiaries with credit under Buyer’s group health and welfare benefit plans, programs and arrangements, including those that are subject to ERISA Section 3(1) (“Buyer’s Health Plans”) for any co-payments, other out-of-pocket expenses and deductibles with respect to claims that were reported under the health benefits plan made available to such Transferred Employees from and after January 1 of the year in which the Closing Date occurs and through and including the date immediately prior to the date the Transferred Employees become participants in Buyer’s Health Plans (the “Health Transition Date”), (ii) use its reasonable best efforts to provide such credit for any such expenses reported after the Health Transition Date for purposes of satisfying any applicable deductible, co-insurance or out-of-pocket requirements (and any annual and lifetime maximums) under any of Buyer’s Health Plans in which such Transferred Employee participates, and (iii) cause such Transferred Employee’s applicable health coverage premium under Buyer’s Health Plans to reflect that such Transferred Employee did not participate in such Buyer’s Health Plans during the period between the Closing Date and the Health Transition Date. For the avoidance of doubt, for Union Transferred Employees, Buyer shall provide for or be responsible for providing for Benefit Plans sponsored, maintained or contributed to by Buyer and its ERISA Affiliates pursuant to the terms of the Labor Agreement as it relates to the APA Transferred Business.

(e) Severance Benefits. Without limiting the generality of the foregoing provisions of this Section 6.16, in the event that any Transferred Employee’s employment with Buyer is terminated on or prior to the first (1st) anniversary of the Closing Date, other than due to the Transferred Employee’s death, disability, termination for cause, or voluntary termination of employment, Buyer shall provide such Transferred Employee with severance and termination benefits as set forth on Section 6.16(e) of the Seller Disclosure Schedules.

(f) Pre-Closing and Post-Closing Annual Incentive Compensation. Without limiting the generality of the foregoing, Buyer shall pay each Transferred Employee in respect of services provided to the Business or the APA Transferred Business from the Closing to the last day of the calendar year in which the Closing Date occurs, a prorated amount of annual incentive compensation at least equal to the amount that would have been payable to such Transferred Employee for such services under any applicable Seller Benefit Plan that is an annual incentive plan (but treating service with Buyer following the Closing as if it were continuing service with Seller for purposes of determining any Transferred Employee’s right to receive payment in accordance with such applicable Seller Benefit Plan) based on target performance during this timeframe. Any amount payable pursuant to the immediately preceding sentence shall be payable to an eligible Transferred Employee at the same time and subject to the same conditions (including continued employment) as would have applied under the applicable corresponding Seller Benefit Plan. Seller shall pay to the Transferred Employees a prorated amount of the annual incentive compensation accrued under the Seller Benefit Plans for the portion of such calendar year preceding the Closing Date, which payment shall be made no later than the time prescribed for annual incentive compensation payments under the terms of the applicable Seller Benefit Plans.

(g) Spending Account Plans. Effective as soon as administratively practicable following the Closing Date, Buyer shall, or shall cause its Subsidiaries to, have in effect flexible spending arrangements under a cafeteria plan qualifying under Section 125 of the Code and any other health reimbursement or similar account-based plan (the “Buyer Spending Account Plans”). From and after the Closing Date, solely to the extent included in Indebtedness, Buyer shall be liable for (i) all Losses arising from record kept account balances of Seller’s flexible spending account plan under Section 125 of the Code and any other health reimbursement account or similar account-based plan maintained with respect to Company Employees and Union Company Employees (the “Seller Spending Account Plans”) who become Transferred Employees or Union Transferred Employees and their dependents, and (ii) all claims for reimbursement that have not been paid as of the Closing Date other than those claims that are submitted for reimbursement within the ten (10) Business Days preceding the Closing Date shall be paid pursuant to and under the terms of the Buyer Spending Account Plans. Buyer shall, or shall cause its Subsidiaries to, provide under the Buyer Spending Account Plans that such Company Employees and Union Company Employees who become Transferred Employees or Union Transferred Employees and their dependents will continue their prior participation without interruption and will incur no loss of eligibility for the existing plan year in which the Closing Date occurs. Notwithstanding the foregoing, to the extent that Transferred Employees or Union Transferred Employees participate in Seller Spending Account Plans from the Closing Date through December 31, 2024 all matters other than the first sentence in this subsection shall be addressed in the Transition Services Agreement.

(h) Vacation, Holidays and Sick Leave. Except to the extent prohibited by applicable Law or a Labor Agreement, as of the Closing, Buyer shall credit each Transferred Employee and Union Transferred Employee with all accrued but unused vacation, floating holidays, and sick leave to which such Transferred Employee or Union Transferred Employee was entitled to under Seller’s applicable policies or Labor Agreements prior to Closing to the extent included in Working Capital or Indebtedness, and shall permit Transferred Employees and Union Transferred Employees to use such accrued but unused vacation, floating holidays, and sick leave as such Transferred Employee or Union Transferred Employee would have been entitled to under Buyer’s vacation policies. In the event any Transferred Employees or Union Transferred Employees separate from employment with Buyer (or its applicable Subsidiaries) for any reason prior to the first (1st) anniversary of the Closing Date, Buyer shall pay such Transferred Employee or Union Transferred Employee upon separation from Buyer (or its applicable Subsidiaries) all vacation, floating holidays, and sick leave contemplated in the first sentence of this Section 6.16(h) that is unused as of the date of such separation from Buyer.

(i) Labor Agreements.

(i) Buyer acknowledges that it intends to hire all Union Company Employees who are members of the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy Allied Industrial and Service Workers International Union and its Locals 608 and 712, and International Brotherhood of Electrical Workers and its Local No. 73 (the “Unions”). Buyer shall recognize the Unions as the sole and exclusive collective bargaining agents for the applicable bargaining unit employees upon the hiring of a majority of said Union Company Employees. Buyer acknowledges that it will assume all of the Labor Agreements listed in Section 3.18(b)(i)(A)-(B) of the Seller Disclosure Schedule as they relate to the APA Transferred Business to the extent permitted by the terms thereof, including any changes effective post-Closing which are agreed to between Buyer and Union. Buyer acknowledges and agrees that all labor grievances regarding any Labor Agreement, mediations, and arbitrations under the Labor Agreements that are made, filed, commenced or instituted after the Closing, will be the sole responsibility of Buyer and its Affiliates, provided that Buyer shall be reimbursed by Seller for any financial amounts due to settlements or awards relating to grievances, mediations and arbitrations up through Closing (including any costs and fees incurred such as court reporter fees, arbitration fees, attorneys’ fees or mediation fees); provided, however, that prior to such financial resolutions, Buyer shall consult and obtain the approval of Seller, which such consent shall not be unreasonably withheld.

(ii) The Parties agree that Seller shall (A) be solely responsible for providing the Unions with post-signing, pre-Closing notice of the purchase provided for in this Agreement and the sale of assets under the accompanying APA promptly after the execution of this Agreement and satisfying any related effects bargaining obligations under the National Labor Relations Act, and (B) indemnify and hold Buyer and its Affiliates harmless against any Losses that arise out of or are in respect thereto. Likewise, the Parties agree that Buyer shall (x) post-Closing, be solely responsible for assuming the applicable Labor Agreements as it relates to the APA Transferred Business together with any modifications agreed to by the Buyer and the Unions and (y) indemnify and hold Seller and its Affiliates harmless against Losses or disputes that arise out of or are in respect thereto.

(j) Seller Equity Awards. Seller shall pay to each Transferred Employee who holds outstanding and unvested awards of restricted stock units (“RSUs”) or performance shares (“PSUs”) granted under Seller’s 2017 Stock Incentive Plan (i) the value of the portion of such RSUs scheduled to vest at the next annual vesting date occurring after the Closing Date, which payment shall be made no later than such annual vesting date, and (ii) the value of the portion of such PSUs that were granted for the 3-year performance period ending on December 31, 2024, based on actual performance as determined by Seller, which payment shall be made no later than the time prescribed for settlement of PSUs for such performance period under the terms of the 2017 Stock Incentive Plan. Seller shall determine the value of such RSUs and PSUs for this purpose, and may make such payments in cash or stock, or a combination of cash and stock, in Seller’s sole discretion. Seller shall be responsible for all tax withholding and reporting required for such payments.

(k) No Third Party Employment or Benefit Rights. Nothing set forth in this Section 6.16 shall (i) confer any rights or remedies upon any employee or former employee of Seller or any other Person other than the Parties and their respective successors and assigns, (ii) be construed to establish, amend or modify any benefit program, agreement or arrangement, including any Seller Benefit Plan or Service Contract, (iii) alter or limit Seller’s ability to amend, modify or terminate any specific benefit, program, agreement or arrangement at any time in any respect for any reason, or (iv) obligate Seller, Buyer or any their respective Subsidiaries to continue to employ any Company Employee, Union Company Employee, or engage with any Individual Independent Contractor for any specific period of time, subject to applicable Law.

Section 6.17 Tax Matters.

(a) Cooperation on Tax Matters. Following the Closing, Buyer and its Affiliates (including, following the Closing, the Company Entities) and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party (at the requesting Party’s expense), in connection with the preparation and filing of any Tax Returns, the filing of any amended Tax Return for a Pre-Closing Tax Period (which amended Tax Return may only be filed with the consent of Seller to the extent provided in Section 6.17(b)(iv)), and any Tax Action, in each case, to the extent relating to the Company Entities. Such cooperation shall include (upon the other Party’s request) the retention and the provision of records and information which are reasonably relevant to any such Tax Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Nothing in this Section 6.17 shall require either Party to provide information that is privileged under attorney-client or legal privilege if the disclosure is reasonably expected to result in the loss of such privilege (it being understood in such case that the Party withholding such information shall inform the other Party of the general nature of the information being withheld and, upon such other Party’s request and at such other Party’s sole cost and expense, reasonably cooperate with such other Party to provide such information, in whole or in part, in a manner that would not result in any such loss of privilege). Buyer and Seller further agree, upon request (at the expense of the requesting Party), to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Taxes payable by or with respect to the Company Entities. Any information obtained under this Section 6.17 shall be kept confidential, except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax Action, or (ii) with the consent of Seller or Buyer, as the case may be.

(b) Preparation and Filing of Tax Returns.

(i) Seller shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for any Seller Affiliated Group for all Tax periods ending on or prior to the Closing Date. Promptly after filing any such Tax Return with respect to a Seller Affiliated Group that includes a Company Entity as a member, Seller shall provide to Buyer the standalone or pro forma Tax information included in such Tax Return relating solely to the Company Entities.

(ii) No later than forty-five (45) days after Seller’s request, Buyer shall and shall cause the Company Entities to furnish to Seller (at Seller’s expense) such Tax information related to the Company Entities reasonably requested by Seller and in the possession of the Company Entities to the extent such information is reasonably necessary for the preparation of Tax Returns prepared by Seller pursuant to Section 6.17(b)(i) and shall promptly respond to Seller’s reasonable request for any such additional information. Buyer and Seller agree to take such actions, if any and to the extent commercially reasonable, as may be necessary to cause all applicable taxable periods of the Company to end on the Closing Date. Buyer and Seller agree that all Transaction Tax Deductions shall be treated as being deductible for United States federal income tax purposes and applicable state and local income tax purposes in the taxable period ending on the Closing Date. In accordance with Treasury Regulation Section 1.1502-76 and any analogous provision of state, local or foreign Law, any Tax imposed with respect to an extraordinary transaction not contemplated by this Agreement that Buyer or any of its Affiliates (including, after the Closing, any Company Entity) causes to occur on the Closing Date after the Closing shall be allocated to the taxable period beginning after the Closing Date and shall be Buyer’s responsibility.

(iii) Except as provided in Section 6.17(b)(i), Buyer shall timely prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Company Entities with respect to any taxable period ending on or before the Closing Date and all Tax Returns of the Company Entities with respect to any Straddle Period, at the expense of Buyer and the Company Entities. Such Tax Returns shall be prepared in a manner consistent with past practices and custom of Seller and the Company Entities (as applicable), unless otherwise required by applicable Law. Buyer shall provide each such Tax Return (described in the previous sentence) that is an income Tax Return to Seller for its review and comment at least twenty (20) Business Days prior to the date on which such Tax Return is to be filed (or, if later, the date that is five (5) Business Days after the expiration of the applicable Straddle Period). Buyer shall consider Seller’s reasonable comments thereto in good faith, provided, that, until such time as the Closing Payment is finally determined under Section 2.4, Seller shall have the option of providing to Buyer, within ten (10) Business Days after Seller receives such Tax Return from Buyer, written instructions as to the manner in which any, or all, of the items that may be included as Indebtedness or a Current Liability hereunder shall be reflected on such Tax Return and Buyer shall, in preparing such Tax Return, cause such items to be reflected in accordance with Seller’s reasonable instructions, to the extent permitted by Law; provided, however, that if Buyer does not reflect Seller’s instructions (to the extent required by the foregoing), Buyer’s treatment of such items in preparing such Tax Return shall not in any case be determinative of the existence or amount of Taxes for purposes of Section 2.4 (which, if different, shall be determined as provided in the definition of “Pre-Closing Taxes” hereunder).

(iv) Unless required by applicable Law (including in connection with a Tax Action), without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), neither Buyer, any Company Entity nor any of their respective Affiliates shall (A) adopt or change any accounting method of a Company Entity for a Pre-Closing Tax Period, (B) modify or amend any Tax Return of a Company Entity filed prior to the Closing or filed by Buyer pursuant to Section 6.17(b)(iii), in each case with respect to a Pre-Closing Tax Period, (C) make any Tax election with respect to the Company Entities with retroactive effect to a Pre-Closing Tax Period, including any such election to change the Tax classification of a Company Entity for U.S. federal income tax purposes, or (D) make a voluntary disclosure to a Governmental Authority or initiate any Tax Action with respect to any Company Entity for any Pre-Closing Tax Period, in each case of clauses (A)—(D), to the extent such action would reasonably be expected to have an aggregate adverse impact of $1,000,000 or more on the Tax liability and/or Tax attributes of Seller and/or its Affiliates. Buyer shall not and shall cause its Affiliates not to carry back to any Pre-Closing Tax Period of a Seller Affiliated Group any operating losses, net operating losses, capital losses, tax credits, or similar items of a Company Entity arising in, resulting from, or generated in connection with a Post-Closing Tax Period.

(c) Apportionment of Taxes. With respect to Taxes of any Company Entity for any Straddle Period, (i) any Tax, other than a Tax described in clause (ii) of this Section 6.17(c), shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period of such Straddle Period based on an interim closing of the books as of the close of business on the Closing Date, and (iii) any real, personal or intangible property Tax or similar ad valorem Tax shall be apportioned between a Pre-Closing Tax Period and a Post-Closing Tax Period of such Straddle Period by multiplying the total amount of such Tax by a fraction the numerator of which is the number of days in such Straddle Period up to and including the Closing Date (in the case of the Pre-Closing Tax Period), or following the Closing Date (in the case of the Post-Closing Tax Period), and the denominator of which is the total number of days in such Straddle Period.

(d) Closing Date Ordinary Course of Business. For the portion of the Closing Date after the time of the Closing, other than transactions expressly contemplated hereby, Buyer shall cause the Company Entities to carry on their business only in the Ordinary Course of Business.

(e) Tax Contests.

(i) Seller shall have the right to represent the interests of any Company Entity in any Tax Action relating to taxable periods of such Company Entity ending on or before the Closing Date to the extent Seller is fully liable for the Taxes in respect of such Tax Action; provided that, subject to Section 6.17(f), and to the extent that any such Tax Action relates solely to the Company Entities or the outcome of such Tax Action is reasonably expected to give rise to a material Tax liability of Buyer, any Company Entity or any of their respective Affiliates for any Tax period for which Buyer (or its Affiliates) is responsible, (A) Buyer shall have the right, at its sole cost and expense, to participate in such Tax Action and to employ counsel of its choice at its own expense for purposes of such participation, and (B) without the prior written approval of Buyer, which shall not be unreasonably withheld, conditioned or delayed, neither Seller nor any of its Affiliates shall agree or consent to compromise or settle, either administratively or after the commencement of litigation, any such issue or claim arising in any such Tax Action, or otherwise agree to or consent to any such Tax liability, provided that the foregoing clauses (A) and (B) shall not apply with respect to a Tax Action relating to a Tax Return of a Seller Affiliated Group.

(ii) Subject to Section 6.17(f), Buyer shall have the right to represent the interests of any Company Entity in any Tax Action not described in Section 6.17(e)(i); provided that to the extent that any such Tax Action relates to a Pre-Closing Tax Period or a Straddle Period and involves an issue or claim the outcome of which is reasonably expected to have an aggregate adverse impact of $1,000,000 or more on the Tax liability and/or Tax attributes of Seller and/or any of its Affiliates (including, for any Pre-Closing Tax Period, any Company Entity) or create or increase any liability of Seller for any payment hereunder (A) Seller shall have the right to participate in any such Tax Action and to employ counsel of its choice at its own expense for purposes of such participation and (B) without the prior written approval of Seller, which shall not be unreasonably withheld, conditioned or delayed, neither Buyer nor any of its Affiliates (including any Company Entity) shall agree or consent to compromise or settle, either administratively or after the commencement of litigation, any such issue or claim arising in any such Tax Action, or otherwise agree to or consent to any such Tax liability.

(iii) Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Tax Actions relating to the Company Entities for any Pre-Closing Tax Period or Straddle Period. Buyer shall promptly notify Seller in writing upon receipt of notice by Buyer or any of its Affiliates (including the Company Entities) of any pending or threatened Tax Action relating to the Company Entities for any Pre-Closing Tax Period or Straddle Period.

(f) Certain Seller Tax Returns. With respect to any Tax Return that includes Seller or any Affiliate of Seller that is not a Company Entity, including any Tax Return of any Seller Affiliated Group, no provision of this Agreement (including, without limitation, any provision in this Article VI) shall be construed to require Seller or any Affiliate of Seller (i) to provide to any Person (including Buyer and its Affiliates), before, on or after the Closing Date, any right to access or review any such Tax Return or any Tax workpapers or other records relating to such a Tax Return; provided, that Buyer in lieu thereof may reasonably request redacted, standalone or pro forma Tax information (including Tax Returns) that relates solely to the Company Entities or the APA Transferred Assets, APA Assumed Liabilities or APA Transferred Business; or (ii) to allow any Person (including Buyer and its Affiliates) to have any rights, or take an action, with respect to any Tax Action involving such Tax Return. Seller and Buyer will keep each other reasonably informed with respect to any other Tax Action that is reasonably expected to give rise to a material Tax liability of the other Party or its Affiliates (including, in Buyer’s case, the Company Entities) in a Post-Closing Tax Period.

(g) Conveyance Taxes. Any Conveyance Taxes imposed upon, or payable or collectible or incurred in connection with, this Agreement or the Contemplated Transactions shall be borne equally by Seller and Buyer (other than any Conveyance Taxes imposed upon or incurred in connection with the Asset Transfer Agreement or the transactions described within Section 6.10(b), which shall be borne solely by Seller). Any Tax Returns that must be filed in connection with such Conveyance Taxes shall be prepared and filed when due by Buyer. Buyer and Seller shall pay their fifty percent (50%) share of any Conveyance Taxes to be paid pursuant to this Section 6.17(g) to the Party required to pay such Conveyance Taxes at least five (5) Business Days prior to the date such Conveyance Taxes are due. Buyer and Seller shall cooperate with each other in order to minimize applicable Conveyance Taxes in a manner that is mutually agreeable and in compliance with applicable Law, and shall to that extent execute such documents, agreements, applications, instruments, or other forms as reasonably required, and shall permit any such Conveyance Taxes to be assessed and paid in accordance with applicable Law.

(h) Tax Sharing Agreements. On or before the Closing Date, the rights and obligations of the Company Entities pursuant to all Tax sharing agreements or arrangements (other than this Agreement (and any agreement entered into in the Ordinary Course of Business whose principal purpose is not related to Tax), if any, to which any of the Company Entities, on the one hand, and Seller or any of its Affiliates (other than the Company Entities), on the other hand, are parties, shall terminate, and neither Seller nor any of its Affiliates, on the one hand, nor any of the Company Entities, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

(i) Consolidated Return Elections. Buyer and Seller agree that Seller (or an applicable Affiliate of Seller) shall make, or cause to be made, an election (including a protective election) under Treasury Regulations Section 1.1502-36(d)(6)(i)(A) in accordance with the procedures set forth in Treasury Regulation Section 1.1502-36(e) for any U.S. federal income, state, or local Tax purposes to reduce Seller’s tax basis in the stock of any applicable Company Entity or reattribute Tax attributes of an entity other than a Company Entity in an amount sufficient to avoid any reduction of the Tax attributes of a Company Entity (including the Tax basis of the assets of such Company Entity) pursuant to Treasury Regulations Section 1.1502-36(d); provided, however, that such election shall not apply to the portion of the Company’s Category A attributes (as defined in Treasury Regulations Section 1.1502-36(d)(4)) that arise solely as a result of the denial of the worthless stock deduction taken by the Company in 2022 in respect of its interest in Cellu Tissue Holdings, LLC. Seller shall provide the form of any election it proposes to make pursuant to this Section 6.17(i) to Buyer for its review and comment at least twenty (20) Business Days prior to the date on which such election is to be filed, and shall consider Buyer’s reasonable comments thereto in good faith.

Section 6.18 Financing and Financing Cooperation.

(a) Buyer shall use its reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done) all things necessary, proper or advisable to consummate and obtain the proceeds of the Debt Financing contemplated by the Debt Financing Commitments on the terms and conditions described in the Debt Financing Commitments (including any flex provisions applicable thereto), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions (including, if applicable, the flex provisions, if any) contained therein or on other terms not less favorable to Buyer than those contained in the Debt Financing Commitments and not in violation of this Section 6.18(a) (including clauses (A)-(C) below) and enter into any necessary definitive agreements prior to the termination of the Debt Financing Commitments in accordance with the terms and condition of the Debt Commitment Letter, (ii) satisfy (or, if deemed advisable by Buyer, seek a waiver of) on a timely basis all conditions applicable to Buyer in the Debt Financing Commitments and otherwise comply with its obligations thereunder and pay related fees and expenses on the Closing Date or otherwise as and when due and payable, (iii) maintain in effect the Debt Financing Commitments in accordance with the terms thereof (except for amendments and supplements not prohibited by this Section 6.18(a)) and for termination in accordance with the terms thereof upon execution of the definitive documentation in respect of the Debt Financing in accordance with the Debt Financing Commitments, provided such definitive documentation provides for replacement of such terminated commitments with superseding commitments under such definitive documentation on terms and conditions that comply with this

Section 6.18(a) and thereafter “Debt Financing Commitments” shall include such superseding commitments) until the Contemplated Transactions are consummated or this Agreement is terminated in accordance with its terms, and (iv) fully enforce its rights under the Debt Financing Commitments. Buyer shall have the right from time to time to amend, supplement, amend and restate or modify the Debt Financing Commitments; provided, that any such amendment, supplement, amendment and restatement or other modification shall not, without the prior written consent of Seller (A) add new (or, to the extent it would reasonably be expected to have any result, effect or consequence described in clause (C) below, modify any existing) conditions precedent to the Debt Financing relative to those set forth in the Debt Financing Commitments as in effect on the Execution Date, (B) reduce the aggregate amount of the Debt Financing Commitments (including by changing the amount of fees to be paid or original issue discount of the Debt Financing as set forth in the Debt Financing Commitments) in a manner that would adversely impact the ability of Buyer to consummate the Contemplated Transactions or that would otherwise be expected to delay or impede the Contemplated Transactions or that would result in the inability of Buyer to make the representation set forth in the last sentence of Section 5.11 after giving effect to any such reduction or (C) reasonably be expected to (1) prevent, impede or delay the consummation of the Contemplated Transactions, (2) make the funding of the Debt Financing as set forth in the Debt Financing Commitments less likely to occur or (3) adversely impact the ability of Buyer to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto. For the avoidance of doubt, Buyer may amend, supplement, amend and restate, modify or replace the Debt Financing Commitments as in effect at the date hereof (x) to add or replace lenders, arrangers, bookrunners, agents, syndication agents or similar entities that are reasonably acceptable to Seller who had not executed the Debt Financing Commitments as of the Execution Date, (y) implement or exercise any of the “market flex” provisions exercised by the lenders in accordance with the Commitment Letter as of the Execution Date (it being understood that, to the extent that Buyer has an approval or consultation right with respect to such “market flex” provisions, Buyer shall exercise such right in consultation with Seller) and (z) enter into definitive documentation in respect of the Debt Financing, in accordance with the Debt Financing Commitments on terms and conditions that otherwise comply with this Section 6.18(a)). For purposes of this Agreement, (i) references to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitments (including any flex provisions applicable thereto) as permitted to be amended, supplemented, replaced, substituted or modified by this Section 6.18(a) (including, for the avoidance of doubt, under the definitive documentation entered into in respect of the Debt Financing in accordance with the Debt Financing Commitments) (and, if applicable, shall include any Alternative Financing used to satisfy the obligations under this Agreement), and (ii) references to “Debt Financing Commitments” shall include such documents as permitted to be amended or modified by this Section 6.18(a) and the definitive documentation in respect of the Debt Financing entered into in accordance with the Debt Financing Commitments on terms and conditions that otherwise comply with this Section 6.18(a) (and, if applicable, shall include any commitments in respect of Alternative Financing). Buyer shall (X) give Seller prompt notice of any breach or default by any party to the Debt Financing Commitments or any Alternative Financing, in each case of which Buyer has become aware, and any purported termination or repudiation by any party of the Debt Financing Commitments or any Alternative Financing, in each case of which Buyer has become aware, or upon receipt of written notice of any material dispute or disagreement between or among the parties to the Debt Financing Commitments or any Alternative Financing, (Y) give Seller prompt notice (and copies of) any amendment or modification of, or waiver under, the Debt Financing Commitments and (Z) otherwise consult with and keep Seller reasonably informed in good faith of the status of Buyer’s efforts to arrange, and the terms and conditions of, the Debt Financing, including upon Seller’s reasonable request. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including after giving effect to the market flex provisions) contemplated in the Debt Financing Commitments, Buyer shall use its reasonable best efforts to promptly arrange to obtain alternative financing commitments on terms and conditions reasonably acceptable to Seller from alternative sources in an amount sufficient to consummate the Contemplated Transactions (“Alternative Financing”); provided, that Buyer shall use reasonable best efforts to ensure that the terms of such Alternative Financing do not expand upon the conditions precedent or contingencies to the funding of the Debt Financing on the Closing Date as set forth in the Commitment Letter in effect on the date of this Agreement or otherwise include terms (including any “flex” provisions) that would reasonably be expected to prevent, impede or materially delay the consummation of the Contemplated Transactions. Further, Buyer shall have the right to substitute commitments in respect of other debt financings for all or any portion of the Debt Financing from the same and/or alternative bona fide financing sources so long as (u) such other debt financing does not result in a breach or default under, or violation of, the Commitment Letter (to the extent it remains in effect following such substitution), (v) the debt instruments governing any such other debt financings would not be violated by the execution and delivery of the definitive documentation governing the Debt Financing or the Alternative Financing, or the incurrence of the Debt Financing or the Alternative Financing thereunder, (w) the aggregate amount of the Debt Financing, is, together with other cash immediately available to Buyer, at least equal to what it was immediately prior to the substitution of such commitments and in any event is sufficient to pay all amounts required to be paid in connection with the Contemplated Transactions, (x) all conditions precedent to effectiveness of the commitment documents or the of definitive documentation for such debt financing have been satisfied and the conditions precedent to funding of such financing are, in respect of certainty of funding, equivalent to (or more favorable to Buyer than) the conditions precedent set forth in the Commitment Letter, (y) such substitution would not reasonably be expected to delay or prevent or make less likely the funding of the Debt Financing or such other debt financing on the Closing Date and (z) prior to funding of any loans or the issuance of any other debt instruments thereunder, the commitments in respect of such debt financing are subject to restrictions on assignment that are in the aggregate substantially equivalent to or more favorable to Seller than the corresponding restrictions set forth in the Commitment Letter. True, correct and complete copies of each amendment or modification to the Commitment Letter relating thereto and documents with respect to each alternative or substitute financing commitment in respect thereof (each, a “New Debt Commitment Letter”), together with all related fee letters (in each case, with only financial covenants levels fee amounts, premiums, fees and margin ratchets, dates, pricing caps, “market flex” and other economic terms redacted), will be promptly provided to Seller (and drafts thereof shall be made available to Seller prior to any such substitution). In the event any New Debt Commitment Letter is obtained that complies with the provisions of this Section 6.18 regarding amendments or modifications to the Commitment Letter and regarding documents with respect to alternative or substitute financing commitments, (i) any reference in this Agreement to the “Debt Financing” shall include the debt financing contemplated by the Commitment Letter as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Commitment Letter” shall be deemed to include the Commitment Letter which is not superseded by a New Debt Commitment Letter at the time in question and each New Debt Commitment Letter to the extent then in effect, and (iii) any reference in this Agreement to “fee letter” shall be deemed to include any fee letter relating to the Commitment Letter that is not superseded by any New Debt Commitment Letter at the time in question and any fee letter relating to each New Debt Commitment Letter to the extent then in effect.

(b) Seller shall use commercially reasonable efforts to provide, shall use commercially reasonable efforts to cause its Subsidiaries to provide, and shall use its commercially reasonable efforts to cause their respective Representatives to cooperate as may be reasonably requested by Buyer as is necessary for transactions of the type undertaken in connection with the arrangement or incurrence of the Debt Financing (i) furnishing (A) the Financial Statements delivered pursuant to Section 3.5(a) and (B) such other historical financial data or other information regarding the Company Entities (in the case this clause (B) to the extent any such information is in the form of statements or schedules produced in the ordinary course of Seller’s business which already exist at the date of determination and do not have to be newly created or developed by Seller and its Subsidiaries) reasonably requested by Buyer or the Financing Sources (as defined below) to consummate the Debt Financing and customarily included in marketing materials for the applicable Debt Financing; (ii) providing reasonable assistance with the preparation of business projections, and customary offering or marketing materials necessary in connection with the Debt Financing; (iii) providing assistance in the preparation of one or more confidential information memoranda and other customary marketing and syndication materials reasonably requested by Buyer or any of its Affiliates in connection with the Debt Financing, to the extent applicable to obtaining such Debt Financing; (iv) permitting the reasonable use by Buyer and its Affiliates of Seller’s and its Subsidiaries’ logos, names and trademarks for syndication and underwriting, as applicable, of the Debt Financing, provided, that such logos, names and trademarks are used solely in a manner that is not intended to nor reasonably likely to harm or disparage Seller or any of its Subsidiaries or the reputation or goodwill of Seller or any of its Subsidiaries and its or their marks; and (v) as long as such information is requested by the Financing Sources (including lenders, underwriters, initial purchasers or placement agents) for the Debt Financing (together with the arrangers and the partners, shareholders, managers, members, directors, attorneys, officers, employees, advisors, accountants, consultants, agents, Affiliates and Representatives and successors of any of the foregoing, collectively, the “Financing Sources”) in writing at least ten (10) Business Days prior to the Closing Date, providing to the Financing Sources, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Company under applicable “know your customer” and anti-money laundering Laws, including the USA PATRIOT Act of 2001, as amended, and the beneficial ownership regulations under 31 C.F.R. Section 1010.230; provided, that without limiting Section 6.18(d) or (e), (x) none of Seller or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with any Debt Financing, and (y) no obligations of Seller or any of its Subsidiaries under any Contract, certificate, document or instrument delivered pursuant to this Section 6.18 shall be required to be effective until the Closing. Seller will, to the extent reasonably and timely requested by Buyer, provide to Buyer and the Financing Sources such information (including any updates to the items required to be furnished pursuant to this Section 6.18) about Seller and its Subsidiaries and their respective business as may be necessary so that the marketing materials for any such financing (solely in respect of Seller and its Subsidiaries and their respective business) are true and correct in all material respects and do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not materially misleading.

(c) Seller shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Subsidiaries to, reasonably cooperate with Buyer to permit Buyer to prepare such unaudited pro forma financial statements for the Company Entities for such time periods as may be determined by Buyer or the Financing Sources to be required or appropriate in connection with the Debt Financing. Without limiting the generality of the foregoing, Seller shall, and shall cause its Subsidiaries to (i) provide Buyer and its accountants with reasonable access during normal business hours to financial and other information reasonably requested by Buyer in connection with the preparation of such pro forma financial statements and (ii) provide reasonable assistance to Buyer and its accountants in the preparation of such financial statements.

(d) Notwithstanding anything in this Section 6.18 to the contrary, Buyer shall, promptly upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs incurred by Seller or any of its Subsidiaries in good faith in connection with fulfilling its obligations pursuant to this Section 6.18. Buyer shall indemnify and hold harmless Seller and its Subsidiaries (and their respective Representatives) from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with the arrangement of any such Debt Financing and any information used in connection therewith (other than information provided by Seller, any of its Subsidiaries or any of their respective Representatives in writing expressly for use in the Debt Financing documents), except in the event such loss, damage, claim, cost or expense arises out of or results from the bad faith, gross negligence, fraud, intentional misrepresentation or willful misconduct by Seller, any of its Subsidiaries or any of their respective Representatives.

(e) Notwithstanding anything in Section 6.18(b) and Section 6.18(c) to the contrary:

(i) Buyer shall be solely responsible for preparing any pro forma financial statements or projections described above and Seller shall not be required to provide any of the following: (w) any description of all or any portion of the Debt Financing, (x) financial statements, related party disclosures, or any segment information, in each case that are prepared on a basis not consistent with Seller’s reporting practices used in preparation of the financial information described in Section 3.5(a), (y) pro forma financial statements or (z) projections (provided, that, for the avoidance of doubt, Seller shall assist Buyer in Buyer’s preparation of pro forma financial information and projections as provided in Section 6.18(b));

(ii) (x) neither Seller or its Subsidiaries nor any Persons who are directors, officers or employees of Seller or its Subsidiaries shall be required to (A) pass resolutions or consents (except those which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing) or (B) execute any document or Contract that is effective prior to the occurrence of the Closing, in each case in connection with the Debt Financing or the cooperation contemplated by this Section 6.18; and provided further that, no such Persons shall be required to pass resolutions or consents or execute any document or Contract in connection with the Debt Financing unless such Persons are to remain as directors, officers or employees following the Closing;

(iii) (x) no obligation of Seller or any its Subsidiaries or any of their respective Representatives to a third party undertaken pursuant to the Debt Financing or the cooperation contemplated by this Section 6.18 shall be effective until the Closing Date and (y) in no event shall Seller or any of its Subsidiaries be required to incur any other liability or obligation, make any other payment or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing prior to the Closing Date, in each case that would not be reimbursed or indemnified in full by Buyer, or pay any commitment or other fee;

(iv) neither Seller nor any of its Subsidiaries will be required to deliver any financial information with respect to a fiscal period that has not yet ended;

(v) neither Seller nor any of its Subsidiaries will be required to provide, or cause to be provided, any legal opinions in connection with (A) the Debt Financing or (B) the cooperation contemplated by this Section 6.18;

(vi) in no event shall Seller or any of its Subsidiaries be required to provide any cooperation in connection with the Debt Financing to the extent that it (A) unreasonably interferes with the ongoing business or operations of Seller and its Subsidiaries (as determined in good faith by Seller) or (B) jeopardizes (in Seller’s reasonable determination) any attorney-client privileges of Seller or any of its Subsidiaries (in which case Seller and such Subsidiaries shall use commercially reasonable efforts to take such action in a manner that would not jeopardize such attorney-client privilege);

(vii) Seller and its Subsidiaries may refrain from taking any action that would result in a violation or breach of, or a default under, the Governing Documents of Seller or its Subsidiaries or any Contracts to which Seller or its Subsidiaries are a party, or any applicable Law;

(viii) neither Seller nor any of its Subsidiaries will be required by any provision of this Section 6.18 to take any action that would cause Seller or any of its Subsidiaries to breach any representation, warranty, covenant or agreement in this Agreement or any agreement entered or to be entered into in connection with the Contemplated Transactions; and

(ix) neither Seller nor any of its Subsidiaries will be required to take any action that could reasonably be expected to cause any director, officer or employee or stockholder of Seller or any of its Subsidiaries to incur personal liability.

(f) In addition, nothing contained in this Section 6.18 or otherwise will require Seller or any of its Subsidiaries to be an issuer or other obligor with respect to the Debt Financing.

(g) During the Pre-Closing Period, Seller shall, and shall cause its Subsidiaries and its and their respective Representatives to, cooperate in good faith to implement any mutually acceptable arrangements in connection with Seller’s and its Subsidiaries’ existing credit facilities, indentures or other documents governing or relating to indebtedness in connection with the Contemplated Transactions, including the repayment or termination of indebtedness, in each case, so long as the effectiveness of such arrangements is conditioned upon the consummation of the Contemplated Transactions. In furtherance of the foregoing, Seller shall request from its and its Subsidiaries’ applicable existing lenders, agents, trustees and/or other debt holders customary release letters (each, a “Required Release Letter”) with respect to the applicable indebtedness described on Schedule 6.18(g) of the Seller Disclosure Schedules (or any refinancing, refunding, renewal or replacement thereof), which shall indicate that the applicable lender, agent, trustee or debt holder has agreed, on customary terms, to release each applicable Company Entity from its obligations under such indebtedness, and all Liens on the assets of the applicable Company Entities and the APA Transferred Assets securing such indebtedness, if any (and, if applicable, authorizing such Company Entity to file and effectuate such release of Liens), in respect of such indebtedness upon the occurrence of the Closing, in form and substance reasonably acceptable to Buyer.

(h) All non-public or otherwise confidential information regarding the businesses of Seller and its Subsidiaries obtained by Buyer or its Representatives pursuant to this Section 6.18 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement; provided that Buyer will be permitted to disclose such information to the Financing Sources, and Buyer and such Financing Sources may share such information with potential financing sources in connection with any marketing efforts for the Debt Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by Buyer or any of its Subsidiaries pursuant to this Section 6.18, agree to customary confidentiality arrangements, including “click through” confidentiality agreements.

Section 6.19 Misallocated Assets Between the Parties.

(a) In the event that at any time prior to the date that is three (3) years following the Closing, Seller becomes aware (including by request of Buyer) that it possesses any funds, assets, rights, or Contracts that are primarily related to the Business, Seller shall cause the prompt transfer of such funds, assets, rights or Contracts to Buyer, and Buyer shall accept and assume such funds, assets, rights, or Contracts (except as otherwise contemplated by the Transaction Documents (including with respect to Shared Contracts) or as otherwise reflected or taken into account in the Final Purchase Price), in each case, without further consideration. Prior to any such transfer, upon becoming aware of possessing any such funds, assets, rights, or Contracts that are primarily related to the Business, Seller shall hold such funds, assets, rights and Contracts in trust for Buyer and pay over to Buyer as promptly as practicable any amounts or benefits received by Seller or any of its Subsidiaries with respect to such funds, assets, rights or Contracts following the Closing and, to the extent that Buyer or any of its Subsidiaries is provided with such amounts or benefits, Buyer shall assume, pay when due, and perform any corresponding obligations and liabilities. Notwithstanding anything to the contrary (but without affecting any amounts taken into account in calculating the Final Purchase Price), this Section 6.19 shall apply in respect of any amounts received by Seller or its Subsidiaries in connection with the Supplier Agreement (as defined in the Seller Disclosure Letter) with respect to any sales made by the Company Entities or Buyer from and after the Closing.

(b) In the event that at any time prior to the date that is three (3) years following the Closing, Buyer becomes aware (including by request of Seller) that it possesses any funds, assets, rights, or Contracts that are primarily related to the Seller Business, Buyer shall cause the prompt transfer of such funds, assets, rights or Contracts to Seller, and Seller shall accept and assume such funds, assets, rights, or Contracts (except as otherwise contemplated by the Transaction Documents (including with respect to Shared Contracts) or as otherwise reflected or taken into account in the Final Purchase Price), in each case, without further consideration. Prior to any such transfer, upon becoming aware of possessing any such funds, assets, rights, or Contracts that are primarily related to the Seller

Business, Buyer shall hold such funds, assets, rights and Contracts in trust for Seller and pay over to Seller as promptly as practicable any amounts or benefits received by Buyer or its Subsidiaries with respect to such funds, assets, rights or Contracts following the Closing and, to the extent that Seller or any of its Subsidiaries is provided with such amounts or benefits, Seller shall assume, pay when due, and perform any corresponding obligations and liabilities.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions Precedent to Obligations of Buyer and Seller. The obligations of each Party to consummate the Contemplated Transactions are subject to the satisfaction (or, where legally permissible, waiver by such Party) as of the Closing of each of the following conditions:

(a) No Adverse Order. There shall be no Governmental Order enacted that is in effect, and no Action shall have been instituted that restrains, enjoins or otherwise prohibits or makes illegal, the consummation of the Contemplated Transactions.

(b) Required Governmental Approvals. All applicable approvals, clearances and waiting periods (and extensions thereof) for the Required Governmental Approvals shall have been obtained, expired or been terminated.

Section 7.2 Additional Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the Contemplated Transactions is subject to the satisfaction (or waiver by Seller) as of the Closing of each of the following additional conditions:

(a) Accuracy of Buyer’s Representations and Warranties. The representations and warranties of Buyer contained in this Agreement (other than the Buyer Fundamental Representations), disregarding all qualifications contained herein relating to materiality or material adverse effect, shall be true and correct in each case as of the Execution Date and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not have a material adverse impact on the ability of Buyer to perform its obligations under this Agreement. The Buyer Fundamental Representations shall be true and correct in all respects (other than such failure to be true and correct that is de minimis in nature), in each case as of the Execution Date and on and as of the Closing Date with the same force and effect as though such Buyer Fundamental Representations had been made on such date (except for such Buyer Fundamental Representations which by their express provisions are made as of an earlier date, in which case, as of such earlier date).

(b) Covenants and Agreements of Buyer. Buyer shall have performed and complied in all material respects with all of the covenants and agreements hereunder and under the APA required to be performed and complied with by Buyer at or prior to the Closing.

(c) Closing Documents. Buyer shall have delivered all agreements, instruments and documents and taken all actions required pursuant to Section 2.6(b).

Section 7.3 Additional Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Contemplated Transactions is subject to the satisfaction (or waiver by Buyer) as of the Closing of each of the following additional conditions:

(a) Accuracy of Seller’s Representations and Warranties. The representations and warranties of Seller contained in this Agreement (other than the Seller Fundamental Representations) and the APA, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct, in each case as of the Execution Date and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect. The Seller Fundamental Representations shall be true and correct in all respects (other than such failure to be true and correct that is de minimis in nature), in each case as of the Execution Date and on and as of the Closing Date with the same force and effect as though such Seller Fundamental Representations had been made on such date (except for such Seller Fundamental Representations which by their express provisions are made as of an earlier date, in which case, as of such earlier date).

(b) Covenants and Agreements of Seller. Seller shall have performed and complied in all material respects with all of the covenants and agreements hereunder and under the APA required to be performed and complied with by Seller at or prior to the Closing.

(c) No Material Adverse Effect. Since the Execution Date, there shall not have been a Material Adverse Effect.

(d) Closing Documents. Seller shall have delivered all agreements, instruments and documents and taken all actions required pursuant to Section 2.6(a).

(e) Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement.

ARTICLE VIII

NO SURVIVAL

Section 8.1 No Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement and in any certificate delivered pursuant to Section 2.6(a)(viii) and Section 2.6(b)(vi) shall terminate and be of no further force and effect as of the Closing and shall not survive beyond the Closing for any purpose, and thereafter except in the case of Fraud, there shall be no Losses (whether in contract or in tort, in law or equity, or granted by statute) on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof (provided that the foregoing shall not limit any claim or recovery that may be available to Buyer under any representation and warranty insurance policy that may be procured by Buyer at its sole expense in connection with the Contemplated Transactions), and (b) after the Closing, there shall be no Losses on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement to be performed or to apply prior to the Closing (provided that the foregoing shall not limit any claim or recovery that may be available to any Party pursuant to Section 2.4). All covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms. The Parties agree that, other than in the case of Fraud, neither Seller nor its Affiliate shall be liable to any insurer under any representation and warranty insurance policy purchased by, or on behalf of, Buyer for subrogation claims pursuant to such representation and warranty insurance policy, and Buyer covenants and agrees that any representation and warranty insurance policy will include a waiver of such subrogation claims for the benefit of Seller and its Affiliates.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either Buyer or Seller, by written notice to the other, if the Closing shall not have occurred by July 21, 2025 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement or the APA shall have been the primary cause of the failure of the Closing to occur on or prior to such Termination Date;

(b) by either Buyer or Seller, by written notice to the other, in the event that any Governmental Order which is final and non-appealable prevents the consummation of the Contemplated Transactions or makes consummation of the Contemplated Transactions illegal; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement or the APA shall have been a material cause of the issuance of any Governmental Order which becomes final and non-appealable that prevents the consummation of the Contemplated Transactions or makes consummation of the Contemplated Transactions illegal;

(c) by Seller if a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement or the APA shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and such breach is not cured, or is incapable of being cured, within thirty (30) days (but no later than the Termination Date) of receipt of written notice by Seller to Buyer of such breach; provided, that Seller is not then in breach of this Agreement or the APA, as applicable, so as to cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied;

(d) by Buyer if a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement or the APA shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and such breach is not cured, or is incapable of being cured, within thirty (30) days (but no later than the Termination Date) of receipt of written notice by Buyer to Seller of such breach; provided, that Buyer is not then in breach of this Agreement or the APA, as applicable, so as to cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied; or

(e) by the mutual written consent of Buyer and Seller.

Section 9.2 Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 9.1, there will be no Losses on the part of Seller or Buyer (or any of their respective Representatives or Affiliates), except to the extent that such termination results from (A) a willful and material breach by a Party of any covenant or agreement set forth in this Agreement or the Transaction Documents, or (B) Fraud. For purposes of this Agreement, “willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching Party or the failure by the breaching Party to take an act it is required to take under this Agreement or the other Transaction Documents, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement or the other Transaction Documents.

(b) Regardless of the reason for termination, Section 1.2, Section 6.5 this Article IX and Article X (and, in each case the corresponding definitions set forth in Section 1.1) will survive any termination of this Agreement.

(c) Upon termination of this Agreement by either Party for any reason, Buyer shall return or destroy, in accordance with the terms of the Confidentiality Agreement, all documents and other materials provided by or on behalf of Seller relating to the Company Entities, or this Agreement or the Contemplated Transactions, including any information relating to Seller, the Company Entities or their respective Affiliates, the Business or the APA Transferred Business, whether obtained before or after the execution of this Agreement, and all information received by Buyer with respect to the Company Entities, the Company Interests, the Business, the APA Transferred Business or otherwise relating to the Contemplated Transactions or Seller shall remain subject to the Confidentiality Agreement.

Section 9.3 Deposit Amount. In the event this Agreement is validly terminated in accordance with this Article IX, Buyer and Seller shall deliver, within three (3) Business Days following such termination, joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Buyer the Escrow Amount (including any accrued interest thereon), to an account identified in writing by Buyer in accordance with the Escrow Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated. Buyer shall be obligated to pay all filing fees payable to any Governmental Authorities in connection with obtaining the Required Governmental Approvals, provided that, all work fees and the legal fees and other expenses of the Parties in connection with obtaining the Required Governmental Approvals shall be paid by the Party incurring such expenses. This Section 10.1 shall survive the Closing and any termination of this Agreement.

Section 10.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering Party receives an affirmative confirmation (excluding automatic acknowledgement of receipt) from the Party to whom notice was intended (or if such affirmative confirmation is not received on the day of delivery, effective on the next Business Day following the date of delivery), if delivered by email as listed below, or (c) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the intended recipient at the following addresses (or at such other physical or email address for a Party as may be specified in a notice given in accordance with this Section 10.2):

If to Seller:

Clearwater Paper Corporation

601 West Riverside, Suite 1100

Spokane, WA 99201

Attention: Michael Gadd; Marc Rome

Email:

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center, 22nd Floor

San Francisco, CA 94111-5998

Attention: Justin D. Hovey

Email: justin.hovey@pillsburylaw.com

and

Pillsbury Winthrop Shaw Pittman LLP

401 Congress Avenue, Suite 1700

Austin, TX 78701-3797

Attention: Veronica T. Nunn

Email: veronica.nunn@pillsburylaw.com

If to Buyer:

Sofidel America Corp.

300 Welsh Road, Building One

Horsham, PA 19044-2248

Attention: Luca Colageo

Email:

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 11201

Attention: Matthew P. Salerno; Charles W. Allen

Email: msalerno@cgsh.com; callen@cgsh.com

Cleary Gottlieb Steen & Hamilton LLP

Via San Paolo 7

20121 Milano

Attention: Roberto Bonsignore; David Singer

Email: rbonsignore@cgsh.com; dasinger@cgsh.com

Any Party may notify the other Party of any changes to the address or any of the other details specified in this Section 10.2; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 10.3 Parties in Interest. Nothing in this Agreement, other than as expressly provided herein, shall be construed to give any Person, other than the Parties and their respective successors and permitted assigns any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

Section 10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void. Notwithstanding the preceding sentence, Buyer may, without the prior written consent of Seller, assign its rights under this Agreement, in whole or in part, to one or more of its controlled Affiliates; provided, however, that no such assignment shall relieve Buyer of its obligations hereunder or under the Transaction Documents or Guarantor of its obligations under the Buyer Guaranty.

Section 10.5 Consolidation, Merger, Sale of Assets, Reorganization, etc.. Except as expressly provided within Section 6.13, if Seller or any of its successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, (b) transfers or conveys all or substantially all its properties and assets to any Person, or (c) otherwise engages in a Whole Company Sale, then, and in each such case, proper provisions shall be made so that the successors and assigns of Seller shall assume all obligations of Seller under the Transaction Documents.

Section 10.6 Amendments; Waiver. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver or election to extend the time period for performance shall be inferred from the conduct of any Party. Any waiver of an inaccuracy or failure to comply with, or breach of, any provision of this

Agreement shall not be, or be deemed to be, a waiver of any subsequent inaccuracy or failure to comply with, or breach of, any provision of this Agreement. Failure to enforce any provision of this Agreement at any time or for any period shall not waive that provision or any other provision or the right subsequently to enforce all provisions of this Agreement.

Section 10.7 Seller Disclosure Schedule. The Seller Disclosure Schedule has been arranged in schedules numbered to correspond to the Sections of this Agreement. For the purposes of this Agreement, any information or matter disclosed in a schedule in the Seller Disclosure Schedule that is numbered to correspond to a particular Section of this Agreement shall be deemed to have been disclosed with respect to any other section of this Agreement to the extent the applicability to such other Section is reasonably apparent from the face of such disclosure or where noted with applicable cross-references. No reference to or disclosure of any item or other matter in the Seller Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Seller Disclosure Schedule. The information set forth in the Seller Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by Seller to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The Seller Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Seller contained in this Agreement. Nothing in the Seller Disclosure Schedule shall be deemed to broaden the scope of any representation or warranty contained in this Agreement or create and representation, warranty or covenant. Matters reflected in the Seller Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Seller Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. In disclosing the information in the Seller Disclosure Schedule, Seller (on behalf of itself and the Company Entities) expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. References to any document contained in the Seller Disclosure Schedule are not intended to summarize or describe such document, but rather are for convenience only and reference should be made to such document for a full explanation thereof.

Section 10.8 Entire Agreement. All Exhibits and Schedules and the Seller Disclosure Schedule attached hereto are hereby incorporated into this Agreement by reference and made a part hereof. This Agreement, the Transaction Documents and the Confidentiality Agreement constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings, negotiations, or agreements among the Parties of any nature, whether written or oral.

Section 10.9 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the greatest extent possible. Notwithstanding anything contained herein, under no circumstance shall the obligation of Seller to sell, assign, transfer or convey the Company Interests be enforceable absent enforceability of the obligation of Buyer to pay the Final Purchase Price, and vice versa.

Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule that would result in the laws of any jurisdiction other than the State of Delaware being applied. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Section 10.11 Jurisdiction; Court Proceedings. Except as otherwise set forth in Section 2.4(f), Section 2.8, Section 2.3 of the APA or Section 2.6 of the APA, any Action involving any Party arising out of or in any way relating to this Agreement, including all disputes (whether in contract or in tort, at law or in equity, or granted by statute) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the Contemplated Transactions, shall be brought exclusively in the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware) (together with the appellate courts thereof, the “Chosen Courts”) and each of the Parties hereby submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Action. Each Party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Action in any Chosen Court, (b) any claim that any such Action brought in any Chosen Court has been brought in an inconvenient forum, and (c) any claim that any Chosen Court does not have personal jurisdiction over any Party with respect to such Action. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such Action in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. The Parties agree that any judgment entered by any Chosen Court may be enforced in any court of competent jurisdiction. To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the exclusive personal jurisdiction of the Chosen Courts.

Section 10.12 Jury Trial Waiver. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT OF EACH PARTY IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY ACTION.

Section 10.13 No Other Duties. The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement or any other Transaction Document, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

Section 10.14 Reliance on Counsel and Other Advisors. Each Party has consulted such legal, financial, tax, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

Section 10.15 Further Assurances. Following the Closing, each Party agrees to execute and deliver, by the proper exercise of its corporate powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to effectuate the Contemplated Transactions more fully, including to assist with the remittance of funds to Buyer or the Company Entities, as applicable, of any amounts received by Seller or its Subsidiaries in connection with the Supplier Agreement (as defined in the Seller Disclosure Letter) with respect to sales made on or after the Closing Date by Buyer or the Company Entities in accordance with Section 6.19.

Section 10.16 Mutual Release. Effective as of the Closing, and to the extent permitted by applicable Law, (i) Buyer, on behalf of itself and each of its Affiliates, and each of its and their current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Buyer Releasing Person”), hereby irrevocably and unconditionally releases, and forever discharges each current and former manager, officer, director, employee, agent, or representative of Seller, the Company Entities, and its and their respective Affiliates, and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, partner, or assignee of any of the foregoing) from any and all Actions or Losses, known or unknown, accrued or unaccrued whatsoever whether at law or in equity, arising out of, or relating to, or accruing from (A) any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising at or prior to the Closing in respect of matters related to the Company Entities, the Business or the APA Transferred Business (including the management or operation thereof, any action taken or failed to be taken by such Persons in any capacity related thereto, and Seller’s ownership of the Company Interests) (“Released Claims”); and to the extent permitted by applicable Law, (ii) Seller, on behalf of itself and each of its Affiliates, and each of its and their current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Seller Releasing Person”, together with the Buyer Releasing Person, the “Releasing Person”), hereby irrevocably and unconditionally releases, and forever discharges each current and former manager, officer, director, employee, agent, or representative of Buyer, the Company Entities, and its and their respective Affiliates, and their respective former, current and future direct or indirect equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, partners, agents or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, representative, Affiliate, member, manager, partner, or assignee of any of the foregoing) from any and all Actions or Losses, known or unknown, accrued or unaccrued, whatsoever whether at law or in equity, arising out of, or relating to, or accruing from any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising at or prior to the Closing in respect of the Released Claims; provided, that nothing contained in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person with respect to (i) enforcing the terms of the Confidentiality Agreement, this Agreement or any Transaction Document, (ii) enforcing the terms of any Contract between any member of the Company Entities or Seller Companies and any such Person that is in effect as of the Closing, or (iii) Fraud. Each Releasing Person acknowledges and agrees that all rights and benefits under Section 1542 of the Civil Code of the State of California as set forth below (or any statute or common law principle of any jurisdiction similar to the following provision), are hereby expressly waived and relinquished: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Section 10.17 Limitation of Liability. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Party shall have any Losses under any provision of this Agreement or any other Transaction Document for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any other Transaction Document, except in the case of Fraud.

Section 10.18 Specific Performance. The Parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies available at law or in equity, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond or other security in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. The Parties hereby agree that, prior to the Closing or the valid termination of this Agreement in accordance with its terms, actions for specific performance under this Section 10.18, shall be each Party’s sole and exclusive remedy.

Section 10.19 Legal Representation. Each of the Parties acknowledges that Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) currently serves as counsel to both (i) the Company Entities and (ii) Seller, including in connection with the negotiation, preparation, execution and delivery of this Agreement, the Transaction Documents and the consummation of the Contemplated Transactions. Each of the Parties agrees that all communications and documents (or such portions of such communications and documents as applicable) exchanged in any form or format whatsoever between or among any of Pillsbury, the Company Entities or Seller, or any of their respective Affiliates, that relate to the consideration, negotiation, documentation and consummation of the Agreement, any of the Transaction Documents or the Contemplated Transactions or any alternative transaction at or prior to the Closing (collectively, the “Deal Communications”) shall be deemed to be retained and owned solely by Seller. All Deal Communications that are subject to the attorney-client privilege, the attorney work product doctrine or any other privilege or protection (collectively, the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Seller, shall be controlled solely by Seller and shall not pass to or be claimed by Buyer or any of its Affiliates. Pillsbury shall not have any duty whatsoever to reveal or disclose any Deal Communications, Privileged Deal Communications or files to Buyer or its Affiliates by reason of any attorney-client relationship between Pillsbury and the Company Entities. To the extent that files or other materials maintained by Pillsbury constitute property of its clients, only Seller shall hold such property rights with respect to any representation prior to the Closing of the Company Entities, and Pillsbury shall have no duty to reveal or disclose any such files or other materials by reason of any attorney-client relationship between Pillsbury, on the one hand, and the Company Entities, on the other hand. This Section 10.19 is for the benefit of Seller and Pillsbury, and Pillsbury is an express third-party beneficiary of this Section 10.19. This Section 10.19 shall be irrevocable, and no term of this Section 10.19 may be amended, waived or modified without the prior written consent of Pillsbury.

Section 10.20 No Recourse Against Nonparty Affiliates. Excluding Seller’s right to enforce the Confidentiality Agreement and the Buyer Guaranty in accordance with their respective terms, any claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as Parties in the preamble to this Agreement (“Contracting Parties”). Excluding Seller’s right to enforce the Confidentiality Agreement and the Buyer Guaranty in accordance with their respective terms, no Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any Action or Loss (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, the APA, or the other Transaction Documents or based on, in respect of or by reason of this Agreement, the APA, or the other Transaction Documents or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Actions and Losses against any such Nonparty Affiliates. Without limiting the foregoing, excluding Seller’s right to enforce the Confidentiality Agreement and the Buyer Guaranty in accordance with their respective terms, to the maximum extent permitted by Law, (i) each Contracting Party hereby waives and releases any and all rights and Actions that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise and (ii) each Contracting Party disclaims any reliance upon any Nonparty Affiliates, in each case, with respect to the performance of this Agreement, the APA, or the other Transaction Documents or any representation or warranty made in, in connection with, or as an inducement to this Agreement, the APA, or the other Transaction Documents.

Section 10.21 Counterparts. This Agreement may be executed in one (1) or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.22 Electronic Execution and Delivery. A PDF or other electronic reproduction of this Agreement may be executed by each Party and delivered by such Party by any electronic means (including DocuSign or an equivalent) pursuant to which the signature of or on behalf of such Party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed and delivered as of the date first above written.

SELLER:

CLEARWATER PAPER CORPORATION

By:	/s/ Arsen S. Kitch
Name: Arsen S. Kitch
Title: President and Chief Executive Officer

BUYER:

SOFIDEL AMERICA CORP.

By:	/s/ Luigi Lazzareschi
Name: Luigi Lazzareschi
Title: CEO

[Signature Page to Membership Interest Purchase Agreement]